Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONFIDENTIAL

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

Between

MODERNATX, INC.

and

METAGENOMI, INC.

October 29, 2021

i

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Listing of Schedules

Schedule A: DT Co-Co Target

Schedule B: Manufacturing Cost

Schedule C: Certain Technology Milestones

Schedule D: Reserved DT Targets

Schedule E: Approved Subcontractors

Schedule F: Existing Co-Co In-Licenses

Schedule G: Existing RT In-Licenses

Schedule H: Existing DT In-Licenses

Schedule I: Material Transfer Record

Schedule J: Co-Co Products Profit and Loss Share

Schedule K: Existing Patents

Schedule L: RT Technology Research Plan

Schedule M: Partnership Tax Matters

Schedule N: Joint Press Release

Schedule O: DT Co-Co Research Plan

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

This STRATEGIC COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of October 29, 2021 (the “Effective Date”) by and between METAGENOMI, INC., a company incorporated under the laws of Delaware having an address at 1545 Park Ave, Emeryville, CA 94608 (“Metagenomi”), and MODERNATX, INC., a corporation organized and existing under the laws of Delaware, with its principal business office located at 200 Technology Square, Cambridge, MA 02139 (“Moderna”). Moderna and Metagenomi are each hereafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Metagenomi is a biotechnology company focused on using metagenomics and machine learning to discover novel genome editing systems;

WHEREAS, Moderna is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of mRNA-based therapeutic products;

WHEREAS, Moderna and Metagenomi desire to establish a collaboration to discover novel genome editing technologies for use as in vivo genome editing therapies;

WHEREAS, Metagenomi and Moderna desire to collaborate in the research and development of in vivo genome editing therapies directed at certain targets as well as the commercialization of such genome editing therapies all as set forth in the Program Plans (as defined below);

WHEREAS, Moderna will provide an equity investment in Metagenomi in the form of a convertible note pursuant to the Convertible Note Instruments dated October 29, 2021.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Capitalized terms used in this Agreement and the Schedules hereto shall have the following meanings (or as defined elsewhere in this Agreement):

1.1 “Affiliate” means, with respect to a Person (including a Party), any entity that, at the relevant time (whether as of the Effective Date or thereafter), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this Section 1.1, “control” means: (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.2 “Allowable Overruns” means, for a particular DT Co-Co Candidate or DT Co-Co Product, as applicable, any amount that is less than [***] (or such other percentage as may be approved by the JSC) above the most recent budgeted costs and expenses for a Calendar Year on a year-to-date basis set forth in any applicable Research Budget, Development Budget, Medical Affairs Budget, or Commercialization Budget, as applicable, for such Calendar Year; provided that such amount is not attributable to (a) the breach of this Agreement or (b) the gross negligence or willful misconduct of either Party or any of its Affiliates.

1.3 “Applicable Laws” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, data protection authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.4 “Approved Labeling” means, with respect to a DT Co-Co Product: (a) the Regulatory Authority-approved full prescribing information for such DT Co-Co Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such DT Co-Co Product.

1.5 “Background Technology” means, with respect to a Party, on a Program-by- Program basis, any and all materials, Patents, Know-How and other intellectual property rights Controlled by such Party or any of its Affiliates as of the Effective Date or that comes into the Control of such Party or any of its Affiliates during the Term (other than Program Technology), in each case related to or otherwise pertaining to such Program, and in the case of Moderna, to the extent Moderna makes any of the foregoing available to Metagenomi pursuant to this Agreement. Background Technology shall not include any materials, Patents, Know-How or other intellectual property rights Controlled by a New Affiliate of a Party and not also Controlled by such Party or any of its Affiliates, provided that such New Affiliate is not utilizing the Metagenomi Licensed Collaboration Technology or the Moderna Licensed Collaboration Technology with respect to the activity that would otherwise be restricted under Sections 5.20 (RT Exclusivity), 5.21 (DT Exclusivity), or 5.22 (DT Co-Co Target Exclusivity), as applicable.

1.6 “Base Editing” means [***].

1.7 “Base Editing Correction Readiness” means the criteria for Base Editing correction as specified in part 2 of the Base Editing Readiness Milestones in Schedule C (Certain Technology Milestones).

1.8 “Base Editing Knockout Readiness” means the criteria for Base Editing knockout as specified in part 1 of the Base Editing Readiness Milestones in Schedule C (Certain Technology Milestones).

1.9 “Base Editing Readiness Milestone” means [***].

1.10 “BEC” means [***].

1.11 “Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the U.S. or in another country in the world.

1.12 “Biosimilar Product” means, with respect to a Product, and on a Product-by-Product and country-by-country basis, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as such Product by any Third Party that is not a Sublicensee of the applicable Party or any of its Affiliates and that did not purchase such product in a chain of distribution that included any of the applicable Party or any of its Affiliates or its Sublicensees; and (b) meets the equivalency determination by the applicable Regulatory Authority in such country (including a determination that the product is “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Product), in each case, as is necessary to permit substitution of such product for the Product under Applicable Law in such country, including, with respect to the U.S., to an Abbreviated New Drug Applications under Section 505(j) of the FD&C Act (21 USC 355(j)) or is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, Section 42 U.S.C. 262, Section 351 of the PHSA, or, outside the U.S., in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the U.S. or EU to the foregoing.

1.13 “Business Day” means any day other than Saturday, Sunday, or any day that banks are authorized or required to be closed in the state of New York or the Commonwealth of Massachusetts or the state of California.

1.14 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.15 “Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31.

1.16 “Candidate” means a BEC Candidate, an RT Candidate, a DT Moderna Candidate or a DT Co-Co Candidate, as the case may be.

1.17 “Change of Control” means, with respect to either Party: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Party immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or other Affiliates such Party or its Affiliates controls (directly or indirectly) after the applicable transaction) are referred to collectively herein as the “Acquirer.”

Notwithstanding the foregoing, with respect to Metagenomi, the term “Change of Control” shall not include (i) any sale of shares of capital stock of Metagenomi or any of its Affiliates, in a single transaction or series of related transactions, in which Metagenomi or its applicable Affiliate issues new securities for cash or the cancellation or conversion of indebtedness or a combination thereof, or (ii) any merger or consolidation of Metagenomi or any of its Affiliates (including a special purpose acquisition company (SPAC)), in each case ((i) and (ii)) where such transaction(s) are conducted primarily for bona fide equity financing purposes or for becoming a publicly listed company.

1.18 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or any post-Regulatory Approval human clinical trial, as applicable.

1.19 “CMC” means Chemistry and Manufacturing Controls, which includes (a) Manufacturing process development records for products, (b) all chemistry, Manufacturing and control procedures necessary for Manufacture of products, and (c) sourcing and testing of all raw materials and components used in the Manufacture of products.

1.20 “CMC Activities” means [***].

1.21 “CMC Matters” means [***].

1.22 “Co-Co In-License” means Co-Co Moderna In-License Agreements or Co-Co Metagenomi In-License Agreements, as applicable.

1.23 “Collaboration Materials” means any tangible (non-document) materials Controlled by a Party or any of its Affiliates that are delivered to the other Party under this Agreement, including to conduct Research as set forth in an applicable Program Plan.

1.24 “Collaboration Target” means an RT Target, a DT Moderna Target or the DT Co-Co Target, as the case may be.

1.25 “Commercial Overhead Charge” means[***].

1.26 “Commercialization” means any and all activities directed to the offering for sale and sale of a Product, including: (a) activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell (including receiving, accepting, and filling orders); (b) handling all returns; (c) controlling invoicing, order processing, and collection of accounts receivable for the sales; (d) booking and recording sales in its books of account; (e) distributing and managing inventory; (f) interacting with Regulatory Authorities regarding any of the foregoing; and (g) seeking Pricing and Reimbursement Approvals (as applicable). When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.27 “Commercialization Budget” means, the budget for activities under the applicable Commercialization Plan for each DT Co-Co Product.

1.28 “Commercialization Costs” means [***].

Notwithstanding any provision to the contrary set forth in this Agreement no Milestone Payment shall be considered a Commercialization Cost, and no expense included as a Commercialization Cost shall be included as an Eligible Development Cost, Eligible Medical Affairs Cost, Cost of Sales, or Other Operating Expense. Commercialization Costs specifically exclude any costs or expenses of a Party or its Affiliates to the extent caused by such Party or its Affiliate’s breach of this Agreement.

1.29 “Commercially Reasonable Efforts” means [***].

1.30 “Control” or “Controlled” means, with respect to any materials, Know-How, Patents, or other intellectual property rights, that a Party or any of its Affiliates has the legal authority or right (whether by ownership, license, or otherwise) to grant to the other Party a license, covenant not to sue, sublicense, access, or right to use (as applicable) under such materials, Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without violating any obligations of the granting Party owed to a Third Party, breaching the terms of any agreement with a Third Party or subjecting the granting Party to any fee or charge in addition to the fees or charges the Parties have agreed to pay pursuant to this Agreement. Notwithstanding the foregoing, any New Affiliate of a Party shall not be considered an Affiliate of such Party for the purposes of this definition, provided that such New Affiliate is not utilizing the Metagenomi Licensed Collaboration Technology or the Moderna Licensed Collaboration Technology with respect to the activity that would otherwise be restricted under Sections 5.20 (RT Exclusivity), 5.21 (DT Exclusivity), or 5.22 (DT Co-Co Target Exclusivity), as applicable.

1.31 “Cost of Sales” means, with respect to a given Calendar Quarter, the aggregate Manufacturing Costs (calculated in accordance with U.S. GAAP) for all DT Co-Co Products sold in the Territory during such Calendar Quarter. Cost of Sales also includes royalties payable to Third Parties, if any, cost of shipping to customers, and applicable warehousing and insurance costs.

1.32 “Cover” means, with respect to a claim of a Patent and a given Collaboration Target or Product or a given item of Know-How, that such claim would be infringed, absent a license, by the making, use, importation, exportation, offering for sale, sale, or other Exploitation of such Collaboration Target or Product or such item of Know-How (considering claims of patent applications to be issued as then pending).

1.33 “Data Package” means, on a Collaboration Target-by-Collaboration Target basis, the package of data (e.g., results, data (including raw data and summaries thereof), conclusions and findings) to be generated pursuant to the Program Plan for such Collaboration Target, including for purposes of demonstrating achievement of indicated success criteria. For clarity, the specific contents of each Data Package shall be determined by the JSC and set forth in the applicable Program Plan and ownership of the contents shall be determined in accordance with Section 8.1.2 (Ownership of Intellectual Property).

1.34 “DC Nomination” means the nomination of a DT Co-Co Candidate by the JSC to advance to IND-enabling studies, including, without limitation, any GLP Toxicology Studies. A DT Co-Co Candidate that has been so nominated shall become a DT Co-Co Product.

1.35 “Development” means all internal and external research, development, and regulatory activities regarding pharmaceutical or biologic products, including (a) research, non- clinical testing, toxicology, route of synthesis, non-clinical activities, pre-clinical studies, and Clinical Trials (including any Phase IV Required Clinical Trial, but expressly excluding Phase IV Optional Clinical Trials), and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a Product, but excluding activities directed to Manufacturing or Commercialization. Development shall include development and regulatory activities for additional forms, formulations, or Indications for a Product after receipt of Regulatory Approval of such Product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or Indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a Product in such country). “Develop,” “Developing,” and “Developed” shall be construed accordingly.

1.36 “Development Budget” means, the budget for activities under the applicable Development Plan for each DT Co-Co Product.

1.37 “Development Costs” means [***].

1.38 “Directed Against” means [***].

1.39 “Distribution Matters” means all issues and decisions regarding the distribution of DT Co-Co Products, including decisions as to whether and with which wholesalers and distributors to contract, and the terms of contracts with such wholesalers and distributors.

1.40 “Divestiture” means the sale or transfer of rights to the Competing Program by Metagenomi (or its Affiliate) to a Third Party.

1.41 “DMF” means any drug master file filed with the FDA, and any equivalent filing in other countries or regulatory jurisdictions, or any other mechanism for achieving the purposes of a drug master file in any jurisdiction where there is no equivalent.

1.42 “Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.43 “Donor Template” means [***].

1.44 “DT Co-Co Candidate” means [***].

1.45 “DT Co-Co Product” means a DT Co-Co Candidate nominated through DC Nomination for further Development in the DT Co-Co Program.

1.46 “DT Co-Co Research Costs” means [***].

1.47 “DT Co-Co Target” means the target identified in Schedule A (DT Co-Co Target).

1.48 “DT Field” means in vivo Gene Editing for a therapeutic, ameliorative or prophylactic application by way [***].

1.49 “DT In-Licenses” means DT Moderna In-License Agreements or DT Metagenomi In-License Agreements, as applicable.

1.50 “DT Moderna Research Term” means the period that commences on the Effective Date and continuing until four (4) years after the Effective Date, unless earlier terminated pursuant to this Agreement.

1.51 “DT Option Fee” means ten million Dollars ($10,000,000) for each DT Moderna Research Program with respect to which Moderna has exercised a DT Option.

1.52 “DT Program Know-How” means, with respect to a Party, on a DT Program-by- DT Program basis, all materials and Know-How that comes into the Control of such Party or any of its Affiliates during the Term for such DT Moderna Research Program that relates or otherwise pertains to such DT Program, including that (a) relates or otherwise pertains to the DT Moderna Target of such DT Program, (b) is otherwise necessary or useful in Researching, Developing, Manufacturing, Commercializing or otherwise Exploiting Licensed Products Directed Against such DT Moderna Target in the DT Field in the Territory or (c) [***] (a), (b) and (c) to the extent Moderna makes any of the foregoing available to Metagenomi pursuant to this Agreement. For clarity, “DT Program Know-How” includes all of such Party’s rights in its solely-owned Program Technology constituting materials and Know-How that satisfy the foregoing, and any jointly-owned Know-How within the Program Technology that satisfies the foregoing.

1.53 “DT Program Patents” means all Patents that Cover any of the DT Program Know-How. For clarity, DT Program Patents include any Joint Patents that satisfy the foregoing.

1.54 “DT Program Technology” means the DT Program Know-How and the DT Program Patents.

1.55 “DT Targets” means the DT Moderna Targets and the DT Co-Co Target.

1.56 “Eligible Co-Co Research Cost” means [***].

1.57 “Eligible Development Costs” means [***].

1.58 “Eligible Medical Affairs Costs” means [***].

1.59 “EMA” means the European Medicines Agency or any successor agency thereto.

1.60 “E.U.” means the European Union.

1.61 “Ex-U.S.” means all countries in the Territory other than the U.S.

1.62 “Executive Officers” means [***].

1.63 “Exploit” means to make, use, offer to sell, sell, import, export, practice, research, develop, manufacture, commercialize or otherwise exploit (including Research, Develop, Manufacture, perform Medical Affairs activities and Commercialize Products), and have others do the same. “Exploitation” and “Exploiting” shall be construed accordingly.

1.64 “External Costs” mean [***].

1.65 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.66 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.67 “Field” means all uses, including any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition.

1.68 “Firewall Period” means, with respect to a Competing Program of an Acquirer of a Party, the period commencing on the applicable Firewall Event and ending on the earlier of: (a) Divestiture of the Competing Program by such Acquirer; and (b) the expiration of such Party’s exclusivity obligations under this Agreement (in respect of the relevant Competing Program).

1.69 “Firewalls” means effective walls and screens established between a Party, on the one hand, and on the other hand, an Acquirer of such Party which has a Competing Program, to ensure that no non-public information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or non-personnel resources directly relating to any RT Targets, DT Targets, Candidates, Products, or the Program, or any non-public information, materials or non-personnel resources relating to Patents provided, or made accessible, to such Party by the other Party are accessible by personnel of the Acquirer working on the Competing Program during the Firewall Period. For purposes of this definition, “Firewalls” shall include, during the Firewall Period, as necessary to satisfy this definition: (a) walls and screens (whether technical or physical) between (i) on the one hand, personnel of such Party performing Research or Development activities under, or otherwise working on or involved with, the Program or having access to any of the other Party’s Licensed Collaboration Technology, non-public materials (such as lab notebooks, document management systems or other forms in which such Know-How may be memorialized) or non-personnel resources, in each case, directly relating to the Program (all of the foregoing, collectively, “Collaboration Personnel”) and (ii) on the other hand, personnel of an Acquirer working on the Competing Program, or having access to any nonpublic materials (such as lab notebooks, document management systems or other forms in which such Know-How may be memorialized) or non-personnel resources, in each case, directly relating to the Competing Program (all of the foregoing, collectively, “Competing Program Personnel”); and (b) processes ensuring that (i) Collaboration Personnel do not perform any Research or Development activities under the Competing Program or have access to any non-public materials

(such as lab notebooks, document management systems or other forms in which such Know-How may be memorialized) or non-personnel resources, in each case, directly relating to the Competing Program and (ii) Competing Program Personnel do not perform Research or Development activities or any other work under the Program or have access to any of the other Party’s Licensed Collaboration Technology, non-public materials (such as lab notebooks, document management systems or other forms in which such Know-How may be memorialized) or non-personnel resources, in each case, directly relating to the Program. Notwithstanding the foregoing, “Firewalls” shall not (i) require activities specific to the Program to be performed in a separate facility than activities that are specific to the Competing Program, provided that the activities specific to the Program are performed in a different location within such facility than the activities specific to the Competing Program, (ii) restrict Collaboration Personnel from working together with Competing Program Personnel on Exploitation of any compound or product that is neither the subject of the Program nor the subject of the Competing Program, or (iii) restrict executive officers or members of the board of directors of such Party or its Affiliates, including the Acquirer, from accessing or receiving disclosure of information solely as necessary to enable executive officers and the board of directors to comply with (x) their fiduciary obligations to such Party or its Affiliates or (y) Applicable Laws; provided that such executive officers or members of the board of directors are prohibited from using any information pertaining to the Program or any other activities covered under this Agreement to inform or make decisions regarding or relating to any Competing Programs.

1.70 “First Commercial Sale” means the first sale of a Product by a Party or its Affiliates or their Sublicensees to a Third Party (excluding any Sublicensee) for end use or consumption of such Product in a given country after Regulatory Approval and any Pricing and Reimbursement Approvals required to market and sell the Product has been granted with respect to such Product in such country in which such Product is sold. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (a) sales for purposes of testing any Product, or of any Product samples; (b) any distribution or other sale solely for so- called treatment investigational new drug sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (c) any sale of a Product by a Party to its Affiliate (or their Sublicensees), unless there is a subsequent resale of the Product by such Affiliate or Sublicensee; nor (d) other similar non-commercial sales.

1.71 “FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person performing activities under a Program Plan, where “full time” is based upon a total of [***] working hours per Calendar Year. For clarity, no individual person can ever constitute more than a single FTE.

1.72 “FTE Rate” means [***] per FTE per Calendar Year, which shall be prorated for the period beginning on the Effective Date and ending on December 31, 2021, and which rate is subject to annual adjustment in each Calendar Year during the Term as agreed by the JSC based on the percentage increase or decrease in the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics as of December 31 of each Calendar Year, over the level of such Consumer Price Index as of December 31 of the prior Calendar Year, with the first such increase to be effective on January 1, 2022. Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate shall be proportionately reduced to reflect such portion of such full Calendar Year.

1.73 “Gene Editing” or “Gene-Editing” means [***].

1.74 “GLP Tox Commitment Date” means [***].

1.75 “GLP Toxicology Study” means, with respect to a Candidate or a Product, an in vivo toxicology study that is conducted in compliance with then-current Good Laboratory Practices.

1.76 “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority or Applicable Law, as each may be updated from time-to-time, to the extent such standards are not less stringent than applicable U.S. standards or ICH Guidelines, including ICH E6.

1.77 “Good Laboratory Practices” or “GLPs” means all applicable Good Laboratory Practice standards, including, as applicable: (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.78 “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority or Applicable Law, as each may be updated from time-to-time, to the extent such standards are not less stringent than applicable U.S. standards as provided in, but not limited to, 21 C.F.R. Parts 210 and 211, or ICH Guidelines, including ICH Q7.

1.79 “Good Research Practices” or “GRP” means research practices consistent with the Research Quality Association (RQA), 2014 Quality in Research Guidelines for Working in Non-Regulated Research, as may be amended and applicable from time to time.

1.80 “Government Official” means: (i) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (ii) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (iii) any Person acting in an official capacity on behalf of any of the foregoing.

1.81 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.82 “Guide” means [***].

1.83 “IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country other than the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.84 “IND Filing” means, on a Program-by-Program basis, the filing of an IND for a Product in such Program.

1.85 “Indication” means a disease (a) for which a Product is indicated for treatment and (b) that is described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority. An Indication is only distinct from another Indication if (a) the diseases associated with such Indications are listed in two different blocks of the ICD-10 and (b) Regulatory Approvals are based, in whole or in part, on separate clinical studies.

1.86 “Initial DT Co-Co Research Term” means the period that commences on the Effective Date and continuing until [***] after the Effective Date, unless earlier terminated pursuant to this Agreement.

1.87 “Initiation” means, with respect to a Clinical Trial, the first dosing in the first human subject in such Clinical Trial.

1.88 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.89 “Internal Costs” means [***].

1.90 “Joint Patents” means any Patents that Cover any Joint IP.

1.91 “Know-How” means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, knowhow, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, materials, studies and procedures, and manufacturing process and development information, results and data.

1.92 “Licensed Collaboration Technology” means the Metagenomi Licensed Collaboration Technology or the Moderna Licensed Collaboration Technology, as applicable.

1.93 “Licensed DT Co-Co Technology” means the Metagenomi Licensed DT Co-Co Technology or the Moderna Licensed DT Co-Co Technology, as applicable.

1.94 “Licensed DT Product” means [***].

1.95 “Licensed Product” means a Licensed DT Product or a Licensed RT Product.

1.96 “Licensed RT Product” means [***].

1.97 “Licensing Income” means all amounts (including upfront payments, license fees, and milestone payments) received by a Party or any of its Affiliates from any licensee or sublicensee in consideration for the grant by such Party or any of its Affiliates of a license or sublicense of any of the rights granted under this Agreement with respect to a DT Co-Co Product in the Territory in accordance with Section 5.7.1 (Rights to Grant Licenses and Sublicenses in the Territory). Notwithstanding the foregoing, Licensing Income shall exclude any such payment received by a Party or any of its Affiliates from any such sublicensee in return for, as payment or consideration for, or otherwise in respect of: (a) equity or debt of a Party or its Affiliate purchased by such sublicensee at or below the fair market value of such equity or debt as of the date of the purchase, (b) reimbursement of such Party or its Affiliates’ actual Manufacturing Costs of DT Co-Co Products with no markup, (c) reimbursement with no markup for the performance of services by such Party or its Affiliate under any such sublicense, (d) reimbursement of such Party’s or its Affiliate’s External Costs and other expenses, including patent expenses, (e) the sale of a Party or its Affiliate in whole or in part to a Third Party, or (f) a bona-fide loan, provided that any loan amounts that are forgiven shall be included in Licensing Income to the extent not otherwise captured in the foregoing clauses (a) – (e). Licensing Income in the form of non-cash consideration shall be valued at fair market value at the time of receipt by the relevant Party. In addition, (i) to the extent that a payment not explicitly tied to the DT Co-Co Product is made under a sublicense agreement that grants rights to both the DT Co-Co Product and one or more other products (e.g., an upfront payment), then a pro rata portion of such payment shall be determined by agreement of the Parties reached in good faith based on an equitable method of determining the same that takes into account the relative fair market value of the sublicense, which shall be considered Licensing Income which such pro rata portion shall be calculated based on the number of products with respect to which rights are granted under such a sublicense agreement and (ii) to the extent that a payment is made under a sublicense that grants rights to the DT Co-Co Product in the Territory, then a pro rata portion of such payment shall be considered Licensing Income, which pro rata portion shall be allocated based on the value of the rights granted in the Territory, in each case ((i) and (ii)), only if such amounts have not also been shared by the Parties as Eligible Development Costs, Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses.

1.98 “LNP” means [***].

1.99 “Mammalian Cell Milestone” means [***].

1.100 “Manufacture” means, with respect to a Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities, and including the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Product. “Manufacturing” and “Manufactured” have a correlative meaning.

1.101 “Manufacturing Cost” has the meaning set forth in Schedule B (Manufacturing Cost).

1.102 “Material Communications” means written, telephonic, or in-person communications from or with any Regulatory Authority (including any meeting minutes from any meetings with any Regulatory Authority) concerning any of the following: key product quality attributes (e.g., purity), safety findings affecting the platform (e.g., Serious Adverse Events, emerging safety signals), clinical or non-clinical findings affecting patient safety, lack of efficacy, receipt or denial of Regulatory Approval, the design of Clinical Trials, or the need for additional non-clinical studies or pre-clinical studies (e.g., additional toxicology or carcinogenicity studies).

1.103 “Materials” means any tangible chemical or biological material, including any compounds, DNA and RNA, mRNA Constructs, polypeptides, clones, cells, plasmids, lipids, vectors, receptors, any other nucleic acids and Polynucleotides, proteins, peptides and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

1.104 “Medical Affairs” means activities conducted by, on behalf of, or in consultation with a Party’s medical scientific affairs departments, including medical affairs, field medical (medical scientific liaisons and payor liaisons), medical information and health economics outcomes research, development and execution of strategic and tactical medical product plans, generation of clinical and health economic outcomes data via post hoc analyses, Phase IV Optional Clinical Trials and real world evidence studies; development of economic models, production of value dossiers, key opinion leader strategy development and communications, generation and execution of responses to medical information requests, publication of scientific findings, presentations at medical scientific congresses and virtual medical engagements; medical education, symposia, congresses, advisory boards (to the extent related to Medical Affairs or clinical guidance), conducting health economics and outcomes research, conducting medical science liaison activities, activities performed in connection with patient registries, and other medical programs and communications, including continuing education grants, and research grants (including conducting investigator-initiated studies), to the extent related to medical scientific affairs and not to other activities that involve the promotion, marketing, sale, or other Commercialization of the DT Co-Co Products.

1.105 “Medical Affairs Budget” means, the budget for activities under the applicable Medical Affairs Plan for each DT Co-Co Product.

1.106 “Medical Affairs Costs” means [***].

1.107 “Metagenomi Housemarks” means (a) the corporate logo of Metagenomi, (b) the trademark “Metagenomi”, (c) any other Trademark, trade name, or service mark (whether registered or unregistered) containing the word “Metagenomi”, (d) any other corporate logo or Trademark of Metagenomi used by Metagenomi to identify Metagenomi or any of its Affiliates, and (e) all intellectual property rights and goodwill associated with any and all of the foregoing in clauses (a) through (e).

1.108 “Metagenomi Licensed Collaboration Technology” means the Metagenomi Licensed DT Co-Co Technology, Licensed RT Technology and Licensed DT Moderna Technology.

1.109 “Metagenomi Licensed DT Co-Co Know-How” means all materials and Know-How that Metagenomi or any of its Affiliates Control as of the Effective Date or during the Term that (a) relates or otherwise pertains to the DT Co-Co Target or (b) is otherwise necessary or useful in Researching, Developing, Manufacturing, Commercializing or otherwise Exploiting DT Co-Co Products Directed Against such DT Co-Co Target in the DT Field in the Territory, in each case of (a) and (b), to the extent Metagenomi makes available or is required to make available to Moderna pursuant to this Agreement. For clarity, “Metagenomi Licensed DT Co-Co Know-How” includes all of Metagenomi’s rights in the Metagenomi Program Technology constituting materials and Know-How that satisfy the foregoing and Metagenomi’s interest in any jointly-owned materials or Know-How within the Program Technology that satisfies the foregoing.

1.110 “Metagenomi Licensed DT Co-Co Patent” means any Patent that Metagenomi or any of its Affiliates Control as of the Effective Date or during the Term that (a) Covers any of the Metagenomi Licensed DT Co-Co Know-How, (b) Covers or claims the DT Co-Co Target or (c) would otherwise Cover any of the Research, Development, Manufacture, Commercialization or other Exploitation of one or more DT Co-Co Products Directed Against such DT Co-Co Target in the DT Field in the Territory, in each case of (a), (b) and (c), to the extent Metagenomi makes available or is required to make available to Moderna pursuant to this Agreement. For clarity, “Metagenomi Licensed DT Co-Co Patent” includes all of Metagenomi’s rights in the Metagenomi Program Technology constituting Patents that satisfy the foregoing, and Metagenomi’s interest in any Joint Patent that satisfies the foregoing.

1.111 “Metagenomi Licensed DT Co-Co Technology” means, individually or collectively, the Metagenomi Licensed DT Co-Co Patents and Metagenomi Licensed DT Co-Co Know-How.

1.112 “Moderna Housemarks” means (a) the corporate logo of Moderna, (b) the trademark “Moderna”, (c) any other Trademark, trade name, or service mark (whether registered or unregistered) containing the word “Moderna”, (d) any other corporate logo or Trademark of Moderna used by Moderna to identify Moderna or any of its Affiliates, and (e) all intellectual property rights and goodwill associated with any and all of the foregoing in clauses (a) through (e).

1.113 “Moderna Licensed Collaboration Technology” means Moderna’s Background Technology, RT Program Technology, and DT Program Technology, and the Moderna Licensed DT Co-Co Technology.

1.114 “Moderna Licensed DT Co-Co Know-How” means all materials and Know-How that Moderna or any of its Affiliates Control as of the Effective Date or during the Term that (a) relates or otherwise pertains to the DT Co-Co Target or (b) is otherwise necessary or useful in Researching, Developing, Manufacturing, Commercializing or otherwise Exploiting DT Co-Co Products Directed Against such DT Co-Co Target in the DT Field in the Territory, in each case of (a) and (b), to the extent Moderna makes available to Metagenomi pursuant to this Agreement. For clarity, “Moderna Licensed DT Co-Co Know-How” includes all of Moderna’s rights in the Moderna Program Technology constituting materials and Know-How that satisfy the foregoing, and Moderna’s interest in any jointly-owned materials or Know-How within the Program Technology that satisfies the foregoing.

1.115 “Moderna Licensed DT Co-Co Patent” means any Patent that Moderna or any of its Affiliates Control as of the Effective Date or during the Term that (a) Covers any of the Moderna Licensed DT Co-Co Know-How, (b) Covers or claims the DT Co-Co Target or (c) would otherwise Cover any of the Research, Development, Manufacture, Commercialization or other Exploitation of one or more DT Co-Co Products Directed Against such DT Co-Co Target in the DT Field in the Territory, in each case of (a), (b) and (c), to the extent Moderna makes available to Metagenomi pursuant to this Agreement. For clarity, “Moderna Licensed DT Co-Co Patent” includes all of Moderna’s rights in the Moderna Program Technology constituting Patents that satisfy the foregoing and Moderna’s interest in any Joint Patent that satisfies the foregoing.

1.116 “Moderna Licensed DT Co-Co Technology” means, individually or collectively, the Moderna Licensed DT Co-Co Patents and Moderna Licensed DT Co-Co Know-How.

1.117 “mRNA Construct” means [***].

1.118 “mRNA-LNP Technology” means [***].

1.119 “Mutual Confidentiality Agreement” means that certain Mutual Confidentiality Agreement entered into between the Parties as of March 1, 2021.

1.120 “NDA” means (a) any New Drug Application (as defined in the FD&C Act), any Biologics License Application (“BLA”) (as defined in the PHSA) and applicable regulations promulgated thereunder by the FDA filed with the FDA to gain approval to market a pharmaceutical product in the U.S., (b) a marketing authorization application (“MAA”) filed with (i) the EMA under the centralized EMA filing procedure to gain approval to market a biopharmaceutical in the E.U., or (ii) a Regulatory Authority in any E.U. country if the centralized EMA filing procedure is not used to gain approval to market a biopharmaceutical in the E.U., or (c) any other equivalent or related Regulatory Filing filed in support of approval to market a biopharmaceutical in any country outside of the U.S. or E.U., and, in each case ((a) through (c)), including any amendments thereto, and supplemental applications, but excluding applications for Reimbursement Approval.

1.121 “Net Sales” means, with respect to any Product, the gross amounts invoiced by a Party (including any Affiliate of such Party) or any Sublicensee thereof (each, a “Selling Party”) to Third Party customers for sales of such Product in the Territory, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements for such Product, all in accordance with U.S. GAAP, consistently applied, for:

[***]

Such amounts shall be determined from the books and records of such Party or its Sublicensee maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such similar accounting principles, consistently applied. Net Sales shall not be imputed to transfers of Products for use in clinical trials, non-clinical development activities or other development activities with respect to Products, as applicable, by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use, patient program or for Product samples, if no monetary consideration exceeding the cost of goods for such Product is received for such transfers.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means [***], the Net Sales of such Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B), where A is the weighted average sale price of the Product when sold separately for the same dosage as contained in the Combination Product in finished form, and B is the weighted average sale price of the Other Product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the Other Product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the Other Product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the Other Product(s) in the Combination Product cannot be determined, the Parties shall enter into good faith negotiations to determine the appropriate value to be allocated to the Product and the Other Product(s).

The weighted average sale price for a Product, Other Product, or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, Other Product or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Product, Other Product or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price shall be used for the Product, Other Products or Combination Product. Any over or under payment in the initial year due to a difference between forecasted and actual weighted average sale prices shall be paid or credited in the first royalty payment of the following Calendar Year.

Adjuvants and excipients shall not be deemed to be “active compound(s) or ingredients” except where such adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7).

1.122 “New Affiliate” means a Third Party that becomes an Affiliate of a Party after the Effective Date through or after a Change of Control of such Party, other than (i) such Party, (ii) any Affiliates of such Party immediately before the consummation of such Change of Control, or (iii) any other Affiliates such Party or its pre-consummation Affiliates controls (directly or indirectly) after such Change of Control (including any direct or indirect subsidiaries of such Party or any such pre-consummation Affiliates).

1.123 “NHP Milestone” means [***].

1.124 “Non-Orphan Indication” mean an Indication other than an Orphan Indication.

1.125 “Nonclinical Studies” means all non-human animal studies, including preclinical studies and toxicology studies, of Products.

1.126 “Operating Profits or Losses” means the profits or losses for a DT Co-Co Product in the Territory calculated in accordance with Section 7.4 (Co-Co Products Profit and Loss Share).

1.127 “Orphan Indication” means an Indication for use of a drug to treat a rare disease or condition where the number of people affected by the disease or condition in the U.S. is less than two hundred thousand (200,000) persons or where the Indication for use otherwise meets the criteria for orphan drug designation under section 526(a) of the FD&C Act and 21 C.F.R. 316.21.

1.128 “Other Operating Expenses” means [***].

No expense included as an Other Operating Expense shall also be included as a deduction under Net Sales, Commercialization Cost, Eligible Development Cost, Cost of Sales, or Eligible Medical Affairs Cost. Other Operating Expenses specifically exclude any costs or expenses of a Party or its Affiliates to the extent caused by such Party or its Affiliate’s breach of this Agreement.

1.129 “Overspend” means, for a particular DT Co-Co Product, any amount that exceeds Allowable Overruns for a Calendar Year on a year-to-date basis set forth in any Research Budget, Development Budget, Medical Affairs Budget, or Commercialization Budget, as applicable, for such Calendar Year; provided that such amount is not attributable to (a) the breach of this Agreement or (b) the gross negligence or willful misconduct of either Party or any of its Affiliates.

1.130 “Packaging and Labeling” means primary, secondary, or tertiary packaging and labeling of a DT Co-Co Product (in its commercial packaging presentation) for sale or use in the Territory, consistent with respect to the Commercialization Plan, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying such DT Co-Co Product and any brand security or anti-counterfeiting measures included in the packaging elements for such DT Co-Co Product considered to be part of the finished packaged DT Co-Co Product, and all testing and release thereof.

1.131 “Patents” means: (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.132 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.133 “Pharmacovigilance Costs” means [***].

1.134 “Phase I Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-U.S. equivalent thereof).

1.135 “Phase I Readout” means the substantially final biostatistical analysis of primary and secondary clinical outcomes or endpoints, as applicable, for a Phase I Clinical Trial prior to the publication of the final clinical study report for such Phase I Clinical Trial.

1.136 “Phase II Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(b) (or the non-U.S. equivalent thereof).

1.137 “Phase III Clinical Trial” means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(c) (or the non-U.S. equivalent thereof).

1.138 “Phase IV Optional Clinical Trial” means any post-approval clinical study for a pharmaceutical or biologic product in a country with respect to any Indication for which Regulatory Approval has been received in a particular country, and that is principally intended to support the Commercialization of a product, including (a) investigator-initiated clinical studies initiated after Regulatory Approval of a product, (b) post-marketing surveillance studies of a product, and (c) any health and economic outcomes research and other reviews/analyses/studies relating to value and access issues, in each case, that is not a Phase IV Required Clinical Trial.

1.139 “Phase IV Required Clinical Trial” means any post-approval clinical study initiated following receipt of Regulatory Approval for a pharmaceutical or biologic product in a country in an Indication or to be conducted after receipt of Regulatory Approval of a product in an Indication, in each case, that was required by the applicable Regulatory Authority in any country in the Territory as a condition of receiving or maintaining a Regulatory Approval for such product with respect to such Indication in such country (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for such product in such Indication in such country).

1.140 “PHSA” means the United States Public Health Service Act, as amended.

1.141 “Pivotal Trial” means any (a) Clinical Trial in humans that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction, or (b) other Clinical Trial of a pharmaceutical or biologic product, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, efficacy, and of such active substance of such product established by a Regulatory Authority in any particular jurisdiction and is intended to support, or otherwise supports, the submission of an MAA in such jurisdiction (including any bridging study).

1.142 “Polynucleotide”, [***].

1.143 “Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products that a pharmaceutical or biologic product shall be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory or any other approvals related to pricing, reimbursement, or access to a pharmaceutical or biologic product (including all activities related to tenders and contracts).

1.144 “Pricing Matters” means [***].

1.145 “Product” means Licensed Product or DT Co-Co Product, as the case may be.

1.146 “Product Marks” means any Trademark (whether registered or unregistered) for use on, with, or to refer to a DT Co-Co Product or used with patient support or other information or services or Product Materials associated with a DT Co-Co Product in the Territory during the Term, including related internet domain names.

1.147 “Product Materials” means any and all promotional materials, training materials, medical education materials, Packaging and Labeling, and all other literature or other information related to a DT Co-Co Product for use in the Territory.

1.148 “Program” means the RT Technology Research Program, the RT Preclinical Research Programs, the DT Target Evaluation Program, the DT Moderna Research Programs and the DT Co-Co Program, as the case may be. For clarity, references to a Program (and the underlying definitions) hereunder refer to such Program both during the Research Term and thereafter for the Term (including the applicable Collaboration Target and related Products).

1.149 “Program Patents” means all Patents that Cover any of the Program Technology.

1.150 “Program Plan” means the RT Technology Research Plan, the RT Preclinical Research Plan, the DT Target Evaluation Plan, the DT Moderna Research Plan or a DT Co-Co Plan, as applicable.

1.151 “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review and post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, but not including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party, in connection with an Infringement under Section 8.3 (Infringement by Third Parties) or otherwise.

1.152 “Region” means (A) with respect to Moderna, Ex-U.S., and (B) with respect to Metagenomi, U.S.

1.153 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing and Reimbursement Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a pharmaceutical product (including any Product) in any country or jurisdiction.

1.154 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products (including any Product) in a given jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product (including any Product) to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority includes any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.155 “Regulatory Costs” means Internal Costs and External Costs incurred by either Party (or their Affiliates), as applicable, in connection with the preparation or maintenance of Regulatory Documentation with respect to the DT Co-Co Products, including any meetings with Regulatory Authorities in connection therewith and any filing, user, maintenance and other fees paid to Regulatory Authorities, preparation of Regulatory Filings for, and the obtaining and maintenance of Regulatory Approvals including compliance with Regulatory Approvals and requirements of such Regulatory Authorities, adverse event recordation and reporting and regulatory affairs activities.

1.156 “Regulatory Documentation” means all: (a) applications (including all INDs and applications for Regulatory Approval), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) supplements or changes to any of the foregoing following Regulatory Approval; and (d) clinical and other data, including Clinical Trial data, contained or relied upon in any of the foregoing; in each case ((a), (b), (c) and (d)) relating to a Collaboration Target and Products Directed Against a Collaboration Target.

1.157 “Regulatory Exclusivity” means, with respect to each Product in any country in the Territory, a period of exclusivity (other than Patents exclusivity) granted or afforded by Applicable Laws or by a Regulatory Authority in such country that prevents the approval or marketing of any Biosimilar Product of such Licensed Product in such country, including reference product exclusivity under Section 351(k)(7)(C) of the PHSA and pediatric exclusivity under Section 351(m) of the same and any foreign equivalents.

1.158 “Regulatory Filings” means all applications, filings, and dossiers, and other documents, data, results, and materials submitted to a Regulatory Authority in support of Development or Commercialization of a pharmaceutical or biologic product for an Indication, including for the purpose of obtaining Regulatory Approval from that Regulatory Authority. Regulatory Filings include all INDs, NDAs, BLAs and other applications for Regulatory Approval and their equivalents.

1.159 “Regulatory Responsible Party” means, with respect to a DT Co-Co Product, on a country-by-country basis in the Territory, (i) the Lead Party prior to any Opt-Out and the Opt-Out Date or (ii) the Primary Party after the Opt-Out Date.

1.160 “Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products that a pharmaceutical or biologic product shall be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory or any other approvals related to pricing, reimbursement, or access to a pharmaceutical or biologic product (including all activities related to tenders and contracts).

1.161 “Research” means, with respect to a Collaboration Target, any research and pre- clinical activities through delivery of a Data Package for such Collaboration Target, as set forth in the applicable Program Plan for such Collaboration Target.

1.162 “Research Budget” means RT Research Budget, DT Moderna Research Budget, or DT Co-Co Research Budget, as applicable.

1.163 “Research Costs” means [***].

1.164 “Research Term” means (i) with respect to the RT Programs, the RT Research Term, (ii) with respect to the DT Programs, the DT Moderna Research Term, or (iii) with respect to the DT Co-Co Program, the Term.

1.165 “Reserved DT Targets” means any of the nine (9) targets identified in Schedule D (Reserved DT Targets).

1.166 “Results” means all data (including raw data that has not undergone any processing, either manually or through automated computer software, processed, distilled, analyzed or summarized data, and all representations of part or all of the data), results, findings, analyses and observations that are created or in any way generated by a Party or Third Parties acting on a Party’s behalf pursuant to this Agreement in the applicable Program. Results do not include Patents.

1.167 “Rodent Milestone” means [***].

1.168 “RT Field” means in vivo Gene Editing for a therapeutic, ameliorative or prophylactic application [***].

1.169 “RT In-Licenses” means RT Moderna In-License Agreements or RT Metagenomi In-License Agreements, as applicable.

1.170 “RT Option Fee” means ten million Dollars ($10,000,000) for each RT Preclinical Research Program with respect to which Moderna has exercised an RT Option.

1.171 “RT Program Know-How” means, with respect to a Party, on an RT Program-by- RT Program basis, all materials and Know-How that comes into the Control of such Party or any of its Affiliates during the Term that relates or otherwise pertains to such RT Program, including that (a) relates or otherwise pertains to the RT Target of such RT Program, (b) is otherwise necessary or useful in Researching, Developing, Manufacturing, Commercializing or otherwise Exploiting Licensed Products Directed Against such RT Target in the RT Field in the Territory, or (c) relates to novel delivery technology relevant to the RT Field, and in the case of Moderna, for each of (a), (b) and (c) to the extent Moderna makes any of the foregoing available to Metagenomi pursuant to this Agreement. For clarity, “RT Program Know-How” includes all of such Party’s rights in its solely-owned Program Technology constituting materials and Know-How that satisfy the foregoing, and any jointly-owned materials or Know-How within the Program Technology that satisfies the foregoing.

1.172 “RT Program Patents” means all Patents that Cover any of the RT Program Know-How. For clarity, RT Program Patents include any Joint Patents that satisfy the foregoing.

1.173 “RT Program Technology” means the RT Program Know-How and the RT Program Patents.

1.174 “RT Research Term” means the period that commences on the Effective Date and continuing until [***] after the Effective Date (the “Initial RT Research Term”), as may be extended by Moderna pursuant to Section 3.8 (RT Research Term Extension), unless earlier terminated pursuant to this Agreement.

1.175 “RT Research Term Extension Fee” means, with respect to (i) extension of the Initial RT Research Term by [***]; (ii) extension of the Initial RT Research Term by [***]; and (iii) extension of the Initial RT Research Term by [***].

1.176 “RT Target” means [***].

1.177 “RT Technology Milestones” means, collectively, the Mammalian Cell Milestones, the Rodent Milestones and the NHP Milestones.

1.178 “Safety Concern” means, with respect to any Product, (a) any safety concern required to be reported under 21 C.F.R. § 312.32 if an IND with respect to such product was open at the time of the observation (or that would be so reportable if an IND was not open at such time), or (b) a toxicity or drug safety issue or a Serious Adverse Event reasonably related to or observed in connection with Development or Commercialization activities with respect to a Product, as determined by either Party, in accordance with its standard operating procedures.

1.179 “Sales Force” means the full set of sales representatives, field managers, district managers, regional managers, national sales managers, regional trainers, medical science trainers and the training department and other personnel assigned by the Parties for each DT Co-Co Product.

1.180 “Serious Adverse Event” means an adverse drug experience or circumstance that results in any of the following outcomes (a) death, (b) life threatening condition, (c) inpatient hospitalization or a prolongation of existing hospitalization, (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions, (e) or a congenital anomaly/birth defect, (f) significant intervention required to prevent permanent impairment or damage, or (g) a medical event that may not result in death, be life threatening, or require hospitalization but, based on appropriate medical judgment, that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes described in clauses (a) through (f).

1.181 “Sublicensee” means a Third Party that is granted a license or sublicense to research, develop, make, have made, use, keep, import, export, offer for sale, sell, or otherwise exploit one or more Products in the Field in the Territory (including any option to any of the foregoing), beyond the mere right to purchase such Products from a Party and its Affiliates, and excludes each Party’s Affiliates or Third Party subcontractors that act solely for such Party or its Affiliates in the supply chain or that perform discrete services (as opposed to being granted broad rights or responsibilities) on behalf of such Party or its Affiliates.

1.182 “Territory” means worldwide.

1.183 “Third Party” means a Person other than (a) Moderna or its Affiliates and (b) Metagenomi or its Affiliates.

1.184 “Third Party Payment” means all milestone, royalty, and other payments (including required reimbursement for costs incurred in connection with enforcement or other actions and required sharing of certain recoveries) paid by a Party to any Third Party pursuant to a Co-Co In-License.

1.185 “Trademark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.

1.186 “U.S.” means the United States of America and its territories and possessions.

1.187 “U.S. GAAP” means generally accepted accounting principles as practiced in the U.S., as generally and consistently applied throughout each Party’s organization.

1.188 “Valid Claim” means a claim of any pending Patent application or any issued, unexpired U.S. or granted foreign Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within seven (7) years of its initial priority date, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

1.189 Additional Definitions. These additional definitions have the meaning set forth in the following Sections:

Term	Section
Acquirer	1.17
Agreement	Preamble
Alliance Manager	2.1
Annual Research Funding Amount	7.3.1
Antitrust Filings	5.24.2
Antitrust Laws	5.24.1
Assumed Commercialization Activities	6.7.4
Assumed Development Activities	6.4.6
Assumed Medical Affairs Activities	6.6.4
BEC Candidates	3.10.1
Breaching Party	12.2.1
Change of Control Notice	14.9.1
Claim	10.1.1
Clinical Supply Agreement	5.23
Co-Co Metagenomi In-License Agreements	5.10.3(a)
Co-Co Moderna In-License Agreements	5.10.2
Code	12.8
Collaboration Personnel	1.69
Combination Product	1.121
Combination Product Development	6.4.8
Combination Product Development Proposal	6.4.8
Commercial Supply Agreement	5.23
Commercialization Activities Cure Period	6.7.4
Commercialization Plan	6.2.1
Competing Program	14.8
Competing Program Personnel	1.69
Confidential Information	11.1.1
Convertible Note Instruments	7.2
Cure Period	12.2.1
Designated Party	8.3.6(a)
Development Activities Cure Period	6.4.6
Development Plan	6.2.1
Disclosing Party	11.1.2
Discontinued Target	4.1
Discontinued Target ROFN Exercise Notice	4.2.2
Discontinued Target ROFN Exercise Period	4.2.2
Discontinued Target ROFN Negotiation Period	4.2.2

Term	Section
Discontinued Target ROFN Notice	4.2.2
Dispute	13.2
DOJ	5.24.2
DT Co-Co Plans	6.2
DT Co-Co Program	6.2.1
DT Exclusivity Period	5.21
DT License	5.15
DT Metagenomi In-License Agreements	5.12.2
DT Moderna Candidate	4.4
DT Moderna Excess Costs	4.6
DT Moderna In-License Agreements	5.12.2
DT Moderna Records	4.8.1
DT Moderna Research Budgets	4.6
DT Moderna Research Licensed Technology	5.3
DT Moderna Research Plan	4.4
DT Moderna Research Program	4.4
DT Moderna Research Program	4.4
DT Moderna Results	4.8.2
DT Moderna Royalty Term	7.10.1
DT Moderna Target	4.4
DT Moderna Target Development and Regulatory Milestone Event	7.8.1
DT Moderna Target Sales Milestone Events	7.8.1
DT Option	4.9
DT Option Exercise Date	4.9
DT Option Period	4.9
DT Plans	4.4
DT Programs	4.4
DT Reduction Date	4.1
DT Target Evaluation Plan	4.3
Effective Date	Preamble
Excluded Claim	13.6
Existing Patents	9.2.5(a)
Firewall Event	14.11
FTC	5.24.2
HSR Act	5.24.2
HSR Clearance Date	5.24.2
HSR Filing	5.24.2
ICC	13.2
ICC Arbitration Rules	13.2
Indemnitee	10.1.3
Indemnitor	10.1.3
Infringement	8.3.1
Initial RT Research Term	1.174
JCC	2.3

Term	Section
JDC	2.3
Joint IP	8.1.2(d)
JPC	2.3
JRC	2.3
JSC	2.3
JSC Co-Chair	2.3
Know-How Transfer	14.9.2(a)(i)
Lead Party	6.1
License Effective Date	5.24.2
Licensed DT Moderna Technology	5.15
Licensed RT Technology	5.13
Losses	10.1.1
MAA	1.120
Material Transfer Record	5.18
Medical Affairs Activities Cure Period	6.6.4
Medical Affairs Plan	6.2.1
Medical Affairs Working Group	2.7.2(e)
Metagenomi	Preamble
Metagenomi Development Cost Share Notice	6.4.4(b)
Metagenomi Indemnitee	10.1.2
Metagenomi Program Assets	6.9
Metagenomi Program Technology	8.1.2(b)
Milestone Payments	7.8.1
Moderna	Preamble
Moderna Development Cost Share Notice	6.4.4(b)
Moderna Indemnitee	10.1.1
Moderna Program Assets	6.9
Moderna Program Technology	8.1.2(c)
New Collaboration Development Activities	6.4.7(c)
New Development	6.4.7(a)
New Development Activities	6.4.7(a)
New Development Proposal	6.4.7(a)
Non-Breaching Party	12.2.1
Notices and Consents	9.2.11
Opt-In	12.5
Opt-In Date	12.5
Opt-In Party	12.5.1
Opt-In Right	12.5
Opt-In Transition Activities	12.5.2
Opt-In Transition Plan	12.5.2
Opt-Out	6.8.1
Opt-Out Date	6.8.1
Opt-Out DT Co-Co Milestone Payments	7.11.1
Opt-Out DT Co-Co Product Development and Regulatory Milestone Events	7.11.1

Term	Section
Opt-Out DT Co-Co Product Sales Milestone Events	7.11.1
Opt-Out DT Co-Co Program	6.8.1
Opt-Out Party	6.8.1
Opt-Out Right	6.8.1
Opt-Out Royalty Term	7.11.2(a)
Opt-Out Transition Activities	6.8.2(b)
Opt-Out Transition Plan	6.8.2(b)
Opt-Out Trigger	6.8.1
Other Product(s)	1.121
Party	Preamble
Party-Specific Regulations	9.5.3
Payment	7.16.3
Pharmacovigilance Agreement	6.5.7
Primary Party	6.8.1
Profit and Loss Share	7.4
Program Technology	8.1.2(a)
Proposed Combination Product	6.4.8
Publishing Notice	11.3.2
Publishing Party	11.3.2
Receiving Party	11.1.2
Regulatory Working Group	2.7.2(d)
Research Continuance Scenario	14.9.2(b)
Research Transfer Scenario	14.9.2(a)
Reversion Product	12.6.2
ROFN Exercise Notice	4.2.1
ROFN Exercise Period	4.2.1
ROFN Negotiation Period	4.2.1
ROFN Notice	4.2.1
ROFO	6.8.3(a)
ROFO License Terms	6.8.3(b)
ROFO Notice	6.8.3(a)
ROFO Period	6.8.3(b)
RT Candidate	3.1
RT Excess Costs	3.5
RT Exclusivity Period	5.20
RT License	5.13
RT Metagenomi In-License Agreements	5.11.2
RT Moderna In-License Agreements	5.11.2
RT Option	3.9
RT Option Exercise Date	3.9
RT Option Period	3.9
RT Plans	3.3
RT Preclinical Research Plan	3.3
RT Preclinical Research Program	3.1

Term	Section
RT Programs	3.1
RT Records	3.7.1
RT Research Budgets	3.5
RT Research Licensed Technology	5.1
RT Research Term	1.174
RT Results	3.7.2
RT Royalty Term	7.9.4
RT Target Development and Regulatory Milestone Events	7.8.1
RT Target Sales Milestone Events	7.8.1
RT Technology Research Plan	3.2
RT Technology Research Program	3.1
Selling Party	1.121
Shared Infringement Defense Costs	8.4.3(c)
Shared Patent Defense Costs	8.4.3(a)
Shared Patent Enforcement Costs	8.3.7
Shared Patent Term Extension Costs	8.5
Term	12.1
Termination Notice Period	12.6.3
Third Party Claim	8.4
Third Party Patent Challenge	8.4
Trademark Costs	6.7.10(d)
Transition Agreement	12.6.4
UC	9.2.4
Upfront Payment	7.1
Working Group	2.2

Article 2

GOVERNANCE AND JOINT STEERING COMMITTEE

2.1 Alliance Manager. Within thirty (30) days following the Effective Date, each Party shall appoint an individual to act as the Alliance Manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC or any of its subcommittees as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the collaboration activities contemplated under this Agreement and shall help facilitate all such activities hereunder.

2.2 Working Groups. The Parties shall establish one or more working groups (each, a “Working Group”) to oversee the activities of the Program Plans. In addition, from time to time, the Parties may establish a Working Group to oversee particular additional projects or activities. Each Working Group shall undertake the activities delegated to it by the JSC. During the process of establishing each Working Group, such Working Group and the JSC shall agree regarding which matters such Working Group shall resolve on its own and which matters such Working Group shall advise the JSC regarding (and with respect to which such advice-specific matters the JSC shall resolve).

2.3 Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “JSC”) composed of up to three (3) senior representatives from each Party that shall oversee and manage the collaboration between the Parties with respect to each Program during the applicable Term. The JSC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement; provided that the JSC shall in any event establish (i) a joint research subcommittee (“JRC”) in accordance with Section 2.6 (Joint Research Committee), (ii) a joint development subcommittee (“JDC”) in accordance with Section 2.7 (Joint Development Committee), (iii) a joint commercialization subcommittee (“JCC”) in accordance with Section 2.8 (Joint Commercialization Committee), and (iv) a joint patent subcommittee (“JPC”) in accordance with Section 2.9 (Joint Patent Committee). Each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. The representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research and the applicable Programs. One (1) of the Moderna representatives and one (1) of the Metagenomi representatives on the JSC shall be designated the JSC Co-Chairs (each, a “JSC Co-Chair”). The JSC Co-Chairs shall be responsible for calling meetings of the JSC, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC but shall not have any extra or additional vote.

2.4 Specific Responsibilities of the JSC. The JSC shall:

2.4.1 discuss, and approve each Research Budget and applicable Program Plan (including the specific contents of each Data Package) and, for the DT Co-Co Program, the criteria for DC Nomination, and review, discuss, and approve any amendments that may be necessary or desired to each Research Budget and applicable Program Plan;

2.4.2 address issues arising in the performance of the applicable Program Plans;

2.4.3 determine whether a Program Plan has been completed;

2.4.4 establish subcommittees, direct and oversee any operating subcommittee on all significant issues, and resolve disputed matters that may arise at the subcommittees;

2.4.5 review, discuss, and determine whether to approve the Commercial Overhead Charge, as described in Section 1.25 (“Commercial Overhead Charge”);

2.4.6 review, discuss, and determine whether to approve as Allowable Overruns any amounts that are more than [***] above the most recent JSC-approved budgeted costs and expenses for a Calendar Year on a year-to-date basis set forth in any Research Budget, Development Budget, Medical Affairs Budget, or Commercialization Budget, as applicable, for such Calendar Year, as described in Section 1.2 (“Allowable Overruns”);

2.4.7 review, discuss, and determine whether to approve any changes in the FTE Rate, as described in Section 1.72 (“FTE Rate”);

2.4.8 review, discuss, and determine whether to approve each update to each applicable Program Plan, including any significant financial review, in each case, proposed by the Parties or a JSC subcommittee;

2.4.9 review, discuss, and determine whether to approve any Overspend for a DT Co-Co Product, as described in Sections 6.3.2 (Eligible Co-Co Research Cost), 6.4.4(a) (Eligible Development Costs), 6.6.3 (Medical Affairs Costs) and 6.7.3 (Commercialization Costs and Expenses);

2.4.10 review, discuss, and determine whether to approve any proposal to add a Proposed Combination Product to the Development Plan for a DT Co-Co Product, as described in Section 6.4.8 (Combination Products);

2.4.11 review, discuss, and determine whether to approve Pricing and Reimbursement Approvals for the DT Co-Co Products in accordance with Section 6.7.5 (Pricing Matters; Pricing and Reimbursement Approvals; Information Sharing; Pricing Strategy);

2.4.12 perform such other functions as appropriate, and direct each subcommittee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties;

2.4.13 resolve all matters that are in dispute as escalated to the JSC by a subcommittee that cannot be resolved by such subcommittee; and

2.4.14 perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or as otherwise agreed by the Parties in writing.

2.5 Meetings. The JSC and each of its subcommittees shall each meet at least once per Calendar Quarter during the Research Term, and more often as may be necessary. The JSC and each of its subcommittees may conduct such meetings by telephone, videoconference, internet meeting or in person, as determined by their members for each meeting. Each Party may call special meetings of the JSC or any of its subcommittees with at least ten (10) Business Days’ prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC or the subcommittee, as applicable. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JSC and subcommittee meetings in a nonvoting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. Each Party’s Alliance Manager or his/her designee shall keep minutes of each JSC and subcommittee meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. Each Party’s Alliance Manager shall help consolidate and then send meeting minutes to all members of the JSC or the subcommittee, as applicable, promptly after a meeting for review. Each member shall have ten (10) Business Days from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify either Party’s Alliance Manager that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

2.6 Joint Research Committee.

2.6.1 The JSC shall establish the JRC, consisting of an equal number of subject matter experts from each of Moderna and Metagenomi, within five (5) days after the establishment of the JSC (or such longer period of time as mutually agreed by the Parties), each Party shall designate in writing three such representatives for the JRC. The JRC may elect to vary the number of representatives from time to time. Either Party may replace its representatives with similarly qualified individuals at any time upon prior written notice to the other Party (including via email notification). If agreed by the JRC on a case-by-case basis (such agreement not to be unreasonably withheld, conditioned, or delayed), the JRC may invite other personnel of either Party from relevant support functions to participate in the discussions and meetings of the JRC, provided that such participants shall have no voting authority at the JRC and that any non-employee participants are bound by written obligations of non-use and confidentiality and obligations to assign intellectual property that are at least as restrictive or protective of the Parties and their respective intellectual property and Confidential Information as those set forth in this Agreement.

2.6.2 Specific responsibilities of the JRC. The JRC shall have the following responsibilities:

(a) discuss, prepare and submit to the JSC for approval each Research Budget and Program Plan (including the specific contents of each Data Package) and, for the DT Co-Co Program, the criteria for DC Nomination, and all annual and interim amendments to each Research Budget and Program Plan;

(b) determine whether a DT Co-Co Candidate has met the approved criteria for DC Nomination;

(c) monitor and report the progress of the Research activities and ensuring open and frequent exchange between the Parties;

(d) identify and resolve any scientific or technical conflicts between the Parties;

(e) review, modify and oversee the implementation of each Program Plan including coordination of Research activities between the Parties;

(f) coordinate with the JPC all patent activities as they relate to the results of the Research activities in keeping with the overall patent strategy delineated by the JPC;

(g) take such action that is contemplated for the JRC to take under this Agreement; and

(h) perform such other functions as directed by the JSC in accordance with Section 2.4.12 (Specific Responsibilities of the JSC).

2.7 Joint Development Committee.

2.7.1 General. Within thirty (30) days after DC Nomination, or earlier as determined by the JSC, the Parties shall establish the JDC to coordinate the Development activities (including the related regulatory activities) of the Parties related to the Development of DT Co-Co Candidate in accordance with the Development Plan. Each Party shall initially appoint three (3) representatives to the JDC, with each representative having knowledge and expertise in the development of compounds and products similar to the DT Co-Co Candidates and the DT Co-Co Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC may change its size from time to time; provided, that the JDC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JDC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JDC may invite non-members to participate in the discussions and meetings of the JDC; provided, that such participants shall have no voting authority at the JDC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JDC shall have two (2) co-chairpersons, one from each Party. The role of the co-chairpersons shall be to convene and preside at meetings of such JDC. The Alliance Managers shall work with the co-chairpersons to prepare and circulate agendas and to ensure the preparation of minutes. The co-chairpersons shall have no additional powers or rights beyond those held by the other JDC representatives.

2.7.2 Specific Responsibilities of the JDC. The JDC shall have the following responsibilities:

(a) discuss, prepare and submit to the JSC for approval of the Development Plan and Development Budget and all annual and interim amendments to the Development Plan and Development Budget. For clarity, (i) Metagenomi will be responsible for preparing any regional Development Plans and regional Development Budget in the U.S. and (ii) Moderna will be responsible for preparing any regional Development Plans and regional Development Budget in all countries in the Territory other than the U.S. Such regional Development Plans are to be part of the Development Plan and Development Budget and thereby subject to comments and proposed changes by the other Party and approval by the JSC as part of the global Development Plan;

(b) oversee the conduct of the Development Plan;

(c) create, implement and review the overall strategy for Development and the design of all Clinical Trials, and Nonclinical Studies conducted under the Development Plan;

(d) oversee the conduct of a Working Group created by the JSC related to regulatory activities in the Territory (“Regulatory Working Group”) in accordance with Section 6.5 (Regulatory Affairs), which shall consist of equal representatives from each Party;

(e) oversee the conduct of a Working Group created by the JSC related to Medical Affairs activities in the Territory (“Medical Affairs Working Group”) in accordance with Section 6.6 (Medical Affairs), which shall consist of equal representatives from each Party;.

(f) decide whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under the Development Plan, and initiate or discontinue any Clinical Trial and any Nonclinical Study; provided, that nothing is intended to limit a Party’s ability to comply with Applicable Laws or manage subject safety;

(g) allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under the Development Plan, and oversee the conduct of all Clinical Trials and Nonclinical Studies under the Development Plan;

(h) discuss and coordinate roles and responsibilities between the Parties for Development activities in the Territory;

(i) facilitate the flow of information between the Parties with respect to the Development of a DT Co-Co Product, including any Manufacturing updates related to clinical supply;

(j) review the overall strategy regarding Regulatory Approval of a DT Co-Co Product in the Territory;

(k) discuss, review and oversee the conduct of any Clinical Trials in the Territory that may be included in a Development Plan;

(l) review and approve terms (other than those set forth in Sections 3.6 (Subcontractors for the RT Plans) and 4.7 (Subcontractors for the DT Plans)) between a Party and a Third Party subcontractor with respect to any Development work to be conducted by such subcontractor; and

(m) perform such other functions as directed by the JSC in accordance with Section 2.4.12 (Specific Responsibilities of the JSC).

2.8 Joint Commercialization Committee.

2.8.1 Formation. No later than twelve (12) months prior to the anticipated first NDA or BLA filing, as applicable, for the first DT Co-Co Product in the Territory, the Parties shall establish the JCC to oversee and manage the Commercialization with respect to such DT Co-Co Product.

2.8.2 Composition. Each Party shall initially appoint three (3) representatives to the JCC, with each representative having knowledge and expertise working with products similar to the DT Co-Co Products, and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities. The JCC may change its size from time to time by mutual consent of its members; provided, that the JCC shall consist at all times of an equal number of representatives of each of Metagenomi and Moderna. Each Party may replace any of its JCC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JCC may invite non-members to participate in the discussions and meetings of the JCC; provided that such participants shall have no voting authority at the JCC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JCC shall have two (2) co-chairpersons, one from each Party. The role of the chairpersons shall be to convene and preside at meetings of the JCC and to ensure the preparation of minutes, but the chairpersons shall have no additional powers or rights beyond those held by the other JCC representatives.

2.8.3 Specific Responsibilities of the JCC. The JCC shall have the following responsibilities:

(a) discuss, prepare and submit to the JSC for approval of the Commercialization Plan (including Commercialization Budget) and all annual and interim amendments to such Commercialization Plan (including Commercialization Budget). For clarity, (i) Metagenomi will be responsible for preparing any regional Commercialization Plan and regional Commercialization Budget in the U.S. and (ii) Moderna will be responsible for any regional Commercialization Plan and regional Commercialization Budget in all countries in the Territory other than the U.S. Such regional Commercialization Plans are to be part of the Commercialization Plan and Commercialization Budget and thereby subject to comments and proposed changes by the other Party and approval by the JSC as part of the global Commercialization Plan;

(b) monitor and discuss Commercialization of DT Co-Co Products in the Territory, including Distribution Matters;

(c) discuss, review and approve changes to the Parties’ Commercialization responsibilities, including re-allocating and potentially shifting (based on mutual agreement of both Parties and not subject to escalation) responsibilities between the Parties in relation to each Party’s capabilities in a given aspect of Commercialization;

(d) establish policies and procedures and a joint promotional review Working Group, for review and approval of any promotional materials for any DT Co-Co Product in the Territory, including with respect to the resolution of any disagreement between the Parties at the joint promotional review working;

(e) discuss, review and approve the use of Product Marks in any packages and labels for a DT Co-Co Product;

(f) discuss, review and approve Pricing Matters in the Territory in accordance with the Commercialization Plan;

(g) review and approve terms (other than those set forth in Sections 3.6 (Subcontractors for the RT Plans) and 4.7 (Subcontractors for the DT Plans)) between a Party and a Third Party subcontractor with respect to any Commercialization work to be conducted by such subcontractor; and

(h) perform such other functions as directed by the JSC in accordance with Section 2.4.12 (Specific Responsibilities of the JSC).

2.9 Joint Patent Committee. The JSC shall establish the JPC, consisting of one (1) subject matter expert from each Party or such other number as the JSC may agree upon (with an equal number of experts from each of Moderna and Metagenomi), within five (5) days after the establishment of the JSC. The JPC shall be responsible for evaluating technology arising during the applicable Research Term under this Agreement, including (a) making initial determination of inventorship, (b) determining whether such technology is Metagenomi Program Technology or Moderna Program Technology (including whether certain technologies can be separately categorized and separately patentable and subject to separate assignment and license obligations hereunder), and (c) coordination of the Parties with respect to managing the preparation, filing, prosecution, maintenance, enforcement and defense of Joint IP (and determining whether any such Joint IP should be maintained as trade secret in lieu of patenting), including in accordance with the provisions set forth in Article 8 (Intellectual Property); provided that disputes at the JPC with respect to Patent strategy with respect to Article 8 (Intellectual Property) shall be resolved in accordance with Article 8 (Intellectual Property) and shall not be escalated to the JSC.

2.10 Decisions.

2.10.1 Decision-making Generally. The JSC, subcommittees, including the JRC, JDC, JCC and JPC, and Working Groups shall endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party (which vote shall, with respect to the JSC, be exercised by the respective JSC Co-Chairs). Unless expressly provided for herein, JSC decisions shall not be subject to a tie-breaking vote. Deadlocks in the case of subcommittees and Working Groups (except, for clarity, deadlocks at the JPC with respect to Patent strategy under Article 8 (Intellectual Property), which shall be resolved in accordance with Article 8 (Intellectual Property)) shall be referred to the JSC for final disposition. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC, either Party may refer such dispute to the Executive Officers for discussion and attempted resolution in good faith. If consensus cannot be reached with respect to a decision within thirty (30) days after attempted resolution by the Executive Officers, then, subject to Section 2.10.2 (Decision-making for DT CoCo Plans): (a) Moderna has the deciding vote with respect to [***]; provided that Moderna shall not resolve any such matter under the foregoing clause (a) in a manner that would [***].

2.10.2 Decision-making for DT Co-Co Plans. All matters within the purview of the JSC with respect to the DT Co-Co Plans shall be decided by consensus, with no tie-breaking vote, and any failure to reach consensus shall be resolved in accordance with Section 13.4 (Baseball Arbitration) with the goal of advancing the DT Co-Co Program in an expedited fashion, provided that:

(a) Moderna shall have the deciding vote on [***]; and

(b) Metagenomi shall have the deciding vote on all matters related to the application of Metagenomi Licensed DT Co-Co Technology to Metagenomi’s activities under the DT Co-Co Plans.

2.10.3 Disputes for Achievement of Milestones. If the JSC is unable to reach consensus on whether [***] Milestone or [***] Milestone has been achieved, and if Moderna exercises its decision-making right pursuant to [***] then at the request of Metagenomi such dispute shall be resolved in accordance with Section 13.4 (Baseball Arbitration) provided that Metagenomi shall only have the right to request arbitration one (1) time for achievement of each [***] Milestone.

2.11 Authority. The JSC, the JSC Co-Chairs and each subcommittee have only the powers assigned expressly to them in this Article 2 (Governance and Joint Steering Committee) and elsewhere in this Agreement, and does not have any power to amend, modify or waive compliance with this Agreement. Each Party retains the rights, powers and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers or discretion in the JSC or subcommittee unless expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

2.12 Discontinuation of JSC. The JSC will continue, on a Program-by-Program basis, until the expiration or termination of the Research Term for such Program. Upon disbanding of the JSC with respect to a Program, any subcommittees and Working Groups with respect to such Program shall be promptly disbanded with immediate effect (unless the Parties otherwise mutually agree).

Article 3

RT RESEARCH ACTIVITIES AND OPTION

3.1 Goals. The objectives for the RT Research Term are for the Parties: (i) to discover and advance Gene Editing technology within the RT Field to meet the RT Technology Milestones (the “RT Technology Research Program”); and (ii) to discover and advance Licensed Product candidates within the RT Field (each, a “RT Candidate”) Directed Against specific RT Targets identified in the RT Preclinical Research Plans in order to permit Moderna to evaluate whether to exercise the RT Option with respect to any such RT Target (with respect to each specific RT Target, an “RT Preclinical Research Program”; together with the RT Technology Research Program, the “RT Programs”). Notwithstanding anything to the contrary herein, the Parties may also perform Research under the RT Technology Research Program involving specific targets.

3.2 RT Technology Research Plan. During the RT Research Term, the Research activities in the RT Technology Research Program shall follow a research plan and budget detailing principal objectives and the activities to be undertaken by both Parties, which includes: (a) the responsibilities of the Parties, and (b) a timeline showing the key activities and timeframes in which such activities are expected to be completed (the “RT Technology Research Plan”). The initial RT Technology Research Plan appended in Schedule L (RT Technology Research Plan) shall be presented by the Parties to the JSC for approval within thirty (30) days after the Effective Date. Moderna shall have the right to modify or amend the RT Technology Research Plan, provided that any modifications or amendments to the RT Technology Research Plan shall be subject to review by the JRC and approval by the JSC. The RT Technology Research Plan shall provide for achieving the [***] milestone.

3.3 RT Preclinical Research Plan. At any time during the RT Research Term, Moderna may initiate one or more RT Preclinical Research Programs by written notice to Metagenomi. Upon receiving such a written notice, the Parties shall jointly propose a research and development plan and budget detailing principal objectives and the activities to be undertaken by both Parties in the RT Preclinical Research Program(s), which includes: (a) the responsibilities of the Parties, and (b) a timeline showing the key activities and timeframes in which such activities are expected to be completed (each, an “RT Preclinical Research Plan”; together with the RT Technology Research Plan, the “RT Plans”). The initial RT Preclinical Research Plan shall be reviewed by the JRC and approved by the JSC. Moderna shall have the right to modify or amend the RT Preclinical Research Plan, provided that any modifications or amendments to the RT Preclinical Research Plan shall be subject to review by the JRC and approval by the JSC. Moderna shall use Commercially Reasonable Efforts to identify potential programs in the RT Field and to establish RT Plans for such programs.

3.4 Obligations During the RT Research Term. Each Party shall use Commercially Reasonable Efforts to perform and complete (itself or through its Affiliates or by permitted subcontracting) its obligations under the RT Plans. Neither Party shall be required to perform any work which is not contemplated by any RT Plan, unless such additional work is reflected in a mutually agreed amendment to the applicable RT Plan. Without limiting the generality of the foregoing, on an RT Preclinical Research Program-by-RT Preclinical Research Program basis, each Party shall use Commercially Reasonable Efforts to perform and complete its activities under the applicable RT Preclinical Research Plan.

3.5 RT Research Term Costs. Metagenomi’s Research Costs incurred under the RT Technology Research Plan and any RT Preclinical Research Plan shall, on an annual basis, first be credited against the Annual Research Funding Amounts. Upon fully consuming the Annual Research Funding Amount for any given year by Metagenomi’s Research Costs (which, for the avoidance of doubt, include Research Costs incurred under the DT Plans), Moderna shall pay Metagenomi for Metagenomi’s Research Costs incurred under the RT Plans which are not covered by the Annual Research Funding Amount (the “RT Excess Costs”) so long as the aggregate Research Costs incurred by Metagenomi in the RT Programs do not exceed the aggregate budgets therefor set forth in the RT Plans (the “RT Research Budgets”), provided that Moderna’s obligation to compensate Metagenomi for RT Excess Costs shall be subject to Metagenomi’s obligation to provide reports describing all of Metagenomi’s Research Costs incurred under the RT Technology Research Plan and any RT Preclinical Research Plan, including any RT Excess Costs. Within [***] after the end of each Calendar Quarter, Metagenomi shall send such a report to Moderna describing all of Metagenomi’s Research Costs incurred under the RT Technology Research Plan and any RT Preclinical Research Plan, including any RT Excess Costs, for such Calendar Quarter. Moderna may reasonably request additional supporting documentation for Metagenomi’s Research Costs described in such reports and Metagenomi shall provide such documentation (e.g. out-of-pocket cost breakdowns and general allocation of FTEs). No later than [***] after receipt of any such invoice from Metagenomi, Moderna shall make payment of undisputed amounts for the RT Excess Costs for such Calendar Quarter. Reimbursement of any RT Excess Costs in excess of the RT Research Budgets shall be subject to approval by the JSC. Metagenomi shall use the Annual Research Funding Amounts it receives from Moderna under this Agreement solely to carry out its activities in the RT Technology Research Program, the RT Preclinical Research Programs, the DT Target Evaluation Program, and the DT Moderna Research Programs in accordance with the applicable Program Plans therefor and the terms and conditions of this Agreement and for no other purposes.

3.6 Subcontractors for the RT Plans. Subject to the remainder of this Section 3.6 (Subcontractors for the RT Plans), each Party may engage subcontractors to perform its obligations under the applicable RT Plan. In all cases, such Party shall ensure that (a) it remains responsible for the work allocated to such subcontractors to the same extent it would if it had done such work itself, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by such Party with respect to Confidential Information pursuant to Article 11 (Confidentiality), and (c) the subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense through multiple tiers) all intellectual property with respect to all Results and all other intellectual property arising out of such subcontracted activities, in each case in the course of performing any such work under the applicable RT Plan to such Party such that such Party shall Control such intellectual property. Without limiting the generality of the foregoing, each Party may subcontract any of its obligations under the applicable RT Plan to a university or academic institution on reasonable and customary terms, provided that, (a) such Party shall use reasonable efforts to ensure that such subcontracting relationship is consistent with, and such university or academic institution abides by, the terms and obligations set forth in this Section 3.6 (Subcontractors for the RT Plans) (or such revisions to such terms or obligations as the Parties may mutually agree) and (b) neither the U.S. government nor any agency thereof has funded or will fund any part of such subcontracting relationship. The engagement of any subcontractor in compliance with this Section 3.6 (Subcontractors for the RT Plans) shall not relieve either Party of its obligations under the applicable RT Plan or this Agreement.

3.7 Records and Reports.

3.7.1 Records. Metagenomi and Moderna shall maintain, or cause to be maintained, during the RT Research Term and for a reasonable period of time thereafter that is consistent with industry standards, complete and accurate written (or electronic) records of its activities under each RT Plan in sufficient detail and in a good scientific manner appropriate for scientific, patent and regulatory purposes, which records shall reasonably reflect all work performed by or on behalf of such Party under the applicable RT Plan (the “RT Records”). Moderna may request a copy of any RT Records of Metagenomi.

3.7.2 Reports. Metagenomi and Moderna shall report on a Calendar Quarter basis to the other Party through the JRC its Results in conducting activities under the RT Plans (the “RT Results”). In addition, for each RT Program, each Party shall provide the JRC with, on a Calendar Quarter basis during the RT Research Term, all RT Results generated by or on behalf of such Party in performance of its activities under the applicable RT Plan.

3.7.3 Ownership; Confidentiality. Each Party shall own all rights, title and interest (including all intellectual property rights) in and to the RT Results and the RT Records generated by or for it in accordance with Section 8.1.2 (Ownership of Intellectual Property). The RT Results and RT Records constitute Confidential Information and shall in each case be subject to the rights and obligations of the Parties under this Agreement, including Article 11 (Confidentiality) and the licenses granted hereunder.

3.8 RT Research Term Extension. Notwithstanding anything to the contrary, Moderna may, in its sole discretion, extend the RT Research Term by one (1) year for up to three (3) separate times each upon (i) written notice to Metagenomi provided at least [***] prior to the expiration of the existing RT Research Term and (ii) payment of the applicable RT Research Term Extension Fee. If Moderna desires that Metagenomi conduct additional Research activities within the RT Field after the expiration of the RT Research Term and Metagenomi agrees to conduct such additional activities, the Parties shall negotiate in good faith the terms and conditions of Metagenomi’s conduct of such additional activities.

3.9 RT Option. On an RT Preclinical Research Program-by-RT Preclinical Research Program basis, Metagenomi hereby grants to Moderna the right, but not the obligation, to exercise an exclusive option, exercisable at any time during the Term but [***] (the “RT Option Period”), to obtain the licenses set forth in Section 5.13 (License to Moderna Upon Exercise of the RT Option) with respect to such RT Preclinical Research Program (the “RT Option”). Moderna may exercise the RT Option up to ten (10) times, each with respect to an RT Target under an RT Preclinical Research Program at its own choosing in its sole discretion. No later than thirty (30) days after the beginning of the RT Option Period for each RT Preclinical Research Program, Metagenomi shall (a) provide to Moderna the Data Package for such RT Preclinical Research Program, and (b) afford reasonable access during normal business hours to Metagenomi’s personnel by Moderna and its representatives as Moderna may reasonably request to assist Moderna in deciding whether to exercise the RT Option. Moderna may exercise the RT Option with respect to an RT Preclinical Research Program by delivering an RT Option exercise notice in respect of such RT Option to Metagenomi at any time during the Term prior to the expiration of the applicable RT Option Period for such RT Preclinical Research Program (the date of such delivery, the “RT Option Exercise Date”). The RT Option exercise notice shall include the RT Target that is the subject of such RT Option, to be designated as follows: (i) an election of a set of up to [***] genes that are reasonably known or hypothesized in the scientific arts (A) [***]. Within [***] after the RT Option Exercise Date, Moderna shall pay the RT Option Fee for such RT Preclinical Research Program to Metagenomi. For clarity, on an RT Preclinical Research Program-by-RT Preclinical Research Program basis, after Moderna exercises its RT Option with respect to such RT Preclinical Research Program, Moderna shall be solely responsible and have sole authority for all Development (including IND Filing), Manufacturing and Commercialization of all Licensed RT Products for such RT Preclinical Research Program, and Moderna shall use Commercially Reasonable Efforts to Develop and Commercialize one or more Licensed RT Products for each such RT Preclinical Research Program. For the avoidance of doubt, Moderna may exercise the RT Option with respect to such RT Preclinical Research Program during the RT Option Period, regardless of whether the applicable RT Preclinical Research Plan has been put in place and whether activities under the applicable RT Preclinical Research Plan have been completed or carried out at all. If Moderna does not exercise the RT Option during the RT Option Period, then Metagenomi shall have no further obligation to Moderna with respect to such RT Preclinical Research Program.

3.10 Metagenomi BEC Programs.

3.10.1 Starting [***] after the Effective Date and during the Initial RT Research Term, Metagenomi may from time to time propose to the JSC in writing an RT Target for use in the RT Field, if such RT Target is not already included in an ongoing RT Preclinical Research Program, for which Metagenomi wishes to initiate a research program to discover and advance candidates Directed Against such RT Target in the RT Field through BEC (each such research program, a, “Metagenomi BEC Program” and such candidates, the “BEC Candidates”) along with written justification of why such RT Target is amenable to a BEC approach in the RT Field, in sufficient detail for the JSC to assess the feasibility and prospect of applying BEC in the RT Field on such RT Target. If, within [***] days after the JSC’s receipt of the written proposal and justification, Moderna (a) has not provided written notice to Metagenomi to initiate an RT Preclinical Research Program for such RT Target in the RT Field or (b) has provided Metagenomi with written notice that it does not have an intent to do so, Metagenomi may initiate such Metagenomi BEC Program at its own cost and expense, provided that Metagenomi may not initiate more than [***] Metagenomi BEC Programs during each Calendar Year during the Initial Research Term. Metagenomi will periodically (through the JSC) thereafter provide information about the status and activities of such Metagenomi BEC Program promptly upon (and in any event within [***] after) Moderna’s reasonable request, in sufficient detail to allow Moderna to assess the status and to review the activities of such Metagenomi BEC Program.

3.10.2 Subject to the remainder of this Section 3.10.2 (Metagenomi BEC Programs), Metagenomi may engage subcontractors to perform its activities in the Metagenomi BEC Programs. In all cases, Metagenomi shall ensure that (a) it remains responsible for the work allocated to such subcontractors to the same extent it would if it had done such work itself, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by Metagenomi with respect to Confidential Information pursuant to Article 11 (Confidentiality), and (c) the subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense through multiple tiers) all intellectual property with respect to all data (including raw data that has not undergone any processing, either manually or through automated computer software, processed, distilled, analyzed or summarized data, and all representations of part or all of the data), results, findings, analyses and observations, and all other intellectual property arising out of such subcontracted activities, in each case in the course of performing any such work in the applicable Metagenomi BEC Programs such that Metagenomi shall Control such intellectual property. Except as expressly set forth in this Section 3.10, (Metagenomi BEC Programs) Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any candidate or product in connection with the application of BEC in the RT Field during the Initial RT Research Term.

3.10.3 Moderna may at any time during the Initial RT Research Program initiate an RT Preclinical Research Program for an RT Target which is also the subject of a Metagenomi BEC Program by written notice to Metagenomi, and within [***] days after receiving such written notice, (a) Metagenomi will cooperate with Moderna to transfer the activities of such Metagenomi BEC Program to such RT Preclinical Research Program, (b) the Parties shall jointly propose an RT Preclinical Research Plan for such RT Preclinical Research Program, taking into account the activities that have been conducted in such Metagenomi BEC Program, and (c) Moderna shall pay to Metagenomi an amount equal to Metagenomi’s costs incurred to date in such Metagenomi BEC Program that is transferred to Moderna upon the earlier of (i) the Base Editing system generated under such Metagenomi BEC Program achieving during the Initial RT Research Term the Base Editing Correction Readiness milestone for the RT Target of such Metagenomi BEC Program or (ii) Moderna exercises the RT Option with respect to such RT Preclinical Research Program;

provided that such payment under this clause (c) by Moderna may also be made by crediting any unused amounts from the Annual Research Funding Amount and shall not exceed [***]. From and after the end of the thirty (30)-day period, the Parties’ rights and obligations with respect to RT Preclinical Research Programs under this Agreement (including, without limitation, those under Sections 3.4 (Obligations During the RT Research Term) through 3.9 (RT Option) and the applicable licenses granted under Article 5 (Licenses; Exclusivity; Manufacture)) shall apply to such RT Preclinical Research Program.

3.10.4 During the Initial RT Research Term, Metagenomi will notify Moderna in writing no later than [***] days prior to the anticipated GLP Tox Commitment Date of any Metagenomi BEC Program of the upcoming GLP Tox Commitment Date, together with a full data package for the Metagenomi BEC Program, with sufficient data (e.g., results, data (including raw data and summaries thereof), conclusions and findings), consistent with industry standard, for purposes of demonstrating achievement of indicated success criteria for GLP Toxicology Study, for Moderna to review.

(a) If within [***] of receiving such notice and data package, Moderna has not provided written notice to Metagenomi of Moderna’s intention to initiate an RT Preclinical Research Program for the RT Target that is also the subject of such Metagenomi BEC Program, (i) Metagenomi is free to pursue such Metagenomi BEC Program without any further obligation to Moderna under this Agreement and the applicable RT Target in such Metagenomi BEC Program with respect to BEC, and (ii) the RT Target in such Metagenomi BEC Program shall remain available to Moderna for purposes of initiating an RT Preclinical Research Program, provided, however, such RT Preclinical Research Program directed to such RT Target shall not include BEC.

(b) If within [***] of receiving such notice and data package, Moderna provides a written notice to Metagenomi of Moderna’s intention to initiate an RT Preclinical Research Program for the RT Target that is also the subject of such Metagenomi BEC Program, (i) Metagenomi will cooperate with Moderna to transfer the activities of such Metagenomi BEC Program to the newly established RT Preclinical Research Program, (ii) the Parties shall jointly propose an RT Preclinical Research Plan for such RT Preclinical Research Program, taking into account the activities that have been conducted in such Metagenomi BEC Program, and (iii) Moderna shall pay to Metagenomi an amount equal to Metagenomi’s costs incurred to date in such Metagenomi BEC Program that is transferred to Moderna upon the earlier of (A) the Base Editing system generated under such Metagenomi BEC Program during the Initial RT Research Term achieving the [***] milestone for the RT Target of such Metagenomi BEC Program or (B) Moderna exercises the RT Option with respect to such RT Preclinical Research Program; provided that such payment under this clause (iii) by Moderna may also be made by crediting any unused amounts from the Annual Research Funding Amount and shall not exceed [***]. From and after the end of the [***] period, the Parties’ rights and obligations with respect to RT Preclinical Research Programs under this Agreement (including, without limitation, those under Sections 3.4 (Obligations During the RT Research Term) through 3.9 (RT Option) and the applicable licenses granted under Article 5 (Licenses; Exclusivity; Manufacture)) shall apply to such RT Preclinical Research Program.

3.10.5 For clarity, Moderna is not obligated to provide any funding to Metagenomi or its Affiliates in connection with the Metagenomi BEC Programs, and Metagenomi and its Affiliates shall not use any Annual Research Funding Amounts (or any portion thereof) or any other funding provided by Moderna under this Agreement in connection with the Metagenomi BEC Programs. Moderna and its Affiliates are not obligated to grant, and do not and shall not grant, Metagenomi or its Affiliates any license under any intellectual property, or otherwise provide to Metagenomi or its Affiliates any technology (including, without limitation, any mRNA-LNP Technology), in each case in connection with the Metagenomi BEC Programs.

3.10.6 For clarity, after the end of the Initial RT Research Term, Metagenomi is free to pursue BEC in the RT Field without any further obligation to Moderna with respect to BEC in the RT Field under this Agreement except in relation to any RT Options exercised before the expiration of the applicable RT Option Period.

Article 4

MODERNA DT RESEARCH ACTIVITIES AND OPTION

4.1 Reserved DT Target Discontinuance. Within [***] after the earlier of (i) [***] after achieving Base Editing Knockout Readiness or (ii) the [***] anniversary of the Effective Date, but in no event earlier than the [***] of the Effective Date (the “DT Reduction Date”), in the event the number of Reserved DT Targets remaining as of the DT Reduction Date is greater than [***], Moderna shall reduce the number of Reserved DT Targets remaining to [***] by selecting, at its own choosing, the appropriate number of targets from among the remaining [***] for exclusion from the [***]. Notwithstanding the foregoing, within [***], in the event the number of Reserved DT Targets remaining as of the [***] of the Effective Date is greater than [***] Moderna shall reduce the number of Reserved DT Targets remaining to [***] by selecting, at its own choosing, the appropriate number of targets from among the remaining Reserved DT [***] for exclusion from the Reserved DT Targets. Within [***] after the [***] of the Effective Date, in the event the number of Reserved DT Targets remaining as of the [***] of the Effective Date is greater than [***], Moderna shall reduce the number of Reserved DT Targets remaining to [***] by selecting, at its own choosing, the appropriate number of targets from among the remaining Reserved DT Targets for exclusion from the Reserved DT Targets. Any Reserved DT Target selected by Moderna for exclusion from the Reserved DT Targets pursuant to this Section 4.1 (Reserved DT Target Discontinuance) shall, from and after such selection, be referred to as a “Discontinued Target” and cease to be a Reserved DT Target. In the event such Reserved DT Target is the subject of an ongoing DT Moderna Research Program at the time Moderna selects it for exclusion, the DT Moderna Research Program is deemed to have been terminated by Moderna pursuant to Section 12.4 (Termination for Convenience by Moderna), and such Reserved DT Target shall cease to be a DT Moderna Target, in each case as of the date of such selection.

4.2 Right of First Negotiation.

4.2.1 If, (a) at any time prior to the earlier of (i) [***] after achieving Base Editing Knockout Readiness or (ii) the [***] of the Effective Date, Metagenomi or any of its Affiliates wishes to grant any Third Party any rights related to the target [***] within the DT Field in the Territory, (b) at any time prior to the earlier of (i) [***] after achieving Base Editing Knockout Readiness or (ii) the [***] of the Effective Date, Metagenomi or any of its Affiliates wishes to grant any Third Party any rights related to the target [***] within the DT Field in the Territory, or (c) at any time prior to the [***] of the Effective Date, Metagenomi or any of its Affiliates wishes to grant any Third Party any rights related to [***] (each time period in (a), (b) or (c), a “ROFN Period”), Metagenomi shall provide Moderna with written notice thereof, which notice shall identify the rights Metagenomi or its applicable Affiliate wishes to grant, and the applicable countries or regions of the Territory to which the applicable grant of rights would apply, together with such information and data in Metagenomi’s or its applicable Affiliate’s Control that would be reasonably useful for Moderna to determine wither to exercise its right under this Section 4.2.1 (Right of First Negotiation) (the “ROFN Notice”). Moderna shall have a right of first negotiation on the terms and conditions set forth in this Section 4.2.1 (Right of First Negotiation). In the event Moderna wishes to exercise its right of first negotiation with respect to such target [***], as applicable, identified in the ROFN Notice, it shall do so in writing (the “ROFN Exercise Notice”) no later than [***] after Moderna’s receipt of the applicable ROFN Notice (the “ROFN Exercise Period”). Upon Metagenomi’s receipt of the applicable ROFN Exercise Notice, Metagenomi and Moderna shall negotiate in good faith to attempt to reach agreement on the terms of a collaboration and license agreement for the target [***] as applicable, in the applicable countries or regions of the Territory similar to the terms related to DT Moderna Research Programs in this Agreement as if the target [***] as applicable, were a DT Moderna Target. If (A) the Parties do not enter into such collaboration and license agreement within [***] of Metagenomi’s receipt of the applicable ROFN Exercise Notice (the “ROFN Negotiation Period”), (B) Moderna fails to respond during the applicable ROFN Exercise Period, or (C) Moderna notifies Metagenomi that it elects not to exercise such negotiation right, Metagenomi or its applicable Affiliate shall be free to seek to enter into an agreement granting rights to the target [***] as applicable, in the countries or regions in the Territory with the Third Party, each as identified in the applicable ROFN Notice; provided that in the event Metagenomi or its applicable Affiliate does not enter into such an agreement within [***] days from (x) in the case of clause (A), expiration of the applicable ROFN Negotiation Period, or (y) in the case of clauses (B) and (C), expiration of the applicable ROFN Exercise Period (or earlier delivery of notice by Moderna to Metagenomi that it elects not to exercise such negotiation right), Metagenomi shall thereafter be obligated to, prior to entering into any such agreement, resubmit the ROFN Notice and enter into good faith negotiations with Moderna regarding such rights as specified above in this Section 4.2.1 (Right of First Negotiation) at Moderna’s request, so long as the applicable ROFN Period has not expired.

4.2.2 If, at any time within [***] after a Discontinued Target becomes a Discontinued Target (the “Discontinued Target ROFN Period”), Metagenomi or any of its Affiliates wishes to grant any Third Party any rights related to such Discontinued Target within the DT Field in the Territory, Metagenomi shall provide Moderna with written notice thereof, which notice shall identify the rights Metagenomi or its applicable Affiliate wishes to grant, and the applicable countries or regions of the Territory to which the applicable grant of rights would apply, together with such information and data in Metagenomi’s or its applicable Affiliate’s Control that would be reasonably useful for Moderna to determine wither to exercise its right under this Section 4.2.2 (Right of First Negotiation) (the “Discontinued Target ROFN Notice”). Moderna shall have a right of first negotiation on the terms and conditions set forth in this Section 4.2.2 (Right of First Negotiation). In the event Moderna wishes to exercise its right of first negotiation with respect to such Discontinued Target identified in the Discontinued Target ROFN Notice, it shall do so in writing (the “Discontinued Target ROFN Exercise Notice”) no later than [***] after Moderna’s receipt of the applicable Discontinued Target ROFN Notice (the “Discontinued Target ROFN Exercise Period”). Upon Metagenomi’s receipt of the applicable Discontinued Target ROFN Exercise Notice, Metagenomi and Moderna shall negotiate in good faith to attempt to reach agreement on the terms of a collaboration and license agreement for the Discontinued Target in the applicable countries or regions of the Territory similar to the terms related to DT Moderna Research Programs in this Agreement as if the Discontinued Target were a DT Moderna Target. If (A) the Parties do not enter into such collaboration and license agreement within [***] of Metagenomi’s receipt of the applicable Discontinued Target ROFN Exercise Notice (the “Discontinued Target ROFN Negotiation Period”), (B) Moderna fails to respond during the applicable Discontinued Target ROFN Exercise Period, or (C) Moderna notifies Metagenomi that it elects not to exercise such negotiation right, Metagenomi or its applicable Affiliate shall be free to seek to enter into an agreement granting rights to the Discontinued Target in the countries or regions in the Territory with the Third Party, each as identified in the applicable Discontinued Target ROFN Notice; provided that in the event Metagenomi or its applicable Affiliate does not enter into such an agreement within [***] from (x) in the case of clause (A), expiration of the applicable Discontinued Target ROFN Negotiation Period, or (y) in the case of clauses (B) and (C), expiration of the applicable Discontinued Target ROFN Exercise Period (or earlier delivery of notice by Moderna to Metagenomi that it elects not to exercise such negotiation right), Metagenomi shall thereafter be obligated to, prior to entering into any such agreement, resubmit the Discontinued Target ROFN Notice and enter into good faith negotiations with Moderna regarding such rights as specified above in this Section 4.2.2 (Right of First Negotiation) at Moderna’s request, so long as the applicable Discontinued Target ROFN Period has not expired.

4.3 DT Target Evaluation Plan. Within [***] after the Effective Date, the Parties shall promptly establish a research program to advance Base Editing technology towards achieving the Base Editing Knockout Readiness and to evaluate the Reserved DT Targets (the “DT Target Evaluation Program”). The Research activities in the DT Target Evaluation Program shall follow a research plan and budget detailing principal objectives and the activities to be undertaken by both Parties, which includes: (a) the responsibilities of the Parties, and (b) a timeline showing the key activities and timeframes in which such activities are expected to be completed (the “DT Target Evaluation Plan”). Moderna shall have the right to modify or amend the DT Target Evaluation Plan, provided that any modifications or amendments to the DT Target Evaluation Plan shall be subject to review by the JRC and approval by the JSC.

4.4 DT Moderna Research Plan. Upon written request by Moderna at any time during the DT Moderna Research Term, the Parties shall promptly establish a research program to discover and advance Licensed Product candidates within the DT Field (each, a “DT Moderna Candidate”) Directed Against a Reserved DT Target selected by Moderna in its sole discretion in such written request (each Reserved DT Target so selected by Moderna, a “DT Moderna Target”) in order to advance such DT Moderna Candidates to IND Filing (the “DT Moderna Research Program”; together with the DT Target Evaluation Program, the “DT Programs”). Notwithstanding the foregoing, upon the earlier of completion of the DT Target Evaluation Program or [***] after the Effective Date, the Parties shall establish DT Moderna Research Programs for each then-current Reserved DT Target. To facilitate the foregoing, the Parties shall jointly propose a research and development plan and budget detailing principal objectives and the activities to be undertaken by both Parties in such DT Moderna Research Program, which includes: (a) the responsibilities of the Parties, (b) a timeline showing the key activities and timeframes in which such activities are expected to be completed, and (c) the criteria for a [***] (the “DT Moderna Research Plan”; together with the DT Target Evaluation Plan, the “DT Plans”). The initial DT Moderna Research Plan shall be reviewed by the JRC and approved by the JSC. Moderna shall have the right to modify or amend the DT Moderna Research Plan, provided that any modifications or amendments to the DT Moderna Research Plan shall be subject to review by the JRC and approval by the JSC.

4.5 Obligations During the DT Moderna Research Term. Each Party shall use Commercially Reasonable Efforts to perform and complete (itself or through its Affiliates or by permitted subcontracting) its obligations under the DT Plans. Neither Party shall be required to perform any work which is not contemplated by any DT Plan, unless such additional work is reflected in a mutually agreed amendment to the applicable DT Plan. Without limiting the generality of the foregoing, on a DT Moderna Research Program-by-DT Moderna Research Program basis, each Party shall use Commercially Reasonable Efforts to perform and complete its activities under the DT Plans.

4.6 DT Moderna Research Term Costs. Metagenomi’s Research Costs incurred under the DT Target Evaluation Plan and any DT Moderna Research Plan shall, on an annual basis, first be credited against the Annual Research Funding Amounts. Upon fully consuming the Annual Research Funding Amount for any given year by Metagenomi’s Research Costs (which, for the avoidance of doubt, include Research Costs incurred under the RT Plans), Moderna shall pay Metagenomi for Metagenomi’s Research Costs incurred under the DT Plans which are not covered by the Annual Research Funding Amount (the “DT Moderna Excess Costs”) so long as the aggregate Research Costs incurred by Metagenomi in the DT Programs do not exceed the aggregate budgets therefor set forth in the DT Plans (the “DT Moderna Research Budgets”), provided that Moderna’s obligation to compensate Metagenomi for DT Moderna Excess Costs shall be subject to Metagenomi’s obligation to provide reports describing all of Metagenomi’s Research Costs incurred under the DT Target Evaluation Plan and any DT Moderna Research Plan, including any DT Moderna Excess Costs. Within [***] after the end of each Calendar Quarter, Metagenomi shall send such a report to Moderna describing all of Metagenomi’s Research Costs incurred under the DT Target Evaluation Plan and any DT Moderna Research Plan, including any DT Moderna Excess Costs, for such Calendar Quarter. Moderna may reasonably request additional supporting documentation for Metagenomi’s Research Costs described in such reports and Metagenomi shall provide such documentation (e.g. out-of-pocket cost breakdowns and general allocation of FTEs). No later than [***] after receipt of any such invoice from Metagenomi, Moderna shall make payment of undisputed amounts for the DT Moderna Excess Costs for such Calendar Quarter. Reimbursement of any DT Moderna Excess Costs in excess of the DT Moderna Research Budgets shall be subject to approval by the JSC.

4.7 Subcontractors for the DT Plans. Subject to the remainder of this Section 4.7 (Subcontractors for the DT Plans), each Party may engage subcontractors to perform its obligations under the applicable DT Plan. In all cases, such Party shall ensure that (a) it remains responsible for the work allocated to such subcontractors to the same extent it would if it had done such work itself, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are at least as protective as those undertaken by such Party with respect to Confidential Information pursuant to Article 11 (Confidentiality), and (c) the subcontractor undertakes in writing to assign or exclusively license back (with the right to sublicense through multiple tiers) all intellectual property with respect to all Results and all other intellectual property arising out of such subcontracted activities, in each case in the course of performing any such work under the applicable DT Plan to such Party such that such Party shall

Control such intellectual property. Without limiting the generality of the foregoing, each Party may subcontract any of its obligations under the applicable DT Plan to a university or academic institution on reasonable and customary terms, provided that, (a) such Party shall use reasonable efforts to ensure that such subcontracting relationship is consistent with, and such university or academic institution abides by, the terms and obligations set forth in this Section 4.7 (Subcontractors for the DT Plans) (or such revisions to such terms or obligations as the Parties may mutually agree) and (b) neither the U.S. government nor any agency thereof has funded or will fund any part of such subcontracting relationship. The engagement of any subcontractor in compliance with this Section 4.7 (Subcontractors for the DT Plans) shall not relieve either Party of its obligations under the applicable DT Plan or this Agreement.

4.8 Records and Reports.

4.8.1 Records. Metagenomi and Moderna shall maintain, or cause to be maintained, during the DT Moderna Research Term and for a reasonable period of time thereafter that is consistent with industry standards, complete and accurate written (or electronic) records of its activities under each DT Plan in sufficient detail and in a good scientific manner appropriate for scientific, patent and regulatory purposes, which records shall reasonably reflect all work performed by or on behalf of such Party under the applicable DT Plan (the “DT Moderna Records”). Moderna may request a copy of any DT Moderna Records of Metagenomi.

4.8.2 Reports. Metagenomi and Moderna shall report on a Calendar Quarter basis to the other Party through the JRC its Results in conducting activities under the DT Plans (the “DT Moderna Results”). In addition, for each DT Program, each Party shall provide the JRC with, on a Calendar Quarter basis during the DT Moderna Research Term, all DT Moderna Results generated by or on behalf of such Party in performance of its activities under the applicable DT Plan.

4.8.3 Ownership; Confidentiality. Each Party shall own all rights, title and interest (including all intellectual property rights) in and to the DT Moderna Results and the DT Moderna Records generated by or for it in accordance with Section 8.1.2 (Ownership of Intellectual Property). The DT Moderna Results and DT Moderna Records constitute Confidential Information and shall in each case be subject to the rights and obligations of the Parties under this Agreement, including Article 11 (Confidentiality) and the licenses granted hereunder.

4.9 DT Option. On a DT Moderna Research Program-by-DT Moderna Research Program basis, in the event this Agreement has not expired or been terminated with respect to such DT Moderna Research Program, Metagenomi hereby grants to Moderna the right, but not the obligation, to exercise an exclusive option, exercisable at any time during the Term but no later than [***] (the “DT Option Period”) to obtain the licenses set forth in Section 5.15 (License to Moderna Upon Exercise of the DT Option) with respect to such DT Moderna Research Program (the “DT Option”). Moderna may exercise the DT Option up to two (2) times for a total of two (2) DT Moderna Targets under this Agreement, each with respect to a DT Moderna Research Program at its own choosing in its sole discretion. No later than [***] after the beginning of the DT Option Period for each DT Moderna Research Program, Metagenomi shall (a) provide to Moderna the Data Package for such DT Moderna Research Program, and (b) afford reasonable access during normal business hours to Metagenomi’s personnel by Moderna and its representatives as Moderna may reasonably request to assist Moderna in deciding whether to exercise the DT Option. Moderna may exercise the DT Option with respect to a DT Moderna Research Program by delivering a DT Option exercise notice in respect of such DT Option to Metagenomi at any time during the Term prior to the expiration of the DT Option Period for such DT Moderna Research Program (the date of such delivery, the “DT Option Exercise Date”). Within [***] after the DT Option Exercise Date, Moderna shall pay the DT Option Fee for such DT Moderna Research Program to Metagenomi. For clarity, on a DT Moderna Research Program-by-DT Moderna Research Program basis, after Moderna exercises its DT Option with respect to such DT Moderna Research Program, Moderna shall be solely responsible and have sole authority for all Development (including IND Filing), Manufacturing and Commercialization of all Licensed DT Products for such DT Moderna Research Program, and Moderna shall use Commercially Reasonable Efforts to Develop and Commercialize one or more Licensed DT Products for each such DT Moderna Research Program. For the avoidance of doubt, Moderna may exercise the DT Option with respect to such DT Moderna Research Program during the DT Option Period, regardless of whether the applicable DT Moderna Research Plan has been put in place and whether the activities under the applicable DT Moderna Research Plan have been completed or carried out at all. If Moderna does not exercise the DT Option during the DT Option Period, then Metagenomi shall have no further obligation to Moderna with respect to such DT Moderna Research Program. Notwithstanding anything herein to the contrary, if Moderna exercises an RT Option and a DT Option with respect to the same target, then the DT Option Fee or the RT Option Fee, as applicable, for the later exercise shall be reduced by [***] and the two applicable Programs will be treated as one for purposes of Moderna’s Commercially Reasonable Efforts obligations.

Article 5

LICENSES; EXCLUSIVITY; MANUFACTURE

5.1 RT Research Term License. On an RT Program-by-RT Program basis, each Party agrees to grant, and hereby grants, the other Party, during the RT Research Term, a nonexclusive license under such Party’s Background Technology and RT Program Technology (including RT Results and RT Records generated by or for such Party in conducting activities under all RT Plans) (collectively, such Party’s “RT Research Licensed Technology”), to carry out the other Party’s activities under the RT Plan in such RT Program.

5.2 RT Preclinical Research Technology Transfer. On an RT Program-by-RT Program basis:

5.2.1 from time to time during the Term for such RT Program, each Party shall provide to the other Party such Party’s RT Research Licensed Technology to be used based on the applicable RT Plan or as utilized under such RT Program in such Party’s possession or Control but was not previously provided in form and by means to be mutually agreed by the Parties; and

5.2.2 during the Term for such RT Program, such Party shall reasonably cooperate with the other Party to facilitate the technology transfer of such Party’s RT Research Licensed Technology to be used based on the applicable RT Plan or as utilized under such RT Program to the other Party. Such cooperation shall include providing the other Party with reasonable access by teleconference or in-person at such Party’s facilities to appropriate personnel from such Party to provide the other Party with technical assistance and consultation in connection with the transfer of such Party’s RT Research Licensed Technology for such RT Program.

Notwithstanding the foregoing provisions of this Section 5.2 (RT Preclinical Research Technology Transfer) or anything else herein to the contrary, Moderna’s obligation to transfer its RT Research Licensed Technology to Metagenomi under this Section 5.2 (RT Preclinical Research Technology Transfer) shall be limited to the RT Research Licensed Technology that Moderna determines at its sole discretion is necessary or reasonably useful for Metagenomi to carry out its activities under the applicable RT Plan.

5.3 DT Moderna Research Term License. On a DT Program-by-DT Program basis, each Party agrees to grant, and hereby grants, the other Party, during the DT Moderna Research Term, a non-exclusive license under such Party’s Background Technology and DT Program Technology (including DT Moderna Results and DT Moderna Records generated by or for such Party in conducting activities under all DT Plans) (collectively, such Party’s “DT Moderna Research Licensed Technology”), to carry out the other Party’s activities under the DT Plan in such DT Program.

5.4 DT Moderna Research Term Technology Transfer. On a DT Program-by-DT Program basis:

5.4.1 as soon as reasonably practicable but in any event no less than [***] after the initiation of such DT Program, each Party shall provide to the other Party with such Party’s DT Moderna Research Licensed Technology to be used based on the applicable DT Plan or as utilized under such DT Program in such Party’s possession or Control as of the Effective Date in form and by means to be mutually agreed by the Parties;

5.4.2 from time to time during the Term for such DT Program, such Party shall provide to the other Party such Party’s DT Moderna Research Licensed Technology to be used based on the applicable DT Plan or as utilized under such DT Program in such Party’s possession or Control but was not previously provided in form and by means to be mutually agreed by the Parties; and

5.4.3 during the Term for such DT Program, such Party shall reasonably cooperate with the other Party to facilitate the technology transfer of such Party’s DT Moderna Research Licensed Technology for such DT Program to the other Party. Such cooperation shall include providing the other Party with reasonable access by teleconference or in-person at such Party’s facilities to appropriate personnel from such Party to provide the other Party with technical assistance and consultation in connection with the transfer of such Party’s DT Moderna Research Licensed Technology for such DT Program.

Notwithstanding the foregoing provisions of this Section 5.4 (DT Moderna Research Term Technology Transfer) or anything else herein to the contrary, Moderna’s obligation to transfer its DT Moderna Research Licensed Technology to Metagenomi under this Section 5.4 (DT Moderna Research Term Technology Transfer) shall be limited to the DT Moderna Research Licensed Technology that Moderna determines in its sole discretion is necessary or reasonably useful for Metagenomi to carry out its activities under the applicable DT Plan.

5.5 DT Co-Co Program License. Metagenomi agrees to grant, and hereby grants, to Moderna, during the Term, a co-exclusive license (with Metagenomi and its Affiliates) under the Metagenomi Licensed DT Co-Co Technology, to Exploit all applications of the DT Co-Co Target in the DT Co-Co Program, including all DT Co-Co Candidates in such DT Co-Co Program, for any use in the DT Field in the Territory during the Term, provided that (i) Moderna shall only exercise such license to carry out its activities under the DT Co-Co Plans for such DT Co-Co Program; and (ii) Metagenomi shall only practice its rights under the co-exclusively licensed Metagenomi Licensed DT Co-Co Technology to carry out its activities under the DT Co-Co Plans for such DT Co-Co Program. Moderna agrees to grant, and hereby grants, to Metagenomi, during the Term, a license under the Moderna Licensed DT Co-Co Technology, to carry out Metagenomi’s activities under the DT Co-Co Plans for the DT Co-Co Program. Such license shall be non-exclusive prior to DC Nomination and co-exclusive (with Moderna and its Affiliates) after DC Nomination with respect to the DT Co-Co Product nominated in such DC Nomination, and shall not include the right to Manufacture or have Manufactured the DT Co-Co Product other than the rights of Moderna set forth in Section 5.23 (Manufacture).

5.6 DT Co-Co Research Technology Transfer. With respect to the DT Co-Co Program:

5.6.1 as soon as reasonably practicable but in any event no less than thirty (30) days after the Effective Date, each Party shall provide to the other Party with such Party’s Licensed DT Co-Co Technology for such DT Co-Co Program in such Party’s possession or Control as of the Effective Date in form and by means to be mutually agreed by the Parties;

5.6.2 from time to time during the Term, such Party shall provide to the other Party such Party’s Licensed DT Co-Co Technology for such DT Co-Co Program in such Party’s possession or Control but was not previously provided in form and by means to be mutually agreed by the Parties; and

5.6.3 during the Term, such Party shall reasonably cooperate with the other Party to facilitate the technology transfer of such Party’s Licensed DT Co-Co Technology for such DT Co-Co Program to the other Party. Such cooperation shall include providing the other Party with reasonable access by teleconference or in-person at such Party’s facilities to appropriate personnel from such Party to provide the other Party with technical assistance and consultation in connection with the transfer of such Party’s Licensed DT Co-Co Technology for such DT Co-Co Program.

Notwithstanding the foregoing provisions of this Section 5.6 (DT Co-Co Research Technology Transfer) or anything else herein to the contrary, (a) Moderna’s obligation to transfer its Licensed DT Co-Co Technology to Metagenomi under this Section 5.6 (DT Co-Co Research Technology Transfer) shall be limited to its Licensed DT Co-Co Technology that Moderna determines in its sole discretion is necessary or reasonably useful for Metagenomi to carry out its activities under the applicable DT Co-Co Plans, and (b) Metagenomi’s obligation to transfer its Licensed DT Co-Co Technology to Moderna under this Section 5.6 (DT Co-Co Research Technology Transfer) shall be limited to its Licensed DT Co-Co Technology that Metagenomi determines in its sole discretion is necessary or reasonably useful for Moderna to carry out its activities under the applicable DT Co-Co Plans, provided, however, notwithstanding anything herein to the contrary, (i) in the event of an Opt-Out by Metagenomi pursuant to Section 6.8 (Opt-Out Right), the foregoing clause (b) shall no longer apply with respect to the DT Co-Co Program from which Metagenomi has exercised the Opt-Out Right, and Metagenomi shall transfer or otherwise provide all of its Licensed DT Co-Co Technology to Moderna in accordance with Sections 5.6.2 (DT Co-Co Research Technology Transfer), 5.6.3 (DT Co-Co Research Technology Transfer), and 5.17 (Metagenomi Licensed Collaboration Technology Update); and (ii) in the event of an Opt-Out by Moderna pursuant to Section 6.8.1 (Opt-Out Right) prior to DC Nomination in such DT Co-Co Program, the foregoing clause (a) shall continue to apply but the scope of the Moderna Licensed DT Co-Co Technology under this Section 5.6 (DT Co-Co Research Technology Transfer) shall be expanded to additionally include Moderna’s DT Moderna Research Licensed Technology being Exploited by Moderna as of the expiration of the Initial DT Co-Co Research Term. Notwithstanding the foregoing provisions of this Section 5.6.3 (DT Co-Co Research Technology Transfer) or anything else herein to the contrary, Metagenomi acknowledges, understands and agrees that no CMC or Manufacturing-related Know-How shall be provided by Moderna to Metagenomi under this Agreement, including this Section 5.6.3 (DT Co-Co Research Technology Transfer).

5.7 Sublicensing.

5.7.1 Rights to Grant Licenses and Sublicenses in the Territory. Except as permitted under this Section 5.7 (Sublicensing), without the prior approval of the other Party, neither Party shall grant a sublicense of the rights granted to such Party under Section 5.5 (DT Co-Co Program License), to Develop, Manufacture, perform Medical Affairs with respect to, or Commercialize the DT Co-Co Products in the Territory. If either Party wishes to grant a license or sublicense (as applicable) to a Third Party to Develop, Manufacture, perform Medical Affairs with respect to, or Commercialize any DT Co-Co Product in the Territory (except as permitted under this Section 5.7 (Sublicensing)), then such Party shall notify the other Party through the JSC, and the other Party shall review such proposal and determine whether to approve the extension of rights to such licensee or sublicensee. Following any such approval by the applicable JSC subcommittee of a proposed licensee or sublicensee in the Territory, unless otherwise agreed by the applicable JSC subcommittee, such Party shall have the right to lead discussions with potential licensees or sublicensees, negotiate terms, and execute the agreement with such licensee or sublicensee, provided that such Party shall provide the final form of any such agreement to the applicable JSC subcommittee for the applicable JSC subcommittee’s approval prior to execution thereof. In addition, the Parties shall coordinate through the applicable JSC subcommittee with respect to the performance or any such licensees or sublicensees, as applicable, to ensure the efficient Development, Manufacture, performance of Medical Affairs with respect to, and Commercialization of the DT Co-Co Products throughout the Territory. Notwithstanding the foregoing, if a Party has exercised its Opt-Out Right pursuant to Section 6.8 (Opt-Out Right), then the foregoing restrictions on sublicensing shall not apply and, subject to Section 6.8.3 (Right of First Offer After Opt-Out), the Primary Party shall have the right to sublicense the rights granted under Section 5.5 (DT Co-Co Program License) without the prior approval of the Opt-Out Party, provided, however, notwithstanding anything herein to the contrary, in the event Moderna exercises its Opt-Out Right pursuant to Section 6.8 (Opt-Out Right), Moderna shall retain its right to Manufacture under Section 5.23 (Manufacture). Notwithstanding anything herein to the contrary, Metagenomi shall not grant a sublicense of the rights granted to it under Section 5.5 (DT Co-Co Program License) to Manufacture any DT Co-Co Products in the Territory.

5.7.2 Costs and Income from Sublicensing Activities in the Territory. The External Costs incurred in connection with the negotiation of an agreement with any such Third Party licensee or sublicensee (including legal costs and attorneys’ fees) in the Territory as approved by the JSC shall be shared equally by the Parties as Other Operating Expenses in accordance with Section 7.4 (Co-Co Products Profit and Loss Share). Any Licensing Income received from such Third Party licensee or sublicensee with respect to the Development, Manufacture, Commercialization or Medical Affairs activities performed by such Third Party licensee or sublicensee in the Territory shall be shared by the Parties as part of the Operating Profits or Losses.

5.7.3 Sublicense Agreements. Each sublicense to a Third Party granted by a Party pursuant to this Section 5.7 (Sublicensing) shall (a) be subject and subordinate to this Agreement, (b) be consistent with the terms of this Agreement, (c) include obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 11 (Confidentiality), and (d) include terms that are consistent with and no less restrictive with respect to the intellectual property provisions set forth in this Agreement, unless, in each case, the Parties agree otherwise.

5.8 Responsibility for Sublicensees. Notwithstanding any sublicense, the Party that grants rights to such licensee or sublicensee (as applicable) shall remain primarily liable to the other Party for the performance of all of its obligations under, and such Party’s compliance with all provisions of, this Agreement. Each Party agrees that it shall be fully responsible and liable for any breach of the terms of this Agreement by any of its licensees or sublicensees (as applicable) to the same extent as if such Party itself has committed any such breach.

5.9 Subcontracting for DT Co-Co Plans.

5.9.1 Subcontracting Rights. Either Party may engage a Third Party to perform services on a fee for service basis in connection with the performance of its obligations or exercise of its rights under the DT Co-Co Plans in the Territory; provided that (a) any subcontractor engaged to perform Development activities with respect to a DT Co-Co Product must be set forth in the Development Plan for such DT Co-Co Product, (b) any subcontractor engaged to perform Medical Affairs with respect to a DT Co-Co Product in or for the Territory must be set forth in the Medical Affairs Plan for such DT Co-Co Product, and (c) any subcontractor engaged to perform Commercialization activities with respect to a DT Co-Co Product in or for the Territory must be set forth in the Commercialization Plan for such DT Co-Co Product.

5.9.2 Subcontracting Requirements. No subcontracting by either Party in accordance with Section 5.9.1 (Subcontracting Rights) shall relieve the subcontracting Party of its obligations under this Agreement or any liability hereunder. Each agreement with any Third Party subcontractor engaged in accordance with Section 5.9.1 (Subcontracting Rights) must (a) be consistent with the terms of this Agreement, (b) include obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 11 (Confidentiality), and (c) include terms that are consistent with the intellectual property provisions set forth in this Agreement. As soon as reasonably practicable thereafter each Party shall provide the other Party with a copy of any executed agreement with a Third Party subcontractor that shall perform Development, Manufacturing, Commercialization, or Medical Affairs activities under this Agreement in the Territory (which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section 5.9 (Subcontracting for DT Co-Co Plans)). Schedule E (Approved Subcontractors) sets forth a list of pre-approved subcontractors that may be engaged by either Party to perform activities hereunder in the Territory. Each Party shall remain directly responsible for any uncured material breach of this Agreement by a subcontractor and shall terminate promptly any such subcontractor with notice to the other Party of such termination.

5.10 Third Party In-Licenses in the DT Co-Co Program.

5.10.1 Existing Co-Co In-Licenses. The Parties agree that the agreements listed on Schedule F (Existing Co-Co In-Licenses) are existing in-licenses entered into by each Party that relate or pertain to the DT Co-Co Program. Each stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of all such existing in-licenses of the other Party as such terms exist on the Effective Date with respect to the other Party’s Licensed DT Co-Co Technology that is being sublicensed thereunder, and such Party hereby agrees to comply with those terms. The Party that is a party to such an existing in-license has provided to the other Party a true and correct copy of such in-license prior to the Effective Date. Each Party further stipulates and agrees that the other Party’s ability to comply with its obligations, and grant rights and licenses to such Party, under this Agreement may be limited by requirements and restrictions imposed on the other Party under such existing in-licenses, and notwithstanding any provision to the contrary set forth in this Agreement, the other Party shall not be required to take any action that would cause it to be in breach of any such existing in-license.

5.10.2 Future DT Co-Co In-Licenses. Except as otherwise expressly provided herein, each Party shall have the right, in its sole discretion, to independently negotiate, obtain and maintain rights to use any and all Patents or Know-How held by a Third Party (whether through acquisition or license) that relates or otherwise pertains to the DT Co-Co Program. Subject to the provisions of this Agreement, each Party shall be responsible for all obligations under the agreements with the relevant Third Parties to acquire such rights. Such agreements shall be referred to as “Co-Co Moderna In-License Agreements” in the event such Party is Moderna (or any of its Affiliates) and “Co-Co Metagenomi In-License Agreements” in the event such Party is Metagenomi (or any of its Affiliates).

5.10.3 Co-Co Moderna In-License Agreements.

(a) Co-Co Moderna In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, during the Term for the DT Co-Co Program, Moderna shall have the right to determine, in its sole discretion, whether any Patents or Know-How under any Co-Co Moderna In-License Agreement can and should be sublicensed to Metagenomi for such DT Co-Co Program. If Moderna determines that any such Patents or Know-How can and should be sublicensed to Metagenomi for such DT Co-Co Program, then Moderna shall disclose to Metagenomi the terms of such Co-Co Moderna In-License Agreement (including by providing a copy of such Co-Co Moderna In-License Agreement to Metagenomi), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of such Patents and Know-How for the performance by Metagenomi of its existing or future activities in the DT Co-Co Program. After Metagenomi has had an opportunity to review the terms of such Co-Co Moderna In-License Agreement and has agreed in writing to be subject to such terms, (i) such Patents and Know-How shall be deemed “Controlled” by Moderna or its Affiliates for purposes of this Agreement and shall be included in the Moderna Licensed DT Co-Co Technology, (ii) the Parties shall allocate any royalty or other payment obligations to the applicable Third Party in connection with such Patents or Know-How in accordance with Section 5.10.3(b) (Payments under Co-Co Moderna In-License Agreements), and (iii) Metagenomi stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such Co-Co Moderna In-License Agreement, and Metagenomi hereby agrees to comply with those terms. Metagenomi further stipulates and agrees that Moderna’s ability to comply with its obligations, and grant rights and licenses to Metagenomi, under this Agreement may be limited by requirements and restrictions imposed on Moderna under such Co-Co Moderna In-License Agreement, and notwithstanding any provision to the contrary set forth in this Agreement, Moderna shall not be required to take any action that would cause it to be in breach of any such Co-Co Moderna In-License Agreement. If Moderna does not notify Metagenomi of a Co-Co Moderna In-License Agreement, then no Patents or Know-How under such Co-Co Moderna In-License Agreement shall be deemed “Controlled” by Moderna or its Affiliates for purposes of this Agreement, and they shall be excluded from the Moderna Licensed DT Co-Co Technology.

(b) Payments under Co-Co Moderna In-License Agreements. In the event the subject matter of a Co-Co Moderna In-License Agreement is broader than the Patents and Know-How thereunder that is included in the Moderna Licensed DT Co-Co Technology pursuant to Section 5.10.3(a) (Co-Co Moderna In-License Agreements), the Parties shall negotiate in good faith and reasonably allocate to Metagenomi the obligation to pay that portion of Moderna’s Third Party Payment under such Co-Co Moderna In-License Agreement that is attributable to Metagenomi’s exercise of its licenses or rights to such Patents or Know-How, subject to Section 5.10.5 (Metagenomi Payments for Certain Technology). A disagreement between the Parties on such payment allocation shall be resolved in accordance with Section 13.4 (Baseball Arbitration). In the event a Party exercises the Opt-Out Right under Section 6.8 (Opt-Out Right), from and after the Opt-Out Date, the Primary Party shall pay [***] of Moderna’s Third Party Payment under such Co-Co Moderna In-License Agreement, subject to Section 7.11.2(d) (Third Party Payments).

5.10.4 Co-Co Metagenomi In-License Agreements.

(a) Co-Co Metagenomi In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, during the Term for the DT Co-Co Program, Metagenomi shall have the right to determine, in its sole discretion, whether any Patents or Know-How under any Co-Co Metagenomi In-License Agreement can and should be sublicensed to Moderna for such DT Co-Co Program. If Metagenomi determines that any such Patents or Know-How can and should be sublicensed to Moderna for such DT Co-Co Program, then Metagenomi shall disclose to Moderna the terms of such Co-Co Metagenomi In-License Agreement (including by providing a copy of such Co-Co Metagenomi In-License Agreement to Moderna), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of such Patents and Know-How for the performance by Moderna of its existing or future activities in the DT Co-Co Program. After Moderna has had an opportunity to review the terms of such Co-Co Metagenomi In-License Agreement and has agreed in writing to be subject to such terms, (i) such Patents and Know-How shall be deemed “Controlled” by Metagenomi or its Affiliates for purposes of this Agreement and shall be included in the Metagenomi Licensed

DT Co-Co Technology, (ii) the Parties shall allocate any royalty or other payment obligations to the applicable Third Party in connection with such Patents or Know-How in accordance with Section 5.10.4(b) (Payments under Co-Co Metagenomi In-License Agreements), and (iii) Moderna stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such Co-Co Metagenomi In-License Agreement, and Moderna hereby agrees to comply with those terms. Moderna further stipulates and agrees that Metagenomi’s ability to comply with its obligations, and grant rights and licenses to Moderna, under this Agreement may be limited by requirements and restrictions imposed on Metagenomi under such Co-Co Metagenomi In-License Agreement, and notwithstanding any provision to the contrary set forth in this Agreement, Metagenomi shall not be required to take any action that would cause it to be in breach of any such Co-Co Metagenomi In-License Agreement. If Metagenomi does not notify Moderna of a Co-Co Metagenomi In-License Agreement, then no Patents or Know-How under such Co-Co Metagenomi In-License Agreement shall be deemed “Controlled” by Metagenomi or its Affiliates for purposes of this Agreement, and they shall be excluded from the Metagenomi Licensed DT Co-Co Technology.

(b) Payments under Co-Co Metagenomi In-License Agreements. In the event the subject matter of a Co-Co Metagenomi In-License Agreement is broader than the Patents and Know-How thereunder that is included in the Metagenomi Licensed DT Co-Co Technology pursuant to Section 5.10.4(a) (Co-Co Metagenomi In-License Agreements), the Parties shall negotiate in good faith and reasonably allocate to Moderna the obligation to pay that portion of Metagenomi’s Third Party Payment under such Co-Co Metagenomi In-License Agreement that is attributable to Moderna’s exercise of its licenses or rights to such Patents or Know-How, subject to Section 5.10.5 (Metagenomi Payments for Certain Technology). A disagreement between the Parties on such payment allocation shall be resolved in accordance with Section 13.4 (Baseball Arbitration). In the event a Party exercises the Opt-Out Right under Section 6.8 (Opt-Out Right), from and after the Opt-Out Date, the Primary Party shall pay [***] of Metagenomi’s Third Party Payment under such Co-Co Metagenomi In-License Agreement, subject to Section 7.11.2(d) (Third Party Payments).

5.10.5 Metagenomi Payments for Certain Technology. Notwithstanding the foregoing provisions of this Section 5.10 (Third Party In-Licenses in the DT Co-Co Program), if and to the extent any Patents or Know-How under a Co-Co Metagenomi In-License Agreement is necessary or reasonably useful to Exploit any Gene-Editing proteins (including the making or using thereof), that are the preferred choice for the applicable DT Co-Co Products, by reference to scientific merit, manufacturing ease, clinical safety and effectiveness, patentability and other relevant factors, Metagenomi shall bear [***] of the Third Party Payments under such Co-Co Metagenomi In-License Agreement attributable to each Party’s Exploitation thereof in the DT Co-Co Program; provided that, from and after Metagenomi Opts-Out of the DT Co-Co Program, Moderna shall bear [***] of the Third Party Payments attributable to its continued Exploitation of the Patents and Know-How under the Co-Co Metagenomi In-License Agreement, subject to Section 7.11.2(d) (Third Party Payments), provided further that, notwithstanding anything else herein to the contrary, and without prejudicing Moderna’s rights under Section 7.11.2(d) (Third Party Payments), [***] of such Third Party Payments may be deducted from any royalty payments to Metagenomi under Section 7.11.2 (Opt-Out Royalties) for the applicable DT Co-Co Product provided such deduction may not result in a reduction in excess of [***] of the royalties that otherwise would have been due and payable to Metagenomi under Section 7.11.2 (Opt-Out

Royalties). In addition, notwithstanding anything else herein to the contrary, and without prejudicing Moderna’s rights under Section 7.11.2(d) (Third Party Payments), from and after Metagenomi Opts-Out of the DT Co-Co Program, [***] of Moderna’s Third Party Payments under any and all Co-Co Moderna In-License Agreements for Patents or Know-How necessary to Exploit any Gene-Editing proteins (including the making or using thereof) due to the Metagenomi Gene-Editing proteins being Covered by such Patents or Know-How or due to the Metagenomi Gene-Editing proteins being materially less efficacious than the Third Party Gene-Editing proteins, may be deducted from any royalty payments to Metagenomi under Section 7.11.2 (Opt-Out Royalties) for the applicable DT Co-Co Product provided such deduction may not result in a reduction in excess of [***] of the royalties that otherwise would have been due and payable to Metagenomi under Section 7.11.2 (Opt-Out Royalties).

5.10.6 Moderna Payments for Certain Technology. Notwithstanding the foregoing provisions of this Section 5.10 (Third Party In-Licenses in the DT Co-Co Program), if and to the extent any Patents or Know-How under a Co-Co Moderna In-License Agreement is necessary or reasonably useful to Exploit any mRNA-LNP Technology (including the making or using thereof), that are the preferred choice for the applicable DT Co-Co Products, by reference to scientific merit, manufacturing ease, clinical safety and effectiveness, patentability and other relevant factors, Moderna shall bear [***] of the Third Party Payments attributable to each Party’s Exploitation thereof in the DT Co-Co Program, provided that, from and after Moderna Opts-Out of the DT Co-Co Program, Metagenomi shall bear [***] of the Third Party Payments attributable to its continued Exploitation of the Patents and Know-How under the Co-Co Moderna In-License Agreement, subject to Section 7.11.2(d) (Third Party Payments).

5.11 Third Party In-Licenses in RT Programs.

5.11.1 Existing RT In-Licenses. The Parties agree that the agreements listed on Schedule G (Existing RT In-Licenses) are existing in-licenses entered into by each Party that relate or pertain to the RT Programs. Each stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of all such existing in-licenses of the other Party as such terms exist on the Effective Date, and such Party hereby agrees to comply with those terms. The Party that is a party to such an existing in-license has provided to the other Party a true and correct copy of such in-license prior to the Effective Date. Each Party further stipulates and agrees that the other Party’s ability to comply with its obligations, and grant rights and licenses to such Party under this Agreement may be limited by requirements and restrictions imposed on the other Party under such existing in-licenses, and notwithstanding any provision to the contrary set forth in this Agreement, the other Party shall not be required to take any action that would cause it to be in breach of any such existing in-license.

5.11.2 Future RT In-Licenses. Except as otherwise expressly provided herein, each Party shall have the right, in its sole discretion, to independently negotiate, obtain and maintain rights to use any and all Patents or Know-How held by a Third Party (whether through acquisition or license) that relates or otherwise pertains to the RT Programs. Subject to the provisions of this Agreement, each Party shall be responsible for all obligations under the agreements with the relevant Third Parties to acquire such rights. Such agreements shall be referred to as “RT Moderna In-License Agreements” in the event such Party is Moderna (or any of its Affiliates) and “RT Metagenomi In-License Agreements” in the event such Party is Metagenomi (or any of its Affiliates).

5.11.3 RT Moderna In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, on an RT Program-by-RT Program basis, during the RT Research Term, Moderna shall have the right to determine, in its sole discretion, whether any Patents or Know-How under any RT Moderna In-License Agreement can and should be sublicensed to Metagenomi for such RT Program. If Moderna determines that any such Patents or Know-How can and should sublicensed to Metagenomi for such RT Program, then Moderna shall disclose to Metagenomi the terms of such RT Moderna In-License Agreement (including by providing a copy of such RT Moderna In-License Agreement to Metagenomi), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of such Patents and Know-How for the performance by Metagenomi of its existing or future activities under the RT Plan. Upon such disclosure, (i) such Patents and Know-How shall be deemed “Controlled” by Moderna or its Affiliates for purposes of this Agreement and shall be included in Moderna’s RT Research Licensed Technology and (ii) subject to Section 5.11.5 (Metagenomi Payments for Certain Technology), Moderna shall pay all (subject to Section 7.9.4 (Third Party Payments)) Third Party Payments under such RT Moderna In-License Agreement. After Metagenomi has had an opportunity to review the terms of such RT Moderna In-License Agreement and has agreed in writing to be subject to such terms (provided that Metagenomi may only object to being subjected to such terms if it would have a material impact on Metagenomi’s business outside the collaboration contemplated by this Agreement), Metagenomi stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such RT Moderna In-License Agreement, and Metagenomi hereby agrees to comply with those terms. Metagenomi further stipulates and agrees that Moderna’s ability to comply with its obligations, and grant rights and licenses to Metagenomi, under this Agreement may be limited by requirements and restrictions imposed on Moderna under such RT Moderna In-License Agreement, and notwithstanding any provision to the contrary set forth in this Agreement, Moderna shall not be required to take any action that would cause it to be in breach of any such RT Moderna In-License Agreement. If Moderna does not notify Metagenomi of an RT Moderna In-License Agreement, no Patents or Know-How under such RT Moderna In-License Agreement shall be “Controlled” by Moderna or its Affiliates for purposes of this Agreement, and they shall be excluded from Moderna’s RT Research Licensed Technology.

5.11.4 RT Metagenomi In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, on a RT Program-by-RT Program basis, during the RT Research Term, Metagenomi shall disclose to Moderna all RT Metagenomi In-License Agreements (including by providing a copy of such RT Metagenomi In-License Agreement to Moderna). Metagenomi shall use reasonable efforts to ensure that any such rights acquired under any RT Metagenomi In-License Agreement are freely sublicensable to Moderna hereunder, provided if Metagenomi (or any of its Affiliates) is unable to obtain the right to grant a sublicense to Moderna for any RT Program under all intellectual property rights licensed to Metagenomi (or its Affiliate) under such RT Metagenomi In-License Agreement, then Metagenomi (or its Affiliate) shall exclude any such intellectual property rights for the applicable RT Program from the scope of such RT Metagenomi In-License Agreement and shall promptly notify Moderna that it has entered into such RT Metagenomi In-License Agreement. In the event Moderna so elects, and to the extent such Patents and Know-How are sublicensable, (i) the applicable Patents and Know-How under such RT Metagenomi In-License Agreement shall be deemed “Controlled” by Metagenomi or its Affiliates for purposes of this Agreement as part of Metagenomi’s RT Program Technology and (ii) subject to Sections 5.11.5 (Metagenomi Payments for Certain Technology), 5.11.6 (Moderna Payments for Certain Technology) and 7.9.4 (Third Party Payments), Moderna shall pay all Third Party Payments under such RT Metagenomi In-License Agreement. Moderna stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such RT Metagenomi In-License Agreements, and Moderna hereby agrees to comply with those terms. Moderna further stipulates and agrees that Metagenomi’s ability to comply with its obligations, and grant rights and licenses to Moderna, under this Agreement may be limited by requirements and restrictions imposed on Metagenomi under such RT Metagenomi In-License Agreements, and notwithstanding any provision to the contrary set forth in this Agreement, Metagenomi shall not be required to take any action that would cause it to be in breach of any such RT Metagenomi In-License Agreements.

5.11.5 Metagenomi Payments for Certain Technology. Notwithstanding the foregoing provisions of this Section 5.11 (Third Party In-Licenses in RT Programs), if and to the extent any Patents or Know-How under an RT Metagenomi In-License Agreement is necessary to Exploit any Gene-Editing proteins (including the making or using thereof) that are the preferred choice for the applicable Licensed RT Products, by reference to scientific merit, manufacturing ease, clinical safety and effectiveness, patentability and other relevant factors, Metagenomi shall bear [***] of the Third Party Payments attributable to each Party’s Exploitation thereof in the applicable RT Programs. Moderna shall bear [***] of the Third Party Payments attributable to each Party’s Exploitation of any Patents or Know-How under an RT Moderna In-License Agreement necessary to Exploit any Gene-Editing proteins (including the making or using thereof), in each case where such Patents or Know-How is necessary either due to the Metagenomi Gene-Editing proteins being covered by such Patents or Know-How or due to the Metagenomi Gene-Editing proteins being materially less efficacious than the Third Party Gene-Editing proteins, subject to Section 7.9.4 (Third Party Payments), provided that, notwithstanding anything else herein to the contrary, and without prejudicing Moderna’s rights under Section 7.9.4 (Third Party Payments), [***] of such Third Party Payments may be deducted from any royalty payments to Metagenomi under Section 7.9 (Royalties on Products Directed Against an RT Target) and for the applicable Licensed RT Product provided such deduction may not result in a reduction in excess of [***] of the royalties that otherwise would have been due and payable to Metagenomi under Section 7.9 (Royalties on Products Directed Against an RT Target).

5.11.6 Moderna Payments for Certain Technology. After Moderna exercises the RT Option for such RT Program, the Patents and Know-How elected by Moderna pursuant to Section 5.11.4 (RT Metagenomi In-License Agreements) shall automatically be included in Metagenomi’s Licensed RT Technology with respect to such RT Program. Subject to Section 5.11.5 (Metagenomi Payments for Certain Technology), in the event the subject matter of the relevant RT Metagenomi In-License Agreement is broader than such Patents and Know-How, the Parties shall negotiate in good faith and reasonably allocate to Moderna the obligation to pay that portion of Metagenomi’s Third Party Payment under the applicable RT Metagenomi In-License Agreement that is attributable to Moderna’s exercise of its licenses or rights to such Patents or Know-How after Moderna exercises the RT Option. Moderna’s such payment obligations are subject to Section 7.9.4 (Third Party Payments) as if such payments constituted Moderna’s payments to a Third Party contemplated by Section 7.9.4 (Third Party Payments), provided Moderna shall pay Metagenomi additional payments to reflect the effect of Section 7.9.4 (Third Party Payments) had Moderna been the Party to such RT Metagenomi In-License Agreement and paid all payments to the Third Party thereunder.

5.12 Third Party In-Licenses in DT Programs.

5.12.1 Existing DT In-Licenses. The Parties agree that the agreements listed on Schedule H (Existing DT In-Licenses) are existing in-licenses entered into by each Party that relate or pertain to the DT Programs. Each stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of all such existing in-licenses of the other Party as such terms exist on the Effective Date, and such Party hereby agrees to comply with those terms. The Party that is a party to such an existing in-license has provided to the other Party a true and correct copy of such in-license prior to the Effective Date. Each Party further stipulates and agrees that the other Party’s ability to comply with its obligations, and grant rights and licenses to such Party under this Agreement may be limited by requirements and restrictions imposed on the other Party under such existing in-licenses, and notwithstanding any provision to the contrary set forth in this Agreement, the other Party shall not be required to take any action that would cause it to be in breach of any such existing in-license.

5.12.2 Future DT In-Licenses. Except as otherwise expressly provided herein, each Party shall have the right, in its sole discretion, to independently negotiate, obtain and maintain rights to use any and all Patents or Know-How held by a Third Party (whether through acquisition or license) that relates or otherwise pertains to the DT Programs. Subject to the provisions of this Agreement, each Party shall be responsible for all obligations under the agreements with the relevant Third Parties to acquire such rights. Such agreements shall be referred to as “DT Moderna In-License Agreements” in the event such Party is Moderna (or any of its Affiliates) and “DT Metagenomi In-License Agreements” in the event such Party is Metagenomi (or any of its Affiliates).

5.12.3 DT Moderna In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, on a DT Program-by-DT Program basis, during the DT Moderna Research Term, Moderna shall have the right to determine, in its sole discretion, whether any Patents or Know-How under any DT Moderna In-License Agreement can and should be sublicensed to Metagenomi for such DT Program. If Moderna determines that any such Patents or Know-How can and should be sublicensed to Metagenomi for such DT Program, then Moderna shall disclose to Metagenomi the terms of such DT Moderna In-License Agreement (including by providing a copy of such DT Moderna In-License Agreement to Metagenomi), subject to applicable confidentiality obligations and reasonable redaction of provisions that do not relate to the potential use of such Patents and Know-How for the performance by Metagenomi of its existing or future activities under the DT Plan. Upon such disclosure, (i) such Patents and Know-How shall be deemed “Controlled” by Moderna or its Affiliates for purposes of this Agreement and shall be included in Moderna’s DT Moderna Research Licensed Technology and (ii) subject to Section 5.12.5 (Metagenomi Payments for Certain Technology), Moderna shall pay all (subject to Section 7.10.4 (Third Party Payments)) Third Party Payments under such DT Moderna In-License Agreement. After Metagenomi has had an opportunity to review the terms of such DT Moderna In-License Agreement and has agreed in writing to be subject to such terms (provided that Metagenomi may only object to being subjected to such terms if it would have a material impact on Metagenomi’s business outside the collaboration contemplated by this Agreement), Metagenomi stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such DT Moderna In-License Agreement, and Metagenomi hereby agrees to comply with those terms. Metagenomi further stipulates and agrees that Moderna’s ability to comply with its obligations, and grant rights and licenses to Metagenomi, under this Agreement may be limited by requirements and restrictions imposed on Moderna under such DT Moderna In-License Agreement, and notwithstanding any provision to the contrary set forth in this Agreement, Moderna shall not be required to take any action that would cause it to be in breach of any such DT Moderna In-License Agreement. If Moderna does not notify Metagenomi of a DT Moderna In-License Agreement, no Patents or Know-How under such DT Moderna In-License Agreement shall be “Controlled” by Moderna or its Affiliates for purposes of this Agreement, and they shall be excluded from Moderna’s DT Moderna Research Licensed Technology.

5.12.4 DT Metagenomi In-License Agreements. Notwithstanding any provision in this Agreement to the contrary, on a DT Program-by- DT Program basis, during the DT Moderna Research Term, Metagenomi shall disclose to Moderna all DT Metagenomi In-License Agreements (including by providing a copy of such DT Metagenomi In-License Agreement to Moderna). Metagenomi shall use reasonable efforts to ensure that any such rights acquired under any DT Metagenomi In-License Agreement are freely sublicensable to Moderna hereunder, provided if Metagenomi (or any of its Affiliates) is unable to obtain the right to grant a sublicense to Moderna for any DT Program under all intellectual property rights licensed to Metagenomi (or its Affiliate) under such DT Metagenomi In-License Agreement, then Metagenomi (or its Affiliate) shall exclude any such intellectual property rights for the applicable DT Program from the scope of such DT Metagenomi In-License Agreement and shall promptly notify Moderna that it has entered into such DT Metagenomi In-License Agreement. In the event Moderna so elects, and to the extent such Patents and Know-How are sublicensable, (i) the applicable Patents and Know-How under such DT Metagenomi In-License Agreement shall be deemed “Controlled” by Metagenomi or its Affiliates for purposes of this Agreement as part of Metagenomi’s DT Program Technology and (ii) subject to Sections 5.12.5 (Metagenomi Payments for Certain Technology), 5.12.6 (Moderna Payments for Certain Technology) and 7.10.4 (Third Party Payments), Moderna shall pay all Third Party Payments under such DT Metagenomi In-License Agreement. Moderna stipulates and agrees that the rights and licenses granted to it under this Agreement are subject to the applicable terms of such DT Metagenomi In-License Agreements, and Moderna hereby agrees to comply with those terms. Moderna further stipulates and agrees that Metagenomi’s ability to comply with its obligations, and grant rights and licenses to Moderna, under this Agreement may be limited by requirements and restrictions imposed on Metagenomi under such DT Metagenomi In-License Agreements, and notwithstanding any provision to the contrary set forth in this Agreement, Metagenomi shall not be required to take any action that would cause it to be in breach of any such DT Metagenomi In-License Agreements.

5.12.5 Metagenomi Payments for Certain Technology. Notwithstanding the foregoing provisions of this Section 5.12 (Third Party In-Licenses in DT Programs), if and to the extent any Patents or Know-How under a DT Metagenomi In-License Agreement is necessary to Exploit Gene-Editing proteins (including the making or using thereof) that are the preferred choice for the applicable Licensed DT Products, by reference to scientific merit, manufacturing ease, clinical safety and effectiveness, patentability and other relevant factors, Metagenomi shall bear

[***] of the Third Party Payments attributable to each Party’s Exploitation thereof in the applicable DT Programs. Moderna shall bear [***] of the Third Party Payments attributable to each Party’s Exploitation of any Patents or Know-How under a DT Moderna In-License Agreement necessary to Exploit any Gene-Editing proteins (including the making or using thereof) in each case where such Patents or Know-How is necessary either due to the Metagenomi Gene-Editing proteins being covered by such Patents or Know-How or due to the Metagenomi Gene-Editing proteins being materially less efficacious than the Third Party Gene-Editing protein, subject to Section 7.10.4 (Third Party Payments), provided that, notwithstanding anything else herein to the contrary, and without prejudicing Moderna’s rights under Section 7.10.4 (Third Party Payments), [***] of such Third Party Payments may be deducted from any royalty payments to Metagenomi under Section 7.10 (Royalties on Products Directed Against a DT Moderna Target) for the applicable Licensed DT Product provided such deduction may not result in a reduction in excess of [***] of the royalties that otherwise would have been due and payable to Metagenomi under Section 7.10 (Royalties on Products Directed Against a DT Moderna Target).

5.12.6 Moderna Payments for Certain Technology. After Moderna exercises the DT Option for such DT Program, the Patents and Know-How elected by Moderna pursuant to Section 5.12.4 (DT Metagenomi In-License Agreements) shall automatically be included in Metagenomi’s Licensed DT Moderna Technology with respect to such DT Program. Subject to Section 5.12.5 (Metagenomi Payments for Certain Technology), in the event the subject matter of the relevant DT Metagenomi In-License Agreement is broader than such Patents and Know-How, the Parties shall negotiate in good faith and reasonably allocate to Moderna the obligation to pay that portion of Metagenomi’s Third Party Payment under the applicable DT Metagenomi In-License Agreement that is attributable to Moderna’s exercise of its licenses or rights to such Patents or Know-How after Moderna exercises the DT Option. Moderna’s such payment obligations are subject to Section 7.10.4 (Third Party Payments) as if such payments constituted Moderna’s payments to a Third Party contemplated by Section 7.10.4 (Third Party Payments), provided Moderna shall pay Metagenomi additional payments to reflect the effect of Section 7.10.4 (Third Party Payments) had Moderna been the Party to such DT Metagenomi In-License Agreement and paid all payments to the Third Party thereunder.

5.13 License to Moderna Upon Exercise of the RT Option. On an RT Preclinical Research Program-by-RT Preclinical Research Program basis, upon Moderna’s exercise of the RT Option (pursuant to Section 3.9 (RT Option)) with respect to the RT Target under such RT Preclinical Research Program, effective as of the applicable License Effective Date, all RT Candidates in such RT Preclinical Research Program shall become Licensed RT Products in such RT Preclinical Research Program, and Metagenomi agrees to grant and hereby grants to Moderna an exclusive (even as to Metagenomi and its Affiliates) license, with the right to sublicense through multiple tiers, under Metagenomi’s Background Technology, Metagenomi’s RT Program Technology with respect to such RT Preclinical Research Program, and all other Metagenomi Program Technology and Metagenomi’s interest in any Joint IP, in each case relevant to such RT Preclinical Research Program (collectively, the “Licensed RT Technology”), to Exploit all applications of the RT Target in such RT Preclinical Research Program, including all Licensed RT Products in such RT Preclinical Research Program, for any use in the Territory in the RT Field during the Term (the “RT License”). During the Term, Metagenomi shall ensure that it Controls all Know-How or Patents claiming or Covering Gene Editing conceived, discovered, invented or created by or on behalf of Metagenomi (including jointly with others) so as to be able to grant

Moderna the foregoing license. For clarity, on an RT Preclinical Research Program-by-RT Preclinical Research Program basis, with respect to the RT Target in the RT Field in an RT Preclinical Research Program for which Moderna has not exercised an RT Option by the end of the applicable RT Option Period, (i) the foregoing license does not grant and shall not grant any rights to Moderna with respect to such RT Target in the RT Field, and (ii) Metagenomi shall retain all rights to Metagenomi Program Technology and Metagenomi’s interest in any Joint IP (a) with respect to such RT Target in the RT Field and (b) with respect to any Field other than the RT Field, except as expressly set forth herein otherwise.

5.14 RT Technology Transfer. On an RT Preclinical Research Program-by-RT Preclinical Research Program basis:

5.14.1 as soon as reasonably practicable but in any event no less than thirty (30) days after the RT Option Exercise Date for such RT Preclinical Research Program, Metagenomi shall provide to Moderna with (i) one (1) electronic copy of all of Metagenomi’s RT Records and RT Results created or generated in all RT Programs as of the RT Option Exercise Date; (ii) one (1) electronic copy of all documents, data or other Know-How in Metagenomi’s possession or Control as of the RT Option Exercise Date that describes or contains the Licensed RT Technology; (iii) all Materials within the Licensed RT Technology in Metagenomi’s possession or Control as of the RT Option Exercise Date, and (iv) the RT Target and Licensed RT Products in such RT Preclinical Research Program designed, created, synthesized or otherwise Manufactured by or on behalf of Metagenomi as of the RT Option Exercise Date;

5.14.2 following the receipt of the RT Option Fee for such RT Preclinical Research Program, from time to time during the Term, Metagenomi shall provide to Moderna one (1) electronic copy of all documents, data or other Know-How in Metagenomi’s possession or Control that describes or contains the Licensed RT Technology and all Materials within the Licensed RT Technology in Metagenomi’s possession or Control for such RT Preclinical Research Program but was not previously provided; and

5.14.3 following the receipt of the RT Option Fee for such RT Preclinical Research Program, during the Term, Metagenomi shall reasonably cooperate with Moderna to facilitate the technology transfer of the Licensed RT Technology, RT Candidates and the RT Target in such RT Preclinical Research Program to Moderna to enable the Development, Manufacture or Commercialization of such RT Candidates and the RT Target in the RT Field in the Territory. Such cooperation shall include providing Moderna with reasonable access by teleconference or in-person at Metagenomi’s facilities to appropriate personnel from Metagenomi to provide Moderna with technical assistance and consultation in connection with the transfer of such Licensed RT Technology, RT Candidates and RT Target. Metagenomi shall provide such cooperation for no additional consideration during the RT Research Term, and for [***] thereafter. After the expiration of such [***] period, Moderna shall reimburse Metagenomi for its reasonable costs to provide such cooperation.

5.15 License to Moderna Upon Exercise of the DT Option. On a DT Moderna Research Program-by-DT Moderna Research Program basis, upon Moderna’s exercise of the DT Option (pursuant to Section 4.9 (DT Option)) with respect to the DT Target under such DT Moderna Research Program, effective as of the applicable License Effective Date, all DT Moderna Candidates in such DT Moderna Research Program shall become Licensed DT Products, and Metagenomi agrees to grant and hereby grants to Moderna an exclusive (even as to Metagenomi and its Affiliates) license, with the right to sublicense through multiple tiers, under Metagenomi’s Background Technology, Metagenomi’s DT Program Technology with respect to such DT Moderna Research Program, and all other Metagenomi Program Technology and Metagenomi’s interest in any Joint IP, in each case relevant to such DT Moderna Research Program (collectively, the “Licensed DT Moderna Technology”), to Exploit all applications of the DT Moderna Target in such DT Moderna Research Program, including all Licensed DT Products in such DT Moderna Research Program, for any use in the Territory in the DT Field during the Term (the “DT License”). During the Term, Metagenomi shall ensure that it Controls all Know-How or Patents claiming or Covering Gene Editing conceived, discovered, invented or created by or on behalf of Metagenomi (including jointly with others) so as to be able to grant Moderna the foregoing license. For clarity, on a DT Moderna Research Program-by-DT Moderna Research Program basis, with respect to the DT Moderna Target in the DT Field in a DT Moderna Research Program for which Moderna has not exercised a DT Option by the end of the applicable DT Option Period, (i) the foregoing license does not grant and shall not grant any rights to Moderna with respect to such DT Target in the DT Field, and (ii) Metagenomi shall retain all rights to Metagenomi Program Technology and Metagenomi’s interest in any Joint IP (a) with respect to such DT Target in the DT Field, and (b) with respect to any Field other than the DT Field except as expressly set forth herein otherwise.

5.16 DT Technology Transfer. On a DT Moderna Research Program-by-DT Moderna Research Program basis:

5.16.1 as soon as reasonably practicable but in any event no less than thirty (30) days after the DT Option Exercise Date for such DT Moderna Research Program, Metagenomi shall provide to Moderna with (i) one (1) electronic copy of all of Metagenomi’s DT Moderna Records and DT Moderna Results created or generated in all DT Programs as of the DT Option Exercise Date; (ii) one (1) electronic copy of all documents, data or other Know-How in Metagenomi’s possession or Control as of the DT Option Exercise Date that describes or contains the Licensed DT Moderna Technology; (iii) all Materials within the Licensed DT Moderna Technology in Metagenomi’s possession or Control as of the DT Option Exercise Date; and (iv) the DT Moderna Target and Licensed DT Products in such DT Moderna Research Program designed, created, synthesized or otherwise Manufactured by or on behalf of Metagenomi as of the DT Option Exercise Date;

5.16.2 following the receipt of the DT Option Fee for such DT Moderna Research Program, from time to time during the Term, Metagenomi shall provide to Moderna one (1) electronic copy of all documents, data or other Know-How in Metagenomi’s possession or Control that describes or contains the Licensed DT Moderna Technology and all Materials within the Licensed DT Moderna Technology in Metagenomi’s possession or Control for such DT Moderna Research Program but was not previously provided; and

5.16.3 following the receipt of the DT Option Fee for such DT Moderna Research Program, during the Term, Metagenomi shall reasonably cooperate with Moderna to facilitate the technology transfer of the Licensed DT Moderna Technology, Licensed DT Products and the DT Moderna Target in such DT Moderna Research Program to Moderna to enable the Development, Manufacture or Commercialization of such Licensed DT Product and the DT Moderna Target in the DT Field in the Territory. Such cooperation shall include providing Moderna with reasonable access by teleconference or in-person at Metagenomi’s facilities to appropriate personnel from Metagenomi to provide Moderna with technical assistance and consultation in connection with the transfer of such Licensed DT Moderna Technology, Licensed DT Products and DT Moderna Target. Metagenomi shall provide such cooperation for no additional consideration during the DT Moderna Research Term, and for [***]. After the expiration of such [***] period, Moderna shall reimburse Metagenomi for its reasonable costs to provide such cooperation.

Notwithstanding the foregoing provisions of this Section 5.16 (DT Technology Transfer), Metagenomi’s obligations under this Section 5.16 (DT Technology Transfer) and Section 5.17 (Metagenomi Licensed Collaboration Technology Update) with respect to Licensed DT Moderna Technology shall be limited to (i) Licensed DT Moderna Technology that comes into the Control of Metagenomi or any of its Affiliates prior to the [***] of the expiration of the DT Moderna Research Term (including, for the avoidance of doubt, prior to or during the DT Moderna Research Term), (ii) any and all improvements to such Licensed DT Moderna Technology that comes into the Control of Metagenomi or any of its Affiliates within [***] after the expiration of the DT Moderna Research Term, and (iii) in the event there is any fundamental issue with any of the foregoing Licensed DT Moderna Technology, as reasonably determined by Moderna, that prevents Moderna from Exploiting Licensed DT Products in such DT Moderna Research Program, any Licensed DT Moderna Technology that may resolve such issue and that comes into the Control of Metagenomi or any of its Affiliates within [***]n (10) years after the expiration of the DT Moderna Research Term, in each case ((i)-(iii)), including any and all Patents within Licensed DT Moderna Technology that Cover the Licensed DT Moderna Technology in each of (i)-(iii), and any and all Patents claiming priority, directly or indirectly, to the foregoing Patents, regardless of when any of the foregoing Patent is filed.

5.17 Metagenomi Licensed Collaboration Technology Update. Without prejudice to any other obligations of Metagenomi under this Agreement, during the Term, Metagenomi shall (a) provide regular and detailed updates to Moderna and the JSC regarding developments relating to Metagenomi’s Background Technology and Metagenomi Licensed Collaboration Technology (including any improvements or modifications thereto) that may have applicability to the Research, Development or Commercialization of any Products, which updates shall be (i) no less frequently than quarterly prior to the [***] of the Effective Date, (ii) on a biannual basis after the [***] of the Effective Date and continuing until the expiration of the Research Term, and (iii) [***] thereafter, and (b) provide Moderna with reasonable access by teleconference or in-person at Metagenomi’s facilities to appropriate personnel from Metagenomi to provide Moderna with technical assistance and consultation in connection with such updates or to otherwise support the advancement of the applicable Program. For the avoidance of doubt, to the extent within the definitions of Metagenomi’s Background Technology or Metagenomi Licensed Collaboration Technology, as the case may be, such developments shall be automatically included in the licenses granted to Moderna under this Article 5 (Licenses; Exclusivity; Manufacture) without any action on the part of or additional consideration from Moderna.

5.18 Collaboration Materials Transfer. If either Party is required to transfer to the other Party any Collaboration Materials pursuant to an applicable Program Plan, the terms of this Section 5.18 (Collaboration Materials Transfer) shall apply. The transferring Party shall provide the other Party with the applicable Collaboration Materials in accordance with the Program Plan. Any Collaboration Materials provided pursuant to the Program Plan shall be accompanied by a material transfer record substantially in the form of Schedule I attached hereto (“Material Transfer Record”). Each such Material Transfer Record shall be signed by an authorized representative of the providing Party, and then signed by an authorized representative of the receiving Party and returned to the providing Party. The receiving Party shall use the Collaboration Materials solely to conduct the activities contemplated under the Program Plan and for no other purpose. The receiving Party shall not sell, transfer, disclose or otherwise provide access to the Collaboration Materials without the written consent of the providing Party, except that the receiving Party may allow access to the Collaboration Materials to its Affiliates and its and their respective employees and officers who require such access to perform its activities under this Agreement and solely for purposes consistent with this Agreement; provided that the receiving Party binds such Affiliates, employees and officers by written agreement to retain and use the Collaboration Materials only in a manner that is consistent with the terms of this Agreement and the applicable Material Transfer Record. THE COLLABORATION MATERIALS ARE PROVIDED “AS IS.” NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, ARE GIVEN BY THE PROVIDING PARTY WITH RESPECT TO ANY OF THE COLLABORATION MATERIALS, INCLUDING THEIR CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The receiving Party acknowledges the experimental nature of the Collaboration Materials and that accordingly, not all characteristics of the Collaboration Materials are necessarily known. The Collaboration Materials transfer to be undertaken under this Section 5.18 (Collaboration Materials Transfer) shall be overseen by a Working Group established for such purposes.

5.19 No Other Rights and Retained Rights. Nothing in this Agreement shall be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Metagenomi shall not practice the Moderna Licensed Collaboration Technology other than as expressly licensed and permitted under this Agreement. Any rights not expressly granted to Metagenomi by Moderna under this Agreement with respect to the Moderna Licensed Collaboration Technology are hereby retained by Moderna, and Moderna hereby expressly retains the right (on behalf of itself, its Affiliates, and its licensees) to (a) Manufacture the DT Co-Co Products worldwide, and (b) perform Moderna’s other obligations under this Agreement. Moderna shall not practice the Metagenomi Licensed Collaboration Technology other than as expressly licensed and permitted under this Agreement. Any rights not expressly granted to Moderna by Metagenomi under this Agreement with respect to the Metagenomi Licensed Collaboration Technology are hereby retained by Metagenomi.

5.20 RT Exclusivity. During the RT Research Term and within [***] thereafter (collectively, the “RT Exclusivity Period”), except as otherwise required under or expressly set forth in this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any candidate or product in the RT Field. After the expiration of the RT Exclusivity Period, for the remainder of the Term of this Agreement, on a RT Target-by-RT Target basis, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit in the RT Field any candidate or product Directed Against any RT Targets with respect to which Moderna has exercised the RT Option. During the RT Research Term, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any Guide or Donor Template that is specific to any RT Candidate (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). During the Term, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any Guide or Donor Template that is specific to any Licensed RT Product from any RT Preclinical Research Program for which Moderna has exercised an RT Option (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). The obligations and restrictions in this Section 5.20 (RT Exclusivity) shall not apply to any New Affiliate of Metagenomi, provided that such New Affiliate is not utilizing the applicable Metagenomi Licensed Collaboration Technology or Moderna Licensed Collaboration Technology with respect to the activity that would otherwise be restricted under this Section 5.20 (RT Exclusivity). Notwithstanding the foregoing provisions of this Section 5.20 (RT Exclusivity), after [***], the term “RT Field” for purposes of this Section 5.20 (RT Exclusivity) shall no longer include BEC.

5.21 DT Exclusivity. During the DT Moderna Research Term and within [***] thereafter (collectively, the “DT Exclusivity Period”), except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option thereto) or otherwise enable any Third Parties to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any candidate or product in the DT Field Directed Against any of the Reserved DT Targets or any of the DT Moderna Targets that is not a Discontinued Target. After the expiration of the DT Exclusivity Period, for the remainder of the Term of this Agreement, on a DT Moderna Target-by-DT Moderna Target basis, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any candidate or product Directed Against any DT Moderna Targets in the DT Field with respect to which Moderna has exercised the DT Option. Until the first anniversary of the Effective Date, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit in the in vivo Gene Editing field any Guide or Donor Template that is specific to any DT Moderna Candidate (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). After the first anniversary of the Effective Date and during the remainder of the DT Moderna Research Term, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit in the in vivo Gene Editing field any Guide or Donor Template specific to any DT Moderna Candidate Directed Against any Reserved DT Target or DT Moderna Target (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). During the Term, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option, covenant not to sue, or other like right thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit any Guide or Donor Template specific to any Licensed DT Product from any DT Moderna Research Program for which Moderna has exercised a DT Option (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). The obligations and restrictions in this Section 5.21.1 (DT Exclusivity) shall not apply to any New Affiliate of Metagenomi, provided that such New Affiliate is not utilizing the applicable Metagenomi Licensed Collaboration Technology or Moderna Licensed Collaboration Technology with respect to the activity that would otherwise be restricted under this Section 5.21 (DT Exclusivity).

5.22 DT Co-Co Target Exclusivity. During the Term of this Agreement, except as otherwise required under this Agreement, Metagenomi and its Affiliates shall not, itself or with or through any Third Party, nor authorize, (sub)license (including granting any option thereto) or otherwise enable any Third Party to, directly or indirectly, design, identify, research, manufacture, develop, commercialize or otherwise exploit in the DT Field any candidate or product Directed Against the DT Co-Co Target, or any Guide or Donor Template specific to any DT Co-Co Candidates or DT Co-Co Products (and, for clarity, excluding Guides and general homology of Donor Templates that are used generally to knock-in a gene but are not specific to the corresponding target). [***]. For clarity, Metagenomi’s obligations under this Section 5.22 (DT Co-Co Target Exclusivity) shall continue to apply in the event Metagenomi exercises its Opt-Out Right under Section 6.8 (Opt-Out Right). Notwithstanding anything herein to the contrary, in the event Moderna exercises its Opt-Out Right under Section 6.8 (Opt-Out Right), its obligations under this Section 5.22 (DT Co-Co Target Exclusivity) with respect to the DT Co-Co Target and the DT Co-Co Products in the DT Co-Co Program shall terminate, effective as of the applicable Opt-Out Date. The obligations and restrictions in this Section 5.22 (DT Co-Co Target Exclusivity) shall not apply to a New Affiliate of a Party, provided that such New Affiliate is not utilizing the Metagenomi Licensed Collaboration Technology or the Moderna Licensed Collaboration Technology with respect to the activity that would otherwise be restricted under this Section 5.22 (DT Co-Co Target Exclusivity).

5.23 Manufacture. Except as expressly set forth otherwise in this Agreement or in any Program Plan, Moderna shall be responsible for Manufacturing and supply of all non-GMP and GMP mRNA Constructs and LNP formulated Candidates and Products for all Research, Development, and Commercialization activities contemplated under this Agreement or any Program Plan. All decisions concerning such Manufacturing are within the sole discretion of

Moderna. Upon the first DC Nomination under a given DT Co-Co Program, the Parties shall enter a supply agreement to facilitate the activities related to clinical supply contemplated under the applicable Development Plan (a “Clinical Supply Agreement”). No later than [***] prior to the anticipated First Commercial Sale of a DT Co-Co Product in the Territory, the Parties shall enter a supply agreement to facilitate the activities related to commercial supply contemplated under the applicable Commercialization Plan (a “Commercial Supply Agreement”). The Parties may also enter to one or more quality agreements in conjunction with the foregoing. [***]. Notwithstanding anything herein to the contrary, Moderna may in its sole discretion cease performance of the Manufacturing activities (including any related CMC Activities), if Moderna determines in its sole discretion that there is a Safety Concern with respect to a DT Co-Co Product or Metagenomi Licensed DT Co-Co Technology.

5.24 Government Approvals.

5.24.1 Efforts. Each Party will use its commercially reasonable good faith efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of the RT License or the DT License prior to their becoming effective, under any Antitrust Law, including, if required by federal or state antitrust authorities, promptly taking commercially reasonable steps to secure government antitrust clearance, including cooperating in good faith with any government investigation, including by making an appropriate response to any request (including a second request) by a Governmental Authority for documents or information. Notwithstanding the foregoing, this Section 5.24.1 (Efforts) and the term “commercially reasonable good faith efforts” do not require that either Party (a) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of either Party or their respective Affiliates, (b) agree to any restrictions on the businesses of either Party or their respective Affiliates, or (c) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by the RT License or the DT License. For purposes of this Section 5.24 (Government Approvals), “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any other laws of the U.S. (or a state or territory thereof) or any other Governmental Authority that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

5.24.2 Antitrust Filings. On a Program-by-Program basis, at the written request of Moderna during the applicable RT Option Period or DT Option Period, each Party will, or will cause their applicable Affiliate(s) to, prepare and file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR Filing required of such Party under the HSR Act and any other filings, notices, applications or other submissions required of such Party under Antitrust Laws (collectively, “Antitrust Filings”), in each case the necessity of which has been determined in the reasonable opinion of Moderna with respect to the transactions contemplated by a RT License or DT License with respect to such Program. The Parties will cooperate with one another to the extent necessary in the preparation of any such Antitrust Filings. Each Party will be responsible for its own costs, expenses, and filing fees associated with any Antitrust Filing; provided, further, that the Parties will equally share all fees (other than penalties that may be incurred as a result of actions or omissions on the part of a Party, which penalties will be the sole financial responsibility of such Party) required to be paid to any Governmental Authority in connection with making any such Antitrust Filing. In the event that the Parties make any Antitrust Filing(s) under this Section 5.24.2 (Antitrust Filings), but (a) FTC or DOJ obtains a preliminary injunction under the HSR Act against the Parties to enjoin the transactions contemplated by the RT License or the DT License, as applicable, or any other Governmental Authority enjoins the transactions contemplated by the RT License or the DT License, as applicable, in accordance with Antitrust Laws, or (b) the HSR Clearance Date has not occurred and any other applicable antitrust clearances have not been obtained on or prior to three hundred and sixty-five (365) days after the beginning of the RT Option Period or the DT Option Period, as applicable, then within thirty (30) days after the earlier to occur of (a) or (b), Moderna may exercise the RT Option or the DT Option, as applicable, again, with respect to a different RT Target or a different DT Moderna Target, as applicable, and the applicable RT Preclinical Research Program or DT Moderna Research Program will continue. Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Section 5.24.2 (Antitrust Filings), the RT License or the DT License (including any and all of Moderna’s obligations, including payment obligations, thereunder), will not be effective until the “License Effective Date,” which is agreed and understood to mean the later of (i) the applicable RT Option Exercise Date or DT Option Exercise Date, or (ii) if a determination is made by Moderna pursuant to this Section 5.24.2 (Antitrust Filings) that any Antitrust Filing(s) is required, the receipt of any such required antitrust clearance(s). As used herein: (1) “HSR Clearance Date” means the earliest date that all applicable waiting periods under the HSR Act with respect to the transactions contemplated by the applicable RT License or DT License have expired or have been terminated; and (2) “HSR Filing” means a filing by the Parties or their ultimate parent entities as that term is defined in the HSR Act with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters under the applicable RT License or DT License together with all required documentary attachments thereto.

5.24.3 Information Exchange. Each Party will, in connection with any Antitrust Filing: (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of any communication (and if in writing, provide a copy to the other Party or its counsel) received by such Party from or given by such Party to the FTC, the DOJ or any other Governmental Authority or in connection with any proceeding by a private party, in each case regarding the transactions contemplated by any RT License or DT License; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with such private party, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or such private party, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) permit the other Party or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority, or, in connection with any proceeding by a private party, to such private party; provided, that (i) materials may be redacted to remove references concerning the valuation of the business of Moderna or any Program, and (ii) neither Party is required to share with the other Party its HSR Filing and the documents produced by such Party in response to Items 4c or 4d of its HSR Filing. The Parties, as each deems advisable and necessary, may designate any competitively sensitive material to be provided to the other under this Section 5.24.3 (Information Exchange) as “Antitrust Counsel Only Material”. Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Moderna or Metagenomi, as the case may be) or the applicable Party’s legal counsel.

5.24.4 Assistance. Subject to this Section 5.24 (Government Approvals), at the reasonable request of Moderna, the Parties will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated by an RT License or DT License in accordance with applicable Antitrust Laws.

5.25 Payments. Payments payable under this Article 5 (Licenses; Exclusivity; Manufacture) shall be invoiced by the Party entitled to such payment on a [***] basis to the other Party by delivering an invoice to the other Party within [***] after the end of each applicable Calendar Quarter for the payment due in connection with such Calendar Quarter. No later than [***] after receipt of any such invoice from such Party, the other Party shall make payment of undisputed invoiced amounts for such Calendar Quarter.

Article 6

COLLABORATION ACTIVITIES

6.1 Lead Party. Subject to the remainder of this Article 6 (Collaboration Activities) and Article 2 (Governance And Joint Steering Committee), with respect to the DT Co-Co Program and DT Co-Co Products, the Parties acknowledge and agree that each respective Party will lead the following activities (the “Lead Party”):

6.1.1 Moderna as Lead Party. Moderna shall be the Lead Party for the following in the Ex-U.S. countries: Development (including Clinical Trials), Medical Affairs, Regulatory Filings and Commercialization activities related to DT Co-Co Products.

6.1.2 Metagenomi as Lead Party. Metagenomi shall be the Lead Party for Development (including Clinical Trials but subject to Section 2.10.2(a) (Decision-making for DT Co-Co Plans)), Medical Affairs, Regulatory Filings and Commercialization activities related to DT Co-Co Products solely in the U.S.; provided that Moderna may appoint [***] of all medical science liaisons in accordance with Section 6.6.2 (Performance of Medical Affairs) and fifty percent (50%) of the deployed Sales Force in the U.S.

6.2 DT Co-Co Plans.

6.2.1 Promptly after the Effective Date, the Parties shall establish a program to discover, Research, Develop and Commercialize DT Co-Co Products within the DT Field Directed Against the DT Co-Co Target (the “DT Co-Co Program”). To that end, the Parties shall jointly propose, as applicable, (i) a research plan and budget (the “DT Co-Co Research Budget”) detailing principal discovery and Research activities to be undertaken by both Parties in the discovery and Research of DT Co-Co Candidates, which includes the criteria for DC Nomination (the “DT Co-Co Research Plan”); (ii) on a DT Co-Co Product-by-DT Co-Co Product basis, for clarity, subsequent to DC Nomination, a Development plan and budget detailing principal Development objectives and the activities to be undertaken by both Parties in the Development of such DT Co-Co Product in the Territory (the “Development Plan”); (iii) on a DT Co-Co Product- by-DT Co-Co Product basis, a written plan for the specific Medical Affairs activities to be performed by the Parties for such DT Co-Co Product in the Territory (the “Medical Affairs Plan”); and (iv) on a DT Co-Co Product-by-DT Co-Co Product basis, if applicable, a global Commercialization Plan for such DT Co-Co Product (the “Commercialization Plan”; together with the DT Co-Co Research Plan, the Development Plan(s) and the Medical Affairs Plan(s), the “DT Co-Co Plans”). Each DT Co-Co Plan shall include: (a) the responsibilities of the Parties, and (b) a timeline showing the key activities and timeframes in which such activities are expected to be completed. The initial DT Co-Co Research Plan appended in Schedule O (DT Co-Co Research Plan) shall be presented by the Parties to the JSC for approval within [***] after the Effective Date.

6.3 DT Co-Co Product Research Activities.

6.3.1 DT Co-Co Research Plan. The initial DT Co-Co Research Plan shall be reviewed by the JRC and presented to the JSC for approval. Each Party will have the right to propose modifications or amendments to the DT Co-Co Research Plan, provided that any modifications or amendments to the DT Co-Co Research Plan shall be subject to review by the JRC and approval by the JSC. Each Party shall use Commercially Reasonable Efforts to perform and complete (itself or through its Affiliates or by permitted subcontracting) its obligations under the DT Co-Co Research Plan. Neither Party shall be required to perform any work which is not contemplated by the DT Co-Co Research Plan, unless such additional work is reflected in a mutually agreed amendment to the DT Co-Co Research Plan. Without limiting the JRC’s rights to review and discuss and the JSC’s rights to approve the DT Co-Co Research Plan and update thereto, the Party to whom a particular Research activity is allocated under the DT Co-Co Research Plan shall have the right, without seeking JRC review or JSC approval, to make operational decisions with respect to the performance of such Research activity to the extent consistent with the then-current DT Co-Co Research Plan. Without limiting the generality of the foregoing, each Party shall use Commercially Reasonable Efforts to reach a DC Nomination during the Initial DT Co-Co Research Term.

If there is no DC Nomination by the end of the Initial DT Co-Co Research Term, the DT Co-Co Program will expire at the end of the Initial DT Co-Co Research Term, regardless of whether Moderna has exercised its Opt-Out Right with respect to such DT Co-Co Program prior to the end of the Initial DT Co-Co Research Term, unless the Parties have expressed their mutual wish to continue with the DT Co-Co Program and negotiated and agreed on whether to revise the DT Co-Co Research Plan, in each case prior to the end of the Initial DT Co-Co Research Term. After the expiration of the DT Co-Co Program, neither Party shall use, nor allow or enable any others to use, any Program Technology specific to the DT Co-Co Target in such DT Co-Co Program in the DT Field for [***], provided that the foregoing shall not apply to Moderna in the event it has exercised its Opt-Out Right prior to the expiration of the DT Co-Co Program.

6.3.2 Eligible Co-Co Research Costs. Subject to the last sentence of Section 7.3 (Research Funding), the Parties shall share [***] the Eligible Co-Co Research Costs of all Research activities incurred by or on behalf of either Party that are set forth in the DT Co-Co Research Budget; provided that to the extent that any Research Budget Overspend is not an Allowable Overrun, within [***] after the end of the appliable Calendar Quarter, the JSC shall determine if such Overspend was caused by circumstances within the relevant Party’s reasonable control, then, unless otherwise approved by the JSC, such Party shall be solely responsible for such Overspend (and the other Party shall not be responsible for any portion of such Overspend), and if the JSC determines that such Overspend was caused by circumstances outside of the relevant Party’s reasonable control or is otherwise approved by the JSC, then each Party shall be responsible for [***] of the Overspend.

6.4 DT Co-Co Product Development Activities.

6.4.1 Overview. The Lead Party shall lead the conduct of each standalone Clinical Trial in its respective Region with respect to the DT Co-Co Products in the Territory. In the case of international multi-site Clinical Trials involving at least one site in each of the U.S. and at least one country Ex-U.S., the Parties will discuss and agree which Party would lead the conduct for such Clinical Trial taking into consideration the capabilities of each Party to operationally lead such Clinical Trial. Except as expressly set forth otherwise in the Development Plan, Moderna shall be responsible for all CMC Matters and Manufacturing related to the clinical supply of DT Co-Co Products. Notwithstanding anything to the contrary in this Agreement, the Parties may elect to conduct Development activities jointly and allocate specific operational activities in accordance with the Development Plan.

6.4.2 Diligence. Moderna and Metagenomi shall each use Commercially Reasonable Efforts to perform all obligations allocated to such Party under each Development Plan for each DT Co-Co Product in the Territory. The applicable Development Plan shall specify which Party shall lead the conduct of each Clinical Trial set forth in the applicable Development Plan and all Clinical Trials and Development activities shall be conducted as set forth in the Development Plan for each DT Co-Co Product in the Territory. Subject to Section 6.4.7 (New Development) and Section 6.4.8 (Combination Products), the Parties shall not perform any Development activities in the Territory for any formulation, Indication, or Combination Product with respect to any DT Co-Co Product other than those formulations, Indications, or Combination Products set forth in the applicable Development Plan in accordance with this Agreement.

6.4.3 Development Plans. The initial Development Plan, which will set forth in reasonable detail the anticipated Development activities for the applicable DT Co-Co Products in the Territory and the corresponding Development Budget, shall be reviewed by the JDC and presented to the JSC for approval. Subject to comments and proposed changes by the other Party, each Party will be responsible for the Development Plan for such Party’s respective Region. The development plans for each Region will be incorporated into the overall Development Plan. On at least a [***] basis during the Term (or more frequently as may be required), the JDC shall review and update each Development Plan and corresponding Development Budget based on the currently available information and data, including to add (a) any New Collaboration Development Activities that have not yet been included in the Development Plan and Development Budget for a DT Co-Co Product, including the proposed timelines and budget for such New Collaboration Development Activities set forth in the applicable New Development Proposal approved by JDC (as may be amended by the JDC), or (b) any applicable new formulations or Indications pursuant to Section 6.4.7(a) (New Development Activities) or new Combination Products proposed by the JDC in accordance with Section 6.4.8 (Combination Products). The JDC shall review, discuss, and determine whether to present any such update to any Development Plan or Development Budget for approval by the JSC. Each such update to a Development Plan and corresponding Development Budget shall become effective and shall supersede the previous Development Plan and corresponding Development Budget upon approval thereof by the JSC. Notwithstanding any provision to the contrary set forth in this Agreement, if either Party proposes to include Development activities for a DT Co-Co Product for a particular formulation or Indication in the applicable Development Plan because those Development activities are required or requested by a Regulatory Authority in the Territory, then the JSC shall approve the inclusion of such Development activities in the applicable Development Plan (and corresponding Development Budget). Without limiting the JDC’s rights to review and discuss and the JSC’s rights to approve each Development Plan and update thereto, the Party to whom a particular Development activity is allocated under the Development Plan shall have the right, without seeking JDC review or JSC approval, to make operational decisions with respect to the performance of such Development activity to the extent consistent with the then-current Development Plan.

6.4.4 Development Cost Sharing.

(a) Eligible Development Costs. The Parties shall [***] the Eligible Development Costs of all Development activities for DT Co-Co Products in the Territory incurred by or on behalf of either Party that are set forth in the Development Budget; provided that to the extent that any Development Budget Overspend is not an Allowable Overrun, within [***] after the end of the appliable Calendar Quarter, the JSC shall determine if such Overspend was caused by circumstances within the relevant Party’s reasonable control, then, unless otherwise approved by the JSC, such Party shall be solely responsible for such Overspend (and the other Party shall not be responsible for any portion of such Overspend), and if the JSC determines that such Overspend was caused by circumstances outside of the relevant Party’s reasonable control or is otherwise approved by the JSC, then each Party shall be responsible for [***] of the Overspend.

(b) Quarterly Reconciliation of Development Costs for DT Co-Co Products. With respect to each DT Co-Co Product, no later than [***] after the end of each Calendar Quarter, each Party shall deliver to the other Party a written report of the Eligible Development Costs incurred by or on behalf of such Party in connection with the performance of Development activities during such Calendar Quarter (for Moderna, the “Moderna Development Cost Share Notice” and for Metagenomi, the “Metagenomi Development Cost Share Notice”). For each Calendar Quarter:

(i) If the actual amount set forth in the Metagenomi Development Cost Share Notice exceeds the actual amount set forth in the Moderna Development Cost Share Notice, then no later than [***] after Moderna’s receipt of the Metagenomi Development Cost Share Notice for such Calendar Quarter, Moderna shall pay to Metagenomi [***] of the difference between the actual amount set forth in the Metagenomi Development Cost Share Notice and the actual amount set forth in the Moderna Development Cost Share Notice for such Calendar Quarter, such that each Party bears [***] of the aggregate Eligible Development Costs incurred by or on behalf of the Parties during such Calendar Quarter.

(ii) If the actual amount set forth in the Moderna Development Cost Share Notice exceeds the actual amount set forth in the Metagenomi Development Cost Share Notice, then no later than [***] after Metagenomi’s receipt of the Moderna Development Cost Share Notice for such Calendar Quarter, Metagenomi shall pay to Moderna [***] of the difference between the actual amount set forth in the Moderna Development Cost Share Notice and the actual amount set forth in the Metagenomi Development Cost Share Notice for such Calendar Quarter, such that each Party bears [***] of the aggregate Eligible Development Costs incurred by or on behalf of the Parties during such Calendar Quarter.

6.4.5 Development Reports. At each JDC meeting, (a) Moderna and Metagenomi shall each provide the JDC with a written report summarizing the Development activities for the DT Co-Co Products conducted by or on behalf of each Party since the last JDC meeting, including (i) patient enrollment and the ongoing status of all Clinical Trials, in each case, under any Development Plan and (ii) the status of each pending and proposed Regulatory Filing set forth in the Development Plan for each DT Co-Co Product in the Territory, to the extent not already provided, and without limiting the obligations under Section 6.5 (Regulatory Affairs), (b) Metagenomi shall provide the JDC a summary of the progress and results of Metagenomi Development activities for the DT Co-Co Product, and (c) Moderna shall provide the JDC a summary of the progress and results of Moderna Development activities for the DT Co-Co Product. Each Party shall also promptly provide written notice to the other Party, through the JDC or Alliance Managers, of any significant Development events in the Territory (e.g., Clinical Trial initiation or completion, clinical holds, and Regulatory Approvals) that the reporting Party reasonably believes is of interest to the other Party.

6.4.6 Assumed Development Activities. If either Party has defaulted on its obligations to perform one or more Development activities allocated to such Party under a Development Plan in a manner that delays the performance of such matters for a period of more than [***] beyond the timeline set forth in such Development Plan, then the other Party shall provide such defaulting Party with written notice regarding such failure to perform, and upon receipt of such notice the defaulting Party shall have a [***] period to commence the performance of such Development activities in accordance with the terms hereof and the applicable Development Plan (the “Development Activities Cure Period”), in any case subject to Section 6.5.1(c) (CMC Matters). If (a) the defaulting Party has not commenced performance of such Development activities during the applicable Development Activities Cure Period, (b) the defaulting Party notifies the non-defaulting Party in writing that the defaulting Party anticipates that it shall be unable to perform such Development activities, or (c) the defaulting Party does not perform such Development activities in accordance with the applicable Development Plan or otherwise in accordance with this Section 6.4 (DT Co-Co Product Development Activities), within a reasonable period of time in accordance with the terms hereof, then, in each case ((a)-(c)), the non-defaulting Party may, upon written notice to the defaulting Party, assume those Development activities that are the subject of such default by the defaulting Party (the “Assumed Development Activities”). In connection with the defaulting Party’s failure to perform such activities or default of such obligations and the non-defaulting Party’s assumption thereof:

(a) the defaulting Party shall work collaboratively and in good faith with the non-defaulting Party, and make its personnel reasonably available to the non-defaulting Party, in each case, in order to (a) transfer of any applicable technology, materials, or contracts with subcontractors to the other Party that are necessary or reasonably useful for the performance of the applicable Assumed Development Activities, and (b) provide such other assistance so as to enable the non-defaulting Party to assume performance of the applicable Assumed Development Activities;

(b) the non-defaulting Party shall thereafter have the right to make operational decisions with respect to the performance of such Assumed Development Activities to the extent consistent with the then-current Development Plan;

(c) the JDC shall update the applicable Development Plan to allocate performance of the Assumed Development Activities to the non-defaulting Party; and

(d) for the avoidance of doubt, Eligible Development Costs incurred in connection with the performance of Assumed Development Activities shall be shared [***] by the Parties as set forth in Section 6.4.4(a) (Eligible Development Costs).

6.4.7 New Development.

(a) New Development Activities. If either Party proposes to Develop in the Territory, (a) a new formulation of any DT Co-Co Product or (b) any DT Co-Co Product for a new Indication (including any different patient population or line of therapy, which shall be deemed to be a different Indication for purposes of this Section 6.4.7 (New Development)), in each case ((a) and (b)), other than the formulations and Indications set forth in the applicable Development Plan for such DT Co-Co Product ((a) and (b), “New Development”), then the proposing Party shall present to the JDC, to review and discuss, a proposal to add such New Development to the Development Plan, for the applicable DT Co-Co Product, including the countries in which such activities would be conducted and the allocation of performance of such activities between the Parties (a “New Development Proposal”). Each New Development Proposal shall describe in reasonable detail the applicable non-clinical studies, pre-clinical studies, and Clinical Trials, in each case, that the proposing Party desires to conduct as part of such New Development, including a synopsis of the trial or activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering (the “New Development Activities”), as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential for such New Development Activities.

(b) JDC and JSC Decision Regarding New Development Activities. No later than sixty (60) days after receipt thereof from the proposing Party, the JDC shall review, discuss, and determine whether to present to the JSC for approval, each New Development Proposal.

(c) If the JSC approves a New Development Proposal, upon such an approval, then: (i) the New Development Activities set forth in such New Development Proposal shall be deemed “New Collaboration Development Activities” for purposes of this Agreement and (ii) the JDC shall update the Development Plan for such DT Co-Co Product to include such New Collaboration Development Activities for those countries agreed by the JSC, including the proposed timelines and budget, in each case, for such New Development Activities set forth in such New Development Proposal (as may be amended by the JDC and approved by the JSC). Any

New Development Activities included in a Development Plan pursuant to this Section 6.4.7 (New Development) shall be deemed to be Development activities for all purposes under this Section 6.4 (DT Co-Co Product Development Activities). If the JSC does not approve a New Development Proposal, then the New Development Activities proposed in the New Development Proposal shall not be included in any Development Plan, and the proposing Party shall not conduct such New Development Activities in the Territory.

6.4.8 Combination Products. [***].

6.4.9 Standards of Conduct; Development Records. Moderna and Metagenomi shall perform, and each shall ensure that their Affiliates and licensees and permitted sublicensees (as applicable), and subcontractors perform, all Development activities under each Development Plan, as the case may be, in a good scientific manner, in accordance with GLP, GMP, and GCP, as applicable, and in compliance with Applicable Laws. Each Party and its Affiliates shall maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and reflect all Development work performed and results achieved, in each case, by or on behalf of such Party and its Affiliates under this Agreement.

6.4.10 Access to Data. In addition to its adverse event and safety data reporting obligations set forth in Section 6.5.7 (Pharmacovigilance and Adverse Event Reporting), each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, sublicensees, or subcontractors, if applicable, in the Development of each DT Co-Co Product, to the extent necessary or reasonably useful for the performance of the other Party’s Development activities.

6.5 Regulatory Affairs.

6.5.1 Regulatory Responsibilities.

(a) Territory. Pursuant to the Development Plan, the Parties shall collaborate on a regulatory strategy for DT Co-Co Products in the Territory, subject to Section 6.5.1(c) (CMC Matters). The JDC shall review and discuss, the overall strategy for obtaining, supporting, and maintaining Regulatory Approval of each DT Co-Co Product in the Territory (which strategy shall be reflected in each Development Plan) and the JDC shall oversee the implementation of and discuss the progress regarding the same.

(b) Regulatory Responsibilities. Subject to [***] and on a Region-by-Region basis, the Regulatory Responsible Party shall lead all regulatory matters relating to the DT Co-Co Products in accordance with the Development Plan. The Regulatory Responsible Party may file for in its name, and shall own, all Regulatory Documentations with respect to each DT Co-Co Product in the applicable country in the Region. Subject to this Section 6.5 (Regulatory Affairs) and on a Region-by-Region basis, the Regulatory Responsible Party shall have the sole right to (a) oversee, monitor, and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority in the Region with respect to each DT Co-Co Product; (b) interface, correspond, and meet with each Regulatory Authority in the Region with respect to each DT Co-Co Product; and (c) seek and maintain all Regulatory Approvals in the Region with respect to each DT Co-Co Product. In addition, notwithstanding any provision to the contrary set forth in this Agreement, the Regulatory Responsible Party shall (i) not be required to delay any actions, communications, or filings with, or submissions to any Regulatory Authorities in the Region in a manner that affects such Regulatory Responsible Party’s ability to comply with any Regulatory Authority requirement or deadline or Applicable Laws in the Territory or that would delay receipt of Regulatory Approval for a DT Co-Co Product in the Territory and (ii) have final say on the content of all Regulatory Filings (including Material Communications) with Regulatory Authorities in the Region.

(c) CMC Matters. Notwithstanding anything to the contrary in this Agreement: (i) Moderna shall be solely responsible for all CMC Matters under this Agreement;

(i) Moderna is not required to disclose to Metagenomi or any of its Affiliates any CMC Matters or any information related to the design of mRNA Constructs (including any applicable bioinformatics technology); and (iii) unless authorized in writing by Moderna, Metagenomi or its Affiliates shall not have the right to access, review, use, copy, distribute or retain any Moderna’s Confidential Information related to CMC Matters or the design of mRNA Constructs (including any applicable bioinformatics technology). In the event Metagenomi or any of its Affiliates receive any knowledge or information regarding CMC Matters or the design of mRNA Constructs related to this Agreement from a Regulatory Authority or another Third Party, Metagenomi or its Affiliates shall immediately convey such knowledge or information directly to Moderna and promptly and properly delete or destroy all records and documentation regarding any such CMC Matters or mRNA Construct design in its possession, or return them to Moderna, in each case as instructed by Moderna in writing.

(d) Cooperation and Coordination. At the Regulatory Responsible Party’s request, the other Party shall diligently cooperate with the Regulatory Responsible Party in connection with any Regulatory Filings and other regulatory compliance related activities with respect to the DT Co-Co Products, including harmonization of any Regulatory Documentation and Regulatory Filings.

6.5.2 Communications with Regulatory Authorities.

(a) Prompt Disclosures. Subject to Section 6.5.1(c) (CMC Matters), each Party shall inform the other Party within [***], or such shorter time as is necessary to comply with the reporting requirements of any applicable Regulatory Authority or under Applicable Laws, of notification of any action by, or notification or other information that it receives (directly or indirectly) from any Regulatory Authority in the Territory to the extent such information: (a) raises any material concerns regarding the safety or efficacy of a DT Co-Co Product; (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with a DT Co-Co Product; (c) is reasonably likely to lead to a clinical hold, recall, market withdrawal, or field alert with respect to a DT Co-Co Product; or (d) relates to expedited and periodic reports of adverse events with respect to a DT Co-Co Product, or DT Co-Co Product complaints, and may have an adverse impact on the receipt or maintenance of Regulatory Approval or the continued

Commercialization of a DT Co-Co Product. The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations and communications, including by providing to the applicable Regulatory Responsible Party, within two (2) Business Days after a request, such information and documentation that is in the other Party’s possession as may be necessary or helpful for such Regulatory Responsible Party to prepare a response to an inquiry from a Regulatory Authority in the Territory with respect to a DT Co-Co Product. Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Regulatory Authority in the Territory specifically regarding the matters referred to above.

(b) Other Material Communications. To the extent not provided pursuant to Section 6.5.2(a) (Prompt Disclosures), subject to Section 6.5.1(c) (CMC Matters), and on a Region-by-Region basis, the Regulatory Responsible Party shall provide the JDC for its review and discussion a brief description in English of the principal issues raised in each Material Communication with Regulatory Authorities with respect to any DT Co-Co Product in the Region promptly after receipt thereof, but in any event within fifteen (15) Business Days after receipt thereof. The Regulatory Responsible Party shall allow the other Party a reasonable opportunity to review and comment on the Regulatory Responsible Party’s proposed response to any Material Communications with any Regulatory Authority in the Region with respect to any DT Co-Co Product in advance of the transmission of such response, and the Regulatory Responsible Party shall reasonably consider all comments timely provided by the other Party in connection therewith.

(c) Other Disclosures. In addition to its obligations under this Agreement, each Party shall promptly disclose to the other Party the following regulatory information, subject to Section 6.5.1(c) (CMC Matters):

(i) Regulatory Actions. All material information Controlled by such Party pertaining to actions taken by Regulatory Authorities related to a DT Co-Co Product in the Territory, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures, or injunctions concerning a DT Co-Co Product in the Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process, or other inquiry; provided that a Party shall be entitled to redact those portions thereof to the extent not related to a DT Co-Co Product.

(ii) Regulatory Non-Compliance. All information Controlled by such Party pertaining to notices from Regulatory Authorities in the Territory of non-compliance with Applicable Laws in connection with a DT Co-Co Product, including receipt of a warning letter or other notice of alleged material non-compliance from any Regulatory Authority relating to a DT Co-Co Product; provided that a Party shall be entitled to redact those portions thereof to the extent not related to a DT Co-Co Product.

6.5.3 Regulatory Meetings. The Regulatory Responsible Party shall provide the other Party with reasonable advance notice of all substantive meetings with the Regulatory Authorities in the applicable Region pertaining to the DT Co-Co Product, or with as much advance notice as practicable under the circumstances. Upon the other Party’s request, the Regulatory Responsible Party shall include the other Party in the preparation and strategy for such substantive meeting and in any discussions and actions relating to the outcome thereof. Notwithstanding any provision to the contrary set forth in this Section 6.5.3 (Regulatory Meetings), (a) if required by the applicable Regulatory Authority at any meeting with such Regulatory Authority, then attendance by the other Party shall be permitted; (b) attendance by the representatives of the other Party shall not prevent participation of a representative of the Regulatory Responsible Party for the applicable DT Co-Co Product due to restrictions imposed by Regulatory Authorities on the number of attendees; and (c) the Regulatory Responsible Party for the applicable DT Co-Co Product shall not be obligated to change the schedule of such meeting in order to accommodate the schedule of the other Party’s representatives. The non-Regulatory Responsible Party shall strictly follow the applicable Regulatory Responsible Party’s instructions with respect to any such meeting that it attends, and shall not discuss the contents of any such meeting with any Third Party or Regulatory Authority except as required by Applicable Laws or authorized by the Regulatory Responsible Party in writing. If either Party requires an interpreter or other translation services in connection with its participation in any such meeting with Regulatory Authorities, then the requiring Party shall be responsible for the costs of such translation services.

6.5.4 Regulatory Filings.

(a) Regulatory Filings. Subject to Section 6.5.1(c) (CMC Matters), the Regulatory Responsible Party for each Region shall provide the other Party with a copy of all proposed Regulatory Filings to be filed with or submitted to any Regulatory Authority in the Region for the applicable DT Co-Co Product for the other Party’s review and comment sufficiently in advance of, but in any event, unless not practicable, at least [***] prior to, the Regulatory Responsible Party’s filing or submission thereof, and the Regulatory Responsible Party for the Region shall reasonably consider incorporating any reasonable comments received from the other Party into such Regulatory Filings.

(b) Other Submissions. In addition, the Regulatory Responsible Party for each Region shall provide the other Party with written notice of each of the following events with regard to each applicable DT Co-Co Product throughout the Region (to the extent not already provided pursuant to Section 6.5.4(a) (Regulatory Filings)), subject to Section 6.5.1(c) (CMC Matters): within a reasonable period of time, but in any event, unless not practicable, at least [***], following the occurrence thereof (a) the submission of any applications for Regulatory Approval of such DT Co-Co Product to any Regulatory Authority in the Region, and (b) receipt of or denial of Regulatory Approval for such DT Co-Co Product (or inquiries from the applicable Regulatory Authority related to the Regulatory Approval process); provided that the Regulatory Responsible Party shall inform the other Party of any such event under (a) or (b) prior to public disclosure of such event by the other Party.

(c) CMC Filings. Notwithstanding anything to the contrary in this Section 6.5 (Regulatory Affairs), Moderna shall be responsible for all CMC-related components of all Regulatory Filings for the DT Co-Co Products in the Territory. If not previously prepared and filed, Moderna will, at Metagenomi’s written request, prepare and file with the FDA a DMF containing required CMC information for DT Co-Co Products in the U.S. Metagenomi and its Affiliates may refer to such DMF in any Regulatory Filing made in connection with obtaining or maintaining a Regulatory Approval for applicable DT Co-Co Product in the U.S. [***].

6.5.5 Costs of Regulatory Affairs. [***].

6.5.6 Right of Reference. Subject to the rules of the relevant Regulatory Authority and the terms of this Agreement, each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Laws recognized outside of the U.S.) to, and a right to copy, access, and otherwise use, all information and data relating to the DT Co-Co Products in any Regulatory Filings or Regulatory Approval Controlled by such Party during the Term, solely for the other Party’s or its Affiliates’ use in the Development and Commercialization of the DT Co-Co Products in their respective Region during the Term in accordance with this Agreement. All such information and data contained in any such Regulatory Filings or Regulatory Approvals shall be considered Confidential Information of such Party and subject to the terms of Article 11 (Confidentiality). If requested by the other Party, such Party shall provide a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Applicable Laws outside of the U.S.) to give effect to the intent of this Section 6.5.6 (Right of Reference).

6.5.7 Pharmacovigilance and Adverse Event Reporting. The Parties shall cooperate with regard to the reporting and handling of safety information involving the DT Co-Co Products in accordance with the Applicable Laws, regulatory requirements, and regulations on pharmacovigilance and clinical safety. The Regulatory Responsible Party for a DT Co-Co Product in a given Region shall be responsible for all processing of information related to any adverse events for such DT Co-Co Product for the Region. Each Party shall provide to the other Party the relevant safety information it receives (either directly or indirectly) related to a DT Co-Co Product within such time to ensure that all regulatory requirements and timelines are met in the respective territories. The Parties shall negotiate in good faith and enter into a Pharmacovigilance Agreement, which shall define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the DT Co-Co Products (e.g., Serious Adverse Events, emerging safety issues) to enable each Party to comply with all of its legal and regulatory obligations related to such DT Co-Co Products (the “Pharmacovigilance Agreement”). Moderna shall own and maintain the global safety database for all DT Co-Co Products provided that the Pharmacovigilance Agreement shall provide Metagenomi access to such database and real time notifications and reporting of adverse events, as needed for pharmacovigilance obligations.

6.5.8 Recalls, Withdrawal, or Field Alert of a DT Co-Co Product.

(a) Notification and Determination. In the event that any Governmental Authority threatens in writing or initiates any action to remove a DT Co-Co Product from the market (in whole or in part) in the Territory, the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than two Business Days after receipt thereof. Notwithstanding the foregoing, in all cases the Regulatory Responsible Party for a DT Co-Co Product in a Region shall determine whether to initiate any recall, withdrawal, or field alert of such DT Co-Co Product in the applicable Region, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert. Before the Regulatory Responsible Party initiates a recall, withdrawal, or field alert for a DT Co-Co Product in a Region, as applicable, the Parties shall use reasonable efforts to promptly meet and discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that such Regulatory Responsible Party reasonably believes should be taken in relation to any actual or potential recall, withdrawal, or field alert. In the event of any such recall, withdrawal, or field alert, the Regulatory Responsible Party for the applicable Region shall determine the necessary actions to be taken and shall implement such action. Without limiting the foregoing, either Party shall have the right to propose that a recall, withdrawal, or field alert for a DT Co-Co Product should be initiated by such Party, but the Regulatory Responsible Party for the applicable Region shall have the right to make the final decision as to whether or not to initiate the recall, withdrawal, or field alert. Notwithstanding the foregoing, if a recall, withdrawal, or field alert is reasonably necessary due to a Manufacturing issue related to a DT Co-Co Product, Moderna shall promptly notify Metagenomi of such issue and provide relevant information on such Manufacturing issue. Upon written request by Moderna for such recall, withdrawal, or field alert, such request to include the scope of the recall or withdrawal, as applicable, Metagenomi (if Metagenomi is the Regulatory Responsible Party for the applicable Region), shall initiate such recall, withdrawal, or field alert in accordance with Moderna’s request.

(b) Cost Allocation. [***].

6.6 Medical Affairs.

6.6.1 Medical Affairs Plans. No later than [***] before the submission of the first Regulatory Filing seeking the first Regulatory Approval for a DT Co-Co Product, the Medical Affairs Working Group shall prepare and submit to the JDC a Medical Affairs Plan for such DT Co-Co Product in the Territory for the following [***], including the corresponding Medical Affairs Budget. The Medical Affairs Plan shall contain a [***] rolling annual plan for the Medical Affairs activities for the DT Co-Co Product in the Territory. Subject to comments and proposed changes by the other Party, each Party will be responsible for the Medical Affairs Plan for its respective Region. The Medical Affairs Plans for each Region will be incorporated into the overall Medical Affairs Plan. The JDC shall prepare, review, discuss and determine whether to present each Medical Affairs Plan and Medical Affairs Budget, including the allocation of activities between the Parties set forth therein, to the JSC for approval. On an annual basis during the Term (or more frequently as may be required), the JDC shall review and update, or have a Party review and update, each Medical Affairs Plan and Medical Affairs Budget based on the currently available information and data, including for any applicable new formulations or Indications that that were added to a Development Plan pursuant to Section 6.4.7(b) (JDC and JSC Decision Regarding New Development Activities) or new Combination Products approved by the JSC in accordance with Section 6.4.8 (Combination Products), in each case, that are not included in the then-current Medical Affairs Plan for the applicable DT Co-Co Product. The JDC shall review and discuss and determine whether to present any such update to the Medical Affairs Plans and Medical Affairs Budgets to the JSC for approval. Each such update to a Medical Affairs Plan and corresponding Medical Affairs Budget shall become effective and shall supersede the previous Medical Affairs Plan and corresponding Medical Affairs Budget upon approval thereof by the JSC.

6.6.2 Performance of Medical Affairs. The Lead Party shall lead the performance of Medical Affairs activities in its respective Region for each DT Co-Co Product, and, without seeking JDC review or approval, shall have the right to make operational decisions with respect to the performance of such Medical Affairs activities to the extent consistent with the then-current Medical Affairs Plan provided that Moderna may appoint up to [***] of all medical science liaisons for the U.S. Notwithstanding anything to the contrary herein, the Parties may elect to conduct Medical Affairs activities jointly and allocate specific operational activities in accordance with the Medical Affairs Plan. If a particular Medical Affairs activity is allocated to both Parties to perform jointly under a Medical Affairs Plan, then both Parties shall conduct such activity in collaboration with each other as directed by the JDC. Each Party shall use reasonable efforts in the Territory to cobrand all sponsorships, booths, and similar activities in accordance with branding terms set forth in the applicable Commercialization Plan and to the extent the same are solely related to the DT Co-Co Products and such cobranding is permitted under Applicable Laws.

6.6.3 Medical Affairs Costs. [***].

6.6.4 Assumed Medical Affairs Activities. If either Party has defaulted on its obligations to perform one or more Medical Affairs activities allocated to such Party under a Medical Affairs Plan in a manner that delays the performance of such matters for a period of more than [***] beyond the timeline set forth in such Medical Affairs Plan, then the other Party shall provide such defaulting Party with written notice regarding such failure to perform, and upon receipt of such notice the defaulting Party shall have a [***] period to commence the performance of such Medical Affairs activities in accordance with the terms hereof and the applicable Medical Affairs Plan (the “Medical Affairs Activities Cure Period”). If (i) the defaulting Party has not commenced performance of such Medical Affairs activities during the applicable Medical Affairs Activities Cure Period, (ii) the defaulting Party notifies the non-defaulting Party in writing that the defaulting Party anticipates that it shall be unable to perform such Medical Affairs activities, or (iii) the defaulting Party does not perform such Medical Affairs activities in accordance with the applicable Medical Affairs Plan or otherwise in accordance with this Section 6.6 (Medical Affairs), within a reasonable period of time in accordance with the terms hereof, then, in each case ((i)-(iii)), the non-defaulting Party may, upon written notice to the defaulting Party, assume those Medical Affairs activities that are the subject of such default by the defaulting Party (the “Assumed Medical Affairs Activities”). In connection with the defaulting Party’s failure to perform such activities or default of such obligations and the non-defaulting Party’s assumption thereof:

(a) the defaulting Party shall work collaboratively and in good faith with the non-defaulting Party, and make its personnel reasonably available to the non-defaulting Party, in each case, in order to (i) transfer of any applicable technology, materials, or contracts with subcontractors to the other Party that are necessary or reasonably useful for the performance of the applicable Assumed Medical Affairs Activities, and (ii) provide such other assistance so as to enable the non-defaulting Party to assume performance of the applicable Assumed Medical Affairs Activities;

(b) the non-defaulting Party shall thereafter have the right to make operational decisions with respect to the performance of such Assumed Medical Affairs Activities to the extent consistent with the then-current Medical Affairs Plan;

(c) the JDC shall update the applicable Medical Affairs Plan to allocate performance of the Assumed Medical Affairs Activities to the non-defaulting Party; and

(d) for the avoidance of doubt, Eligible Medical Affairs Costs incurred in connection with the performance of Assumed Medical Affairs Activities shall [***].

6.6.5 Medical Affairs Updates. At each meeting of the JDC, each Party shall provide to the applicable JDC a summary of the Medical Affairs activities performed by such Party for the DT Co-Co Products in the Territory during the period since the last JDC meeting.

6.6.6 Standards of Conduct; Compliance. Each Party shall perform, or shall ensure that each of its Affiliates, sublicensees, and subcontractors perform, all Medical Affairs activities in a professional and ethical business manner and in compliance with Applicable Laws, the Approved Labeling, and any applicable Medical Affairs Plan.

6.7 Commercialization.

6.7.1 Commercialization Plan. No later than [***] prior to the anticipated First Commercial Sale of a DT Co-Co Product in the Territory, Moderna and Metagenomi shall prepare and submit to the JCC, an initial Commercialization Plan for such DT Co-Co Product, which will set forth a reasonably detailed description of anticipated Commercialization activities for the applicable DT Co-Co Products in the Territory, including the corresponding Commercialization Budget. The Commercialization Plan shall also contain a [***] rolling annual plan for the global Commercialization activities for the DT Co-Co Product in the Territory and the Commercialization Budget shall include a [***] financial forecast reflecting reasonably anticipated Commercialization Costs in accordance with the Commercialization Plan. Subject to comments and proposed changes by the other Party, each Party will be responsible for the Commercialization Plan for its respective Region. The Commercialization Plans for each Region will be incorporated into the overall Commercialization Plan. The Commercialization Plan may discuss certain matters on an Indication-by-Indication basis and shall address (to the extent applicable given the stage of Commercialization and estimated anticipated First Commercial Sale) (a) the Product Marks, global usage guidelines for the Product Marks, global key positioning, and messaging strategy for such DT Co-Co Product in such Indication, and guidelines for the Product Materials prepared in accordance with Section 6.7.9 (Product Materials) and (b) the general pricing and market access strategy (including discounts, rebates and other price reductions) globally and for each DT Co-Co Product for such Indication in each country in the Territory. The JCC shall prepare, review, and discuss, and the JSC shall review, discuss, and determine whether to approve, each Commercialization Plan for a DT Co-Co Product. Moderna shall have the sole right to select the Product Marks for each DT Co-Co Product to be used in Moderna’s Region and included in the applicable Commercialization Plan and may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trade dress to be used (in addition to the Product Marks) in connection with the Commercialization of each DT Co-Co Product in Moderna’s Region. The Parties shall jointly select the Product Marks for each DT Co-Co Product to be used in Metagenomi’s Region and included in the applicable Commercialization Plan and may jointly decide to develop and adopt certain distinctive colors, logos, images, symbols, and trade dress to be used (in addition to the Product Marks) in connection with the Commercialization of each DT Co-Co Product in Metagenomi’s Region. The JCC shall prepare, review, and discuss, and the JSC shall review, discuss, and determine whether to approve, each Commercialization Plan and Commercialization Budget. On an annual basis during the Term (or more frequently as may be required), the JCC shall review and update each Commercialization Plan and Commercialization Budget based on the currently available information and data, including for any applicable new formulations or Indications that that were added to a Development Plan pursuant to Section 6.4.7(b) (JDC and JSC Decision Regarding New Development Activities) or new Combination Products approved by the

JSC in accordance with Section 6.4.8 (Combination Products), in each case, that are not included in the then-current Commercialization Plan for the applicable DT Co-Co Product. The JSC shall review, discuss, and determine whether to approve any such update to the applicable Commercialization Plan and corresponding Commercialization Budget. Each such update to a Commercialization Plan and corresponding Commercialization Budget shall become effective and shall supersede the previous Commercialization Plan and corresponding Commercialization Budget upon approval thereof by the JSC.

6.7.2 Commercialization Activities. The Parties shall Commercialize the DT Co-Co Products in the Territory in accordance with the Commercialization Plan for each DT Co-Co Product. The Lead Party shall lead the performance of Commercialization activities in its respective Region, and, without seeking JCC review or approval, shall have the right to make operational decisions with respect to the performance of such Commercialization activities to the extent consistent with the then-current Commercialization Plan provided that Moderna may appoint up to fifty percent (50%) of the deployed Sales Force for the U.S. Notwithstanding anything to the contrary herein, the Parties may elect to conduct Commercialization activities jointly and allocate specific operational activities in accordance with the Commercialization Plan. Without limiting the generality of the foregoing, in connection with the Commercialization of the DT Co-Co Products in its respective Region, The Lead Party shall be solely responsible for (a) receiving, accepting, and filling orders for the DT Co-Co Products, (b) handling all returns of the DT Co-Co Products, (c) controlling invoicing, order processing, and collection of accounts receivable for the sales of the DT Co-Co Products, (d) booking and recording sales of the DT Co-Co Products in its books of account, and (e) distributing and managing inventory of the DT Co-Co Products. If a particular Commercialization activity is allocated to both Parties to perform jointly under a Commercialization Plan, then both Parties shall coordinate to jointly conduct such activity in collaboration with each other.

6.7.3 Commercialization Costs and Expenses. [***].

6.7.4 Assumed Commercialization Activities. If either Party has defaulted on its obligations to perform one or more Commercialization activities allocated to such Party under a Commercialization Plan in a manner that delays the performance of such matters for a period of more than [***] beyond the timeline set forth in such Commercialization Plan, then the other Party shall provide such defaulting Party with written notice regarding such failure to perform, and upon receipt of such notice the defaulting Party shall have a [***] period to commence the performance of such Development activities in accordance with the terms hereof and the applicable Commercialization Plan (the “Commercialization Activities Cure Period”). If (a) the defaulting Party has not commenced performance of such Commercialization activities during the applicable Commercialization Activities Cure Period, (b) the defaulting Party notifies the non-defaulting Party in writing that the defaulting Party anticipates that it shall be unable to perform such Commercialization activities, or (c) the defaulting Party does not perform such Commercialization activities in accordance with the applicable Commercialization Plan or otherwise in accordance with this Section 6.7 (Commercialization), within a reasonable period of time in accordance with the terms hereof, then, in each case ((a)-(c)), the non-defaulting Party may, upon written notice to the defaulting Party, assume those Commercialization activities that are the subject of such default by the defaulting Party (the “Assumed Commercialization Activities”). In connection with the defaulting Party’s failure to perform such activities or default of such obligations and the non-defaulting Party’s assumption thereof:

(a) the defaulting Party shall work collaboratively and in good faith with the non-defaulting Party, and make its personnel reasonably available to the non-defaulting Party, in each case, in order to (i) transfer of any applicable technology, materials, or contracts with subcontractors to the other Party that are necessary or reasonably useful for the performance of the applicable Assumed Commercialization Activities and (ii) provide such other assistance so as to enable the non-defaulting Party to assume performance of the applicable Assumed Commercialization Activities;

(b) the non-defaulting Party shall thereafter have the right to make operational decisions with respect to the performance of such Assumed Commercialization Activities to the extent consistent with the then-current Commercialization Plan;

(c) the applicable JSC subcommittee shall update the applicable Commercialization Plan to allocate performance of the Assumed Commercialization Activities to the non-defaulting Party; and

(d) [***].

6.7.5 Pricing Matters; Pricing and Reimbursement Approvals; Information Sharing; Pricing Strategy.

(a) Moderna shall be responsible for preparing the overall pricing strategy for the Territory, including establishing various pricing bands for each country in the Territory, which is to be included in the Commercialization Plan subject to JCC review and JSC approval. Metagenomi shall have the right to comment, which Moderna shall consider in good faith in Moderna’s proposed pricing strategy. The Regulatory Responsible Party will be responsible for all Pricing Matters in its respective Region within the guidelines, such as pricing bands, set by the overall pricing strategy;

(b) The Regulatory Responsible Party shall be solely responsible for negotiating, obtaining, and maintaining all Pricing and Reimbursement Approvals for the DT CoCo Products in any country or regulatory jurisdiction in its respective Region where required in its own name or in the name of its Affiliate, subject to JSC approval; and

(c) Upon either Party’s reasonable request, but subject to local anticompetition laws and any obligations of confidentiality between a Party and any Third Party, the Parties, through the JCC, shall discuss key market research and relevant sections of DT Co-Co Product national reimbursement dossiers (or their equivalent) in the Territory, as well as other relevant Commercialization information regarding the Territory collected or prepared by or on behalf of such Party relating to each DT Co-Co Product that such Party agrees to share with the JCC for discussion.

6.7.6 Commercialization Reports. At each meeting of the JCC, each Party shall provide to the JCC a summary of the Commercialization activities performed by such Party for the DT Co-Co Products in the Territory, during the period since the last JCC meeting. In addition, at each meeting of the JCC following the First Commercial Sale of a DT Co-Co Product in a country in a Region, the respective Lead Party shall present sales forecasts, sales performance reports, and other information for such DT Co-Co Product in such country in the Region.

6.7.7 Commercialization Diligence Obligations. Following receipt of Regulatory Approval of a DT Co-Co Product in a country within the Territory each Party shall use Commercially Reasonable Efforts to perform, or cause to be performed, the activities for such DT Co-Co Product assigned to it in the applicable Commercialization Plan.

6.7.8 Standards of Conduct; Compliance. Each Party shall perform, or shall ensure that each of its Affiliates, sublicensees, and subcontractors perform, all Commercialization activities in a professional and ethical business manner and in compliance with Applicable Laws, the Approved Labeling, and any applicable Commercialization Plan.

6.7.9 Product Materials.

(a) Creation; Ownership; Use. Unless otherwise agreed by the Parties or as otherwise set forth in the Commercialization Plan, the Lead Party shall create and develop all Product Materials in accordance with the Approved Labeling, applicable Regulatory Approvals, and Applicable Laws for all countries in its respective Region and submit such Product Materials to the JCC for review, discussion, and approval. The Lead Party shall own all rights, title, and interests in and to any Product Materials for the DT Co-Co Products for its respective Region, excluding any Moderna Housemarks or Metagenomi Housemarks as may be.

(b) Co-Branding of Product Materials. [***].

6.7.10 Product Marks.

(a) Ownership; Trademark License. [***] inures to the benefit of Moderna, regardless of which Party uses Moderna Housemarks in which Region, and (ii) Metagenomi reserves all rights, title or interests in and to Metagenomi Housemarks, and all goodwill developed by virtue of the use of Metagenomi Housemarks inures to the benefit of Metagenomi, regardless of which Party uses Metagenomi Housemarks in which Region. Upon a Party’s reasonable request from time to time, the other Party shall provide to such Party for its review all materials that include any Product Marks, provided that all subsequent uses of any materials already provided to such Party for review may be used without additional review.

(b) Use. Each Party agrees that it and its Affiliates and Sublicensees shall Commercialize each of the DT Co-Co Products in the Territory in a manner consistent with the Commercialization Plan and shall ensure that all DT Co-Co Products that are sold bearing the Product Marks are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products. Metagenomi agrees that it and its Affiliates and Sublicensees shall (a) not use any Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Moderna therein and shall include the trademark registration symbol ® or ™ as appropriate; (b) ensure that each use of the Product Marks is in accordance with the guidelines with respect to manner of use set forth in the Commercialization Plan; (c) not directly or indirectly, attack, dispute, or contest the validity of or ownership of such Product Marks anywhere in the Territory or any registrations issued or issuing with respect thereto; (d) not use any trademarks or trade names so resembling any of such Product Marks as to be likely to cause confusion or deception; and (e) place and display the Product Marks on and in connection with the DT Co-Co Products in a way that acknowledges Moderna’s role in discovering the DT Co-Co Products and that such DT Co-Co Product is under license from Moderna.

(c) Required Use. On a DT Co-Co Product-by-DT Co-Co Product basis, Metagenomi shall promote and sell such DT Co-Co Products in the U.S. only under the applicable Product Marks for such DT Co-Co Products as set forth herein and in the applicable Medical Affairs Plan, Commercialization Plan, and if a sublicensee is approved pursuant to Section 5.7.1 (Rights to Grant Licenses and Sublicenses in the Territory) then such sublicensee’s trademarks, and no other Trademarks.

(d) Registration, Maintenance, and Enforcement. [***].

6.7.11 Patent Marking. [***].

6.7.12 Copyright License. [***].

6.8 Opt-Out Right.

6.8.1 Opt-Out Right. With respect to the DT Co-Co Program, (a) Metagenomi may, at any time during the Term of the DT Co-Co Program, and (b) Moderna may, at any time during the Term of the DT Co-Co Program (in the case of (a), Metagenomi shall be the “Opt-Out Party” and in the case of (b), Moderna shall be the “Opt-Out Party”), elect to opt-out of its obligations under such DT Co-Co Program (the “Opt-Out DT Co-Co Program”) (in the case of Moderna being the Opt-Out Party, subject to Section 6.8.2(e) (Effects of Opt-Out)), and the other Party (the “Primary Party”) shall have the right to continue the Development and Commercialization activities in the Opt-Out DT Co-Co Program in the Territory (“Opt-Out,” and such right to Opt-Out, the “Opt-Out Right”). Metagenomi may exercise its Opt-Out Right by providing written notice to Moderna of such election at any time during the Term of the DT Co-Co Program, and Moderna may exercise its Opt-Out Right by providing written notice to Metagenomi of such election at any time during the Term of the DT Co-Co Program. Any exercise by either Party of its Opt-Out Right in accordance with the foregoing sentence shall become effective [***] after the delivery of the written notice (the “Opt-Out Date”).

6.8.2 Effects of Opt-Out.

[***]

6.8.3 Right of First Offer After Opt-Out.

[***]

6.9 Preservation of Program Assets. On a Program-by-Program basis, except as otherwise permitted under this Agreement, during the Term of such Program, Metagenomi (i) shall not and shall ensure that its Affiliates do not, (a) assign, transfer, convey or dispose of, or enter into any agreement with any Affiliate or Third Party to assign, transfer, convey or dispose of (or agree to do any of the foregoing), the Collaboration Targets, any Candidates or Products, or any

of the Metagenomi Licensed Collaboration Technology, including its interest in any Program Technology, in each case in connection with such Program (the “Metagenomi Program Assets”), or (b) license, option or grant to any Affiliate or Third Party, or agree to license, option or grant to a Third Party, any rights to or otherwise encumber any Metagenomi Program Assets, in each case ((a)-(b)) that would impair or conflict in any respect with any of the rights or licenses granted or to be granted to Moderna hereunder, (ii) shall, under Article 5 (Licenses; Exclusivity; Manufacture), transfer or otherwise provide the most advanced version of the Metagenomi Licensed Collaboration Technology to Moderna or the JSC, as applicable, and (iii) shall include such most advanced version of the Metagenomi Licensed Collaboration Technology in the applicable Program Plan. Without limiting the generality of the foregoing, until the end of the Research Term, Metagenomi will not spin-off or agree to spin-off (by any means) any Patents or Know-How relevant to the licenses granted by Metagenomi hereunder into any Affiliate of Metagenomi (at the time of such spin) without ensuring that any newly invented Patents or Know-How arising (directly or indirectly) from the practice of any such spun Patents or Know-How (or improvements thereto) remain “Controlled” by Metagenomi under this Agreement. For clarity, Metagenomi’s obligations under this Section 6.9 (Preservation of Program Assets) shall continue to apply in the event Metagenomi exercises its Opt-Out Right under Section 6.8 (Opt-Out Right). With respect to each DT Co-Co Program, except as otherwise permitted under this Agreement, during the Term of such DT Co-Co Program, Moderna shall not and shall ensure that its Affiliates do not, (A) assign, transfer, convey or dispose of, or enter into any agreement with any Affiliate or Third Party to assign, transfer, convey or dispose of (or agree to do any of the foregoing), the DT Co-Co Target, any Candidates or Products, or any of the Moderna Licensed DT Co-Co Technology, including its interest in any Program Technology, in each case in connection with such Program (the “Moderna Program Assets”), or (B) license, option or grant to any Affiliate or Third Party, or agree to license, option or grant to a Third Party, any rights to or otherwise encumber any Moderna Program Assets, in each case ((A)-(B)) that would impair or conflict in any respect with any of the rights or licenses granted or to be granted to Metagenomi in such DT Co-Co Program. For clarity, Moderna’s obligations under this Section 6.9 (Preservation of Program Assets) shall continue to apply in the event Moderna exercises its Opt-Out Right under Section 6.8 (Opt-Out Right).

6.10 Safety Concern. Notwithstanding anything to the contrary herein or in the applicable DT Co-Co Plan for a given DT Co-Co Program, if, at any time during or after the Term of such DT Co-Co Program, Moderna reasonably believes that there is a Safety Concern with respect to a Product in such DT Co-Co Program, then Moderna will immediately (and in any event within five (5) Business Days after the date it determines there is a Safety Concern) provide written notice to Metagenomi of such Safety Concern, following which neither Party may conduct any further Development or Commercialization activities with respect to the Product that gave rise to the Safety Concern until such Safety Concern is resolved; provided that if the Parties do not mutually agree how to resolve such Safety Concern within a [***] period, then Moderna shall have the right to determine whether there will be any further Development or Commercialization activities with respect to such Product, and the extent of those activities, including the right to cease or suspend or cause the cessation or suspension of the conduct of any ongoing or future Clinical Trials of the Product, and in the event Moderna determines that there will be no further Development or Commercialization activities with respect to the DT Co-Co Product in such DT Co-Co Program, the DT Co-Co Program shall terminate with respect to such DT Co-Co Product to the extent it has not already expired or been terminated otherwise, and the Parties shall cooperate with each other to wind-down their respective existing activities with respect to such Product.

Article 7

FEES, ROYALTIES, & PAYMENTS

7.1 Upfront Payment. As partial consideration for the rights granted by Metagenomi to Moderna pursuant to the terms of this Agreement, within [***] of the Effective Date, Moderna shall pay to Metagenomi (i) a non-refundable, non-creditable, unencumbered cash payment equal to forty million Dollars ($40,000,000) (the “Upfront Payment”) and (ii) the first payment of the Annual Research Funding Amount as described in Section 7.3 (Research Funding), provided that, promptly (and in no event later than [***]) after the Effective Date, Metagenomi provides Moderna with a properly completed and signed IRS Form W-9 and an invoice for each of items (i) and (ii).

7.2 Convertible Note. Pursuant to those convertible note financing agreements (collectively, “Convertible Note Instruments”) entered into by the Parties dated as of even date herewith, and in accordance with the terms and conditions set forth therein, Moderna shall purchase convertible notes from Metagenomi in the amount of thirty million Dollars ($30,000,000) in principal converting to equity at the next Qualified Financing, as defined in the Convertible Note Instruments, on the terms and conditions set forth therein. The Convertible Note Instruments shall further provide that Moderna shall have the right to designate one (1) observer to Metagenomi’s Board of Directors.

7.3 Research Funding.

7.3.1 As additional consideration for the rights and license granted herein, Moderna shall pay Metagenomi an amount of five million Dollars ($5,000,000) within [***] after the Effective Date and at least five million Dollars ($5,000,000) within [***] after each anniversary of the Effective Date (each, the “Annual Research Funding Amount”), for Metagenomi’s Research Costs under the RT Technology Research Plan, the RT Preclinical Research Plans, the DT Target Evaluation Plan and the DT Moderna Research Plans. Notwithstanding the above or anything else herein to the contrary, should the Annual Research Funding Amount for a specific year after the Effective Date not be fully consumed by Metagenomi’s Research Costs incurred under the RT Technology Research Plan, the RT Preclinical Research Plans, the DT Target Evaluation Plan and the DT Moderna Research Plans during such year, Metagenomi shall promptly notify Moderna of same after the applicable anniversary of the Effective Date, and Moderna may credit its own DT Co-Co Research Costs under the DT Co-Co Research Plans for such year against any remainder of the Annual Research Funding Amount for such year. Any remaining DT Co-Co Research Costs thereafter shall be subject to sharing with Metagenomi pursuant to 6.4.4 (Development Cost Sharing).

7.3.2 Research Funding Audit. In accordance with Section 7.6 (Accounting; Audit), Moderna may audit any invoices and expense reports provided by Metagenomi under Section 3.5 (RT Research Term Costs) and Section 4.6 (DT Moderna Research Term Costs).

7.4 Co-Co Products Profit and Loss Share. Subject to Sections 6.8 (Opt-Out Right), Moderna and Metagenomi shall share in Operating Profits or Losses with respect to Commercialization activities, Medical Affairs activities, the activities set forth under Other Operating Expenses and other related activities for the DT Co-Co Products in the Territory as follows: Each Party shall bear (and be entitled to) fifty percent (50%) of such Operating Profits or Losses (the “Profit and Loss Share”). Schedule J (Co-Co Products Profit and Loss Share) sets forth the procedures for reporting of actual results for each Calendar Quarter and review and discussion of potential discrepancies, reconciliation, reasonable forecasting, and other finance and accounting matters, and to the extent such matters are not set forth in Schedule J (Co-Co Products Profit and Loss Share), the JSC shall determine such matters.

7.5 Apportionment of Costs. If any Commercialization Costs, Development Costs, External Costs, Medical Affairs Costs, Cost of Sales, or Other Operating Expenses benefit both (a) a DT Co-Co Product in the Territory, and (b) any other product or activities of a Party outside of this Agreement, then the applicable Party incurring such costs shall apportion such costs in a manner that fairly and reasonably reflects the benefit to the DT Co-Co Product in the Territory and the other products or activities of such Party outside of this Agreement, as applicable. Each Party shall keep records of the total costs incurred and the apportionment pursuant to the records required under Section 7.6 (Accounting; Audit). At the request of the other Party, the Party making the apportionment shall provide reasonable additional supporting documentation and make its personnel reasonably available to answer any questions, and if the other Party disputes the apportionment, then the JSC shall review, discuss, and determine what percentage of the total costs in question can be included as Commercialization Costs, Eligible Development Costs, Cost of Sales, Eligible Medical Affairs Costs, or Other Operating Expenses, as applicable.

7.6 Accounting; Audit. Each Party agrees to keep full, clear, and accurate records in accordance with U.S. GAAP, consistently applied, for a period of at least [***] after the relevant payment is owed pursuant to this Agreement, setting forth Research Costs (including Eligible Co-Co Research Costs, RT Excess Costs, DT Moderna Excess Costs), Development Costs (including Eligible Development Costs), Medical Affairs Costs (including Eligible Medical Affairs Costs) Manufacturing Costs, Commercialization Costs, Other Operating Expenses, royalties, sales of the Products, and other amounts payable to the other Party hereunder in sufficient detail to enable amounts owed or payable to the other Party hereunder to be determined. Each Party further agrees to permit its books and records to be examined by an independent accounting firm selected by the other Party and reasonably acceptable to the audited Party to verify the accuracy of any of the foregoing; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth described in Article 11 (Confidentiality). Such audit shall not be (a) performed more frequently than [***], (b) conducted for any Calendar Year more than [***] after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a discrepancy with respect to such records is discovered during a prior audit). Such examination is to be made at the expense of the auditing Party, except in the event that the results of the audit reveal an underpayment or overcharge by the audited Party of [***] or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by the audited Party. The underpaid Party shall be entitled to recover any shortfall in payments as determined by such audit, plus interest thereon, calculated in accordance with Section 7.15 (Default Interest). If such examination of records reveals any overpayment by a Party, then the other Party shall credit the amount overpaid against future amounts due to the other Party by the overpaying Party.

7.7 Disputed Payments. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party shall timely pay the undisputed amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with Section 13.4 (Baseball Arbitration).

7.8 Milestone Payments.

7.8.1 General. Moderna shall pay to Metagenomi certain milestone payments (“Milestone Payments”) set forth in this Section 7.8 (Milestone Payments): within [***] following the receipt of an invoice from Metagenomi for the applicable Milestone Payment in respect of (i) the first achievement of an RT Technology Milestone during the RT Research Term or Base Editing Correction Readiness during the Initial RT Research Term or Base Editing Knockout Readiness during the DT Moderna Research Term, pursuant to Section 7.8.2 (Technology Milestone Fees), (ii) the first Product for each RT Preclinical Research Program achieving an RT Target development and regulatory milestone event set forth in Section 7.8.3 (RT Target Development Milestones) (the “RT Target Development and Regulatory Milestone Event”), (iii) the first Product for each DT Moderna Target achieving a DT Moderna Target development and regulatory milestone event set forth in Section 7.8.5 (DT Target Development Milestones) (the “DT Moderna Target Development and Regulatory Milestone Event”), (iv) the first occurrence of all Products Directed Against a given RT Target collectively achieving the sales milestone events set forth in Section 7.8.4 (RT Target Sales Milestones) (the “RT Target Sales Milestone Events”), and (v) the first occurrence of all Products Directed Against a given DT Moderna Target collectively achieving the sales milestone events set forth in Section 7.8.6 (DT Moderna Target Sales Milestones) (the “DT Moderna Target Sales Milestone Events”). For clarity, the maximum number of each RT Target Development and Regulatory Milestone Event achievable is ten (10) (i.e., only once per each RT Target subject to this Agreement), and the maximum number of each DT Moderna Target Development and Regulatory Milestone Event achievable is two (2) (i.e., only once per each DT Moderna Target subject to this Agreement). Each Milestone Payment made under this Section 7.8 (Milestone Payments) shall be non- refundable, non-creditable and not subject to set-off hereunder. Notwithstanding anything else herein to the contrary, any pharmaceutical product (A) Developed with the intent to be Commercialized as a single-priced pharmaceutical product, (B) Commercialized as a single-priced pharmaceutical product, in each case of (A) and (B), by or on behalf of Moderna or any of its Affiliates or Sublicensees, which comprises two or more Licensed RT Products, each Directed Against a different RT Target, shall be deemed one Licensed RT Product Directed Against only one RT Target, for purposes of this Section 7.8 (Milestone Payments), and any pharmaceutical product, (C) Developed with the intent to be Commercialized as a single-priced pharmaceutical product, or (D) Commercialized as a single-priced pharmaceutical product, in each case of (C) and (D), by or on behalf of Moderna or any of its Affiliates or Sublicensees, which comprises two or more Licensed DT Products, each Directed Against a different DT Moderna Target, shall be deemed one Licensed DT Product Directed Against only one DT Moderna Target, for purposes of this Section 7.8 (Milestone Payments).

7.8.2 Technology Milestone Fees. The Milestone Payments to be made by Moderna to Metagenomi pursuant to Section 7.8.1 (Milestone Payments, General) with respect to first achieving an RT Technology Milestone described below during the RT Research Term, or Base Editing Correction Readiness described below during the Initial RT Research Term, or Base Editing Knockout Readiness described below during the DT Moderna Research Term are as follows:

Technology Milestone Event Achieved During the RT Research Term, the Initial RT Research Term or the DT Moderna Research Term, each as applicable	Maximum Total Payment		Milestone Payment
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]

The maximum total amount payable under this Section 7.8.2 (Technology Milestone Fees) shall not exceed seventy-five million Dollars ($75,000,000). Metagenomi shall provide prompt written notice to the JSC upon achievement of an RT Technology Milestone during the RT Research Term, upon achievement of Base Editing Knockout Readiness during the DT Moderna Research Term, and upon achievement of Base Editing Correction Readiness during the Initial RT Research Term, in each case together with sufficient data and other information for the JSC to confirm such achievement. The JSC shall notify Metagenomi and Moderna of its confirmation within [***] after receiving the written notice from Metagenomi. Metagenomi shall send an invoice for the applicable Milestone Payment within [***] after receiving the confirmation from the JSC.

7.8.3 RT Target Development Milestones. The Milestone Payments to be made by Moderna to Metagenomi pursuant to Section 7.8.1 (Milestone Payments, General) with respect to the first Product for each RT Preclinical Research Program to achieve the applicable RT Target Development and Regulatory Milestone Event described below during the Term are as follows:

RT Target Development and Regulatory Milestone Events	Milestone Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

The maximum total amount payable under this Section 7.8.3 (RT Target Development Milestones) shall not exceed one hundred million Dollars ($100,000,000) per RT Target subject to this Agreement pursuant to Section 7.8.1 (Milestone Payments, General). For clarity, no Milestone Payment is payable for subsequent or repeated achievements of the same RT Target Development and Regulatory Milestone Event with respect to the same Licensed Product (including formulations), or any subsequent Licensed Products with respect to an RT Target for which an RT

Target Development and Regulatory Milestone Event has occurred (see, e.g., the following example set forth in the remainder of this Section 7.8.3 (RT Target Development Milestones)). By way of example and not limitation, assume that a Licensed Product achieves the first RT Target Development and Regulatory Milestone Event for the first (1st) RT Target, and immediately after the Initiation of the Phase II Clinical Trial for such Licensed Product, Moderna decides to discontinue the Development of such Licensed Product Directed Against that RT Target. In such case, Moderna would pay Metagenomi the Milestone Payment corresponding to the first RT Target Development and Regulatory Milestone Event set forth in the table above upon the attainment of such first RT Target Development and Regulatory Milestone Event by such Licensed Product. Then, assume that a different Licensed Product for the same RT Target achieves the first RT Target Development and Regulatory Milestone Event. In such case, no Milestone Payment is due upon the attainment of the first RT Target Development and Regulatory Milestone Event with respect to the second Licensed Product, and Moderna would pay Metagenomi the Milestone Payments corresponding to the second RT Target Development and Regulatory Milestone Event set forth in the table above upon the attainment of such second RT Target Development and Regulatory Milestone Event by such second Licensed Product. With respect to each RT Target Development and Regulatory Milestone Event that has two potential options of either (i) or (ii) in the table above, if the first achievement is for the RT Target Development and Regulatory Milestone Event under clause (ii), and if there is a subsequent achievement for the clause (i) version of the same RT Target Development and Regulatory Milestone Event, then upon the occurrence of such subsequent achievement the difference between the amount of clauses (i) and (ii) shall be payable. By way of example, if the first Pricing and Reimbursement Approval in the United Kingdom is obtained for a Licensed Product Directed Against a particular RT Target in an Orphan Indication (a clause (ii) occurrence), then [***] would be owing in accordance with the table above, and if subsequently Pricing and Reimbursement Approval in the United Kingdom is obtained for a Licensed Product Directed Against the same RT Target in a Non-Orphan Indication, then an additional [***] would be due [***].

Moderna shall provide prompt written notice to Metagenomi upon achievement of an RT Target Development and Regulatory Milestone Event. Metagenomi shall send an invoice for the applicable Milestone Payment within sixty (60) days after receiving the written notice from Moderna.

7.8.4 RT Target Sales Milestones. The Milestone Payments to be made by Moderna to Metagenomi pursuant to Section 7.8.1 (Milestone Payments, General) with respect to the first occurrence of all Licensed Products Directed Against a given RT Target collectively achieving the below RT Target Sales Milestone Events are as follows:

RT Target Sales Milestone Event	Milestone Payment
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such RT Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such RT Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such RT Target in the Territory exceed [***]	[	***]
First two consecutive Calendar Years in each of which annual Net Sales of all Licensed Products Directed Against such RT Target in the Territory exceed one and [***]	[	***]

The maximum total amount payable under this Section 7.8.4 (RT Target Sales Milestones) shall not exceed two hundred million Dollars ($200,000,000) per RT Target subject to this Agreement pursuant to Section 7.8.1 (Milestone Payments, General). If more than one RT Target Sales Milestone Event is achieved in the same Calendar Year, Moderna shall pay Metagenomi all Milestone Payments for such RT Target Sales Milestone Events achieved in such Calendar Year in accordance with this Section 7.8.4 (RT Target Development Milestones).

Moderna shall provide prompt written notice to Metagenomi upon achievement of an RT Target Sales Milestone Event. Metagenomi shall send an invoice for the applicable Milestone Payment within sixty (60) days after receiving the written notice from Moderna.

7.8.5 DT Moderna Target Development Milestones. The Milestone Payments to be made by Moderna to Metagenomi pursuant to Section 7.8.1 (Milestone Payments, General) with respect to the first Product for each DT Moderna Target achieving a DT Moderna Target Development and Regulatory Milestone Event described below during the Term are as follows:

DT Moderna Target Development and Regulatory Milestone Events	Milestone Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

The maximum total amount payable under this Section 7.8.5 (DT Moderna Target Development Milestones) shall not exceed one hundred million Dollars ($100,000,000) per DT Moderna Target subject to this Agreement pursuant to Section 7.8.1 (Milestone Payments, General). For clarity, no Milestone Payment is payable for subsequent or repeated achievements of the same DT Moderna Target Development and Regulatory Milestone Event with respect to the same Licensed Product (including formulations), or any subsequent Licensed Products with respect to a DT Moderna Target (or multiple targets that include the same DT Moderna Target) for which a DT Moderna Target Development and Regulatory Milestone Event has occurred (see, e.g., the following example set forth in the remainder of this Section 7.8.5 (DT Moderna Target Development Milestones)). By way of example and not limitation, assume that a Licensed Product achieves the first DT Moderna Target Development and Regulatory Milestone Event for the first (1st) DT Moderna Target, and immediately after the Initiation of the Phase II Clinical Trial for such Licensed Product, Moderna decides to discontinue the Development of such Licensed Product Directed Against that DT Moderna Target. In such case, Moderna would pay Metagenomi the Milestone Payment corresponding to the first DT Moderna Target Development and Regulatory Milestone Event set forth in the table above upon the attainment of such DT Moderna Target Development and Regulatory Milestone Event by such Licensed Product. Then, assume that a different Licensed Product for the same DT Moderna Target achieves the first DT Moderna Target

Development and Regulatory Milestone Event. In such case, no Milestone Payment is due upon the attainment of the first DT Moderna Target Development and Regulatory Milestone Event with respect to the second Licensed Product, and Moderna would pay Metagenomi the Milestone Payment corresponding to the second DT Moderna Target Development and Regulatory Milestone Event set forth in the table above upon the attainment of such second DT Moderna Target Development and Regulatory Milestone Event by such second Licensed Product. With respect to each DT Moderna Target Development and Regulatory Milestone Event that has two potential options of either (i) or (ii) in the table above, if the first achievement is for the DT Moderna Target Development and Regulatory Milestone Event under clause (ii), and if there is a subsequent achievement for the clause (i) version of the same DT Moderna Target Development and Regulatory Milestone Event, then upon the occurrence of such subsequent achievement the difference between the amount of clauses (i) and (ii) shall be payable. By way of example, if the first Pricing and Reimbursement Approval in the United Kingdom is obtained for a Licensed Product Directed Against a particular DT Moderna Target in an Orphan Indication (a clause (ii) occurrence), then [***] would be owing in accordance with the table above, and if subsequently Pricing and Reimbursement Approval in the United Kingdom is obtained for a Licensed Product Directed Against the same DT Moderna Target in a Non-Orphan Indication, then an additional [***] would be due [***].

Moderna shall provide prompt written notice to Metagenomi upon achievement of a DT Moderna Target Development and Regulatory Milestone Event. Metagenomi shall send an invoice for the applicable Milestone Payment within [***] after receiving the written notice from Moderna.

7.8.6 DT Moderna Target Sales Milestones. The Milestone Payments to be made by Moderna to Metagenomi pursuant to Section 7.8.1 (Milestone Payments, General) with respect to the first occurrence of all Licensed Products Directed Against a given DT Moderna Target collectively achieving the below DT Moderna Target Sales Milestone Events are as follows:

DT Moderna Target Sales Milestone Event	Milestone Payment
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such DT Moderna Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such DT Moderna Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all Licensed Products Directed Against such DT Moderna Target in the Territory exceed [***]	[	***]
First two Consecutive Calendar Years in each of which annual Net Sales of all Licensed Products Directed Against such DT Moderna Target exceed one and [***]	[	***]

The maximum total amount payable under this Section 7.8.6 (DT Moderna Target Sales Milestones) shall not exceed two hundred million Dollars ($200,000,000) per DT Moderna Target subject to this Agreement pursuant to Section 7.8.1 (Milestone Payments, General). If more than one DT Moderna Target Sales Milestone Event is achieved in the same Calendar Year, Moderna shall pay Metagenomi all Milestone Payments for such DT Moderna Target Sales Milestone Events achieved in such Calendar Year in accordance with this Section 7.8.6 (DT Moderna Target Sales Milestones).

Moderna shall provide prompt written notice to Metagenomi upon achievement of a DT Moderna Target Sales Milestone Event. Metagenomi shall send an invoice for the applicable Milestone Payment within sixty (60) days after receiving the written notice from Moderna.

7.9 Royalties on Products Directed Against an RT Target.

7.9.1 Royalties. Subject to the remainder of this Section 7.9 (Royalties on Products Directed Against an RT Target), on an RT Target-by-RT Target basis, Moderna shall pay Metagenomi royalties as set forth below on aggregate annual Net Sales of Licensed Products Directed Against an RT Target with respect to which Moderna has exercised the RT Option pursuant to Section 3.9 (RT Option) in the Territory, as calculated by multiplying the applicable royalty rate set forth below by the corresponding portion of aggregate annual Net Sales of such Licensed Products in the Territory, during the period of time, on a Licensed Product-by-Licensed Product and country-by-country basis, beginning on the First Commercial Sale of any such Licensed Product in such country and continuing until the latest of: (a) the expiration or abandonment of the last-to-expire Valid Claim of a Patent within the Licensed RT Technology in such country [***], contained in such Licensed Product; (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country; and (c) expiration of the Regulatory Exclusivity in such country with respect to such Licensed Product (the “RT Royalty Term”). Notwithstanding anything else herein to the contrary, any pharmaceutical product Commercialized as a single-priced pharmaceutical product by or on behalf of Moderna or any of its Affiliates or Sublicensees, which comprises two or more Licensed RT Products, each Directed Against a different RT Target, shall be deemed one Licensed RT Product Directed Against only one RT Target of Moderna’s choosing, for purposes of this Section 7.9 (Royalties on Products Directed Against an RT Target), provided that the RT Royalty Term for such Licensed RT Product shall be the longest of the RT Royalty Terms for each of the Licensed RT Products in such pharmaceutical product if they were separate Licensed RT Products.

Aggregate Annual Net Sales of all Licensed Products Directed Against an RT Target in the Territory	Royalty Rate
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against such RT Target less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against such RT Target greater than one hundred and [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against such RT Target greater than [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against such RT Target greater than [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against such RT Target greater than [***]	[	***]

7.9.2 Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis, with respect to a Licensed Product Directed Against an RT Target that is subject to royalties under this Section 7.9 (Royalties on Products Directed Against an RT Target), at any time during the RT Royalty Term when no Valid Claim (including in the event of expiration) of any Patent within the Licensed RT Technology Covers such Licensed Product in a country, the royalty rates provided in Section 7.9.1 (Royalties) for such Licensed Product shall immediately be reduced in such country by [***] and shall remain so reduced for the remainder of the RT Royalty Term for so long as there is no such Valid Claim.

7.9.3 Biosimilar Products. On a country-by-country and Licensed Product-by-Licensed Product basis, with respect to a Licensed Product Directed Against an RT Target that is subject to royalties under this Section 7.9 (Royalties on Products Directed Against an RT Target), from and after the first Calendar Year in which a Biosimilar Product is sold in a given country and has achieved (i) [***] unit sales in such country in the market segment in which such Licensed Product competes in such country, the royalties payable pursuant to Section 7.9.1 (Royalties) for such Licensed Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.9.1 (Royalties) and (ii) [***] unit sales in such country in the market segment in which such Licensed Product competes in such country, the royalties payable pursuant to Section 7.9.1 (Royalties) for such Licensed Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.9.1 (Royalties).

7.9.4 Third Party Payments. Without prejudicing Moderna’s right under Section 5.11.3 (RT Moderna In-License Agreements), if Moderna or any of its Affiliates or sublicensees in-licenses any intellectual property from a Third Party that is necessary or reasonably useful to conduct the Research, Development, Commercialization, making, having made, use, keeping, importation, exportation, offering for sale, sale or other Exploitation of a Licensed RT Product in the Territory that is subject to royalties under this Section 7.9 (Royalties on Products Directed Against an RT Target) or milestone payments to Metagenomi under Sections 7.8.2 (Technology Milestone Fees) through 7.8.4 (RT Target Sales Milestones), Moderna may deduct [***] of any and all milestone, royalty, and other payments (including required reimbursement for costs incurred in connection with enforcement or other actions and required sharing of certain recoveries) paid by it to such Third Party from any royalty payments to Metagenomi under this Section 7.9 (Royalties on Products Directed Against an RT Target) or milestone payments to Metagenomi under Sections 7.8.2 (Technology Milestone Fees) through 7.8.4 (RT Target Sales Milestones) for each Licensed RT Product.

7.9.5 Cumulative Reductions Floor. In no event will the aggregate amount of royalties due to Metagenomi for a Licensed Product Directed Against an RT Target in a country in the Territory in any given Calendar Quarter during the RT Royalty Term for such Licensed Product Directed Against an RT Target in such country be reduced by more than [***] of the amount that otherwise would have been due and payable to Metagenomi in such Calendar Quarter for such Licensed Product Directed Against an RT Target in such country as a result of the reductions set forth in Section 7.9.2 (Valid Claims), Section 7.9.3 (Biosimilar Products) and Section 7.9.4 (Third Party Payments), except in the event of Section 5.11.5 (Metagenomi Payments for Certain Technology) or Section 7.9.3(ii) (Biosimilar Products), which, for clarity, may result in up to [***] reduction of the royalties. Moderna may carry forward any such reductions permitted in accordance with Section 5.11.5 (Metagenomi Payments for Certain Technology), Section 7.9.2 (Valid Claims), Section 7.9.3 (Biosimilar Products) and Section 7.9.4 (Third Party Payments) that are incurred or accrued in a Calendar Quarter but that are not applied against royalties due to Metagenomi for such Licensed Product Directed Against an RT Target in such country in such

Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to Metagenomi for such Licensed Product Directed Against an RT Target in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 7.9.5 (Cumulative Reductions Floor)) until the amount of such reduction has been fully applied against royalties due to Metagenomi for such Licensed Product Directed Against an RT Target in such country.

7.10 Royalties on Products Directed Against a DT Moderna Target.

7.10.1 Royalties. On a DT Moderna Target-by-DT Moderna Target basis, Moderna shall pay Metagenomi royalties as set forth below on aggregate annual Net Sales of Licensed Products Directed Against a DT Moderna Target with respect to which Moderna has exercised the DT Option pursuant to Section 4.9 (DT Option) in the Territory, as calculated by multiplying the applicable royalty rate set forth below by the corresponding portion of aggregate annual Net Sales of such Licensed Products in the Territory, during the period of time, on a Licensed Product-by-Licensed Product and country-by-country basis, beginning on the First Commercial Sale of any such Licensed Product in such country and continuing until the latest of: (a) the expiration or abandonment of the last-to-expire Valid Claim of a Patent within the Licensed DT Moderna Technology in such country [***], contained in such Licensed Product; (b) ten (10) years after the First Commercial Sale of such Licensed Product in such country; and (c) expiration of the Regulatory Exclusivity in such country with respect to such Licensed Product (the “DT Moderna Royalty Term”). Notwithstanding anything else herein to the contrary, any pharmaceutical product Commercialized as a single-priced pharmaceutical product by or on behalf of Moderna or any of its Affiliates or Sublicensees, which comprises two or more Licensed DT Products, each Directed Against a different DT Moderna Target, shall be deemed one Licensed DT Product Directed Against only one DT Moderna Target of Moderna’s choosing, for purposes of this Section 7.10 (Royalties on Products Directed Against a DT Moderna Target), provided that the DT Moderna Royalty Term for such Licensed DT Product shall be the longest of the DT Moderna Royalty Terms for each of the Licensed DT Products in such pharmaceutical product if they were separate Licensed DT Products.

Aggregate Annual Net Sales of all Licensed Products Directed Against a DT Moderna Target in the Territory	Royalty Rate
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against a DT Moderna Target less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against a DT Moderna Target greater than [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against a DT Moderna Target greater than [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against a DT Moderna Target greater than [***] and less than or equal to [***]	[	***]
For that portion of aggregate annual Net Sales of all Licensed Products Directed Against a DT Moderna Target greater than [***]	[	***]

7.10.2 Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis, with respect to a Licensed Product Directed Against a DT Moderna Target that is subject to royalties under this Section 7.10 (Royalties on Products Directed Against a DT Moderna Target), at any time during the DT Moderna Royalty Term when no Valid Claim (including in the event of expiration) of any Patent within the Licensed DT Moderna Technology Covers such Licensed Product in a country, the royalty rates provided in Section 7.10.1 (Royalties) for such Licensed Product shall immediately be reduced in such country by [***] and shall remain so reduced for the remainder of the DT Moderna Royalty Term for so long as there is no such Valid Claim.

7.10.3 Biosimilar Products. On a country-by-country and Licensed Product-by-Licensed Product basis, with respect to a Licensed Product Directed Against a DT Moderna Target that is subject to royalties under this Section 7.10 (Royalties on Products Directed Against a DT Moderna Target), from and after the first Calendar Year in which a Biosimilar Product is sold in a given country and has achieved (i) [***] unit sales in such country in the market segment in which such Licensed Product competes in such country, the royalties payable pursuant to Section 7.10.1 (Royalties) for such Licensed Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.10.1 (Royalties) and (ii) [***] unit sales in such country in the market segment in which such Licensed Product competes in such country, the royalties payable pursuant to Section 7.10.1 (Royalties) for such Licensed Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.10.1 (Royalties).

7.10.4 Third Party Payments. Without prejudicing Moderna’s right under Section 5.12.3 (DT Moderna In-License Agreements), if Moderna or any of its Affiliates or sublicensees in-licenses any intellectual property from a Third Party that is necessary or reasonably useful to conduct the Research, Development, Commercialization, making, having made, use, keeping, importation, exportation, offering for sale, sale or other Exploitation of a Licensed DT Product in the Territory that is subject to royalties under this Section 7.10 (Royalties on Products Directed Against a DT Moderna Target) or milestone payments to Metagenomi under Sections 7.8.5 (DT Moderna Target Development Milestones) or 7.8.6 (DT Moderna Target Sales Milestones), Moderna may deduct [***] of any and all milestone, royalty, and other payments (including required reimbursement for costs incurred in connection with enforcement or other actions and required sharing of certain recoveries) paid by it to such Third Party from any royalty payments to Metagenomi under this Section 7.10 (Royalties on Products Directed Against a DT Moderna Target) or milestone payments to Metagenomi under Sections 7.8.5 (DT Moderna Target Development Milestones) and 7.8.6 (DT Moderna Target Sales Milestones) for each Licensed DT Product.

7.10.5 Cumulative Reductions Floor. In no event will the aggregate amount of royalties due to Metagenomi for a Licensed Product Directed Against a DT Moderna Target in a country in the Territory in any given Calendar Quarter during the DT Moderna Royalty Term for such Licensed Product Directed Against a DT Moderna Target in such country be reduced by more than [***] of the amount that otherwise would have been due and payable to Metagenomi in such Calendar Quarter for such Licensed Product Directed Against a DT Moderna Target in such country as a result of the reductions set forth in Section 7.10.2 (Valid Claims), Section 7.10.3 (Biosimilar Products) and Section 7.10.4 (Third Party Payments), except in the event of Section 5.12.5 (Metagenomi Payments for Certain Technology) or Section 7.10.3(ii) (Biosimilar Products), which, for clarity, may result in up to [***] reduction of the royalties. Moderna may carry forward any such reductions permitted in accordance with Section 5.12.5 (Metagenomi Payments for Certain Technology), Section 7.10.2 (Valid Claims), Section 7.10.3 (Biosimilar Products) and Section 7.10.4 (Third Party Payments) that are incurred or accrued in a Calendar

Quarter but that are not applied against royalties due to Metagenomi for such Licensed Product Directed Against a DT Moderna Target in such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to Metagenomi for such Licensed Product Directed Against a DT Moderna Target in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 7.10.5 (Cumulative Reductions Floor)) until the amount of such reduction has been fully applied against royalties due to Metagenomi for such Licensed Product Directed Against a DT Moderna Target in such country.

7.11 Opt-Out Milestones and Royalties.

7.11.1 Opt-Out Milestones. With respect to each DT Co-Co Program for which the Opt-Out Party has exercised its Opt-Out Right pursuant to Section 6.8 (Opt-Out Right), the Primary Party shall pay to the Opt-Out Party, certain milestone payments set forth in this Section 7.11.1 (Opt-Out Milestones) (the “Opt-Out DT Co-Co Milestone Payments”) within sixty (60) days following the receipt of an invoice from the Opt-Out Party for the applicable Opt-Out DT Co-Co Milestone Payment in respect of (a) the first DT Co-Co Product in such DT Co-Co Program achieving a DT Co-Co Product development and regulatory milestone event set forth in Section 7.11.1(a) (Opt-Out DT Co-Co Product Development and Regulatory Milestone Events) (the “Opt-Out DT Co-Co Product Development and Regulatory Milestone Events”), and (b) the first occurrence of all DT Co-Co Products Directed Against the DT Co-Co Target in such DT Co-Co Program collectively achieving the sales milestone events set forth in Section 7.11.1(b) (Opt-Out DT Co-Co Product Sales Milestone Events) (the “Opt-Out DT Co-Co Product Sales Milestone Events”).

(a) Opt-Out DT Co-Co Product Development and Regulatory Milestone Events. The Opt-Out DT Co-Co Milestone Payments to be made by the Primary Party to the Opt-Out Party pursuant to Section 7.11.1 (Opt-Out Milestones) with respect to the first DT Co-Co Product in such DT Co-Co Program achieving a DT Co-Co Product Development and Regulatory Milestone Event described below during the Term are as follows:

Opt-Out DT Co-Co Product Development and Regulatory Milestone Event	Opt-Out DT Co-Co Milestone Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]
[***]	[	***]

The Primary Party shall provide prompt written notice to the Opt-Out Party upon achievement of an Opt-Out DT Co-Co Product Development and Regulatory Milestone Event. The Opt-Out Party shall send an invoice for the applicable Opt-Out DT Co-Co Milestone Payment within [***] after receiving the written notice from the Primary Party.

(b) Opt-Out DT Co-Co Product Sales Milestone Events. The Opt-Out DT Co-Co Milestone Payments to be made by the Primary Party to the Opt-Out Party pursuant to Section 7.11.1 (Opt-Out Milestones) with respect to the first occurrence of all DT Co-Co Products Directed Against the DT Co-Co Target of such Opt-Out DT Co-Co Program collectively achieving the below Opt-Out DT Co-Co Product Sales Milestone Events are as follows:

Opt-Out DT Co-Co Product Sales Milestone Event	Opt-Out DT Co-Co Milestone Payment
First Calendar Year in which annual Net Sales of all DT Co-Co Products Directed Against the DT Co-Co Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all DT Co-Co Products Directed Against the DT Co-Co Target in the Territory exceed [***]	[	***]
First Calendar Year in which annual Net Sales of all DT Co-Co Products Directed Against the DT Co-Co Target in the Territory exceed [***]	[	***]
First two consecutive Calendar Years in each of which annual Net Sales of all DT Co-Co Products Directed Against the DT Co-Co Target in the Territory exceed [***]	[	***]

The maximum total amount payable under this Section 7.11.1 (Opt-Out Milestones) shall not exceed two hundred million Dollars ($200,000,000) per DT Co-Co Target. If more than one Opt-Out DT Co-Co Product Sales Milestone Event is achieved in the same Calendar Year, the Primary Party shall pay the Opt-Out Party all Opt-Out DT Co-Co Milestone Payments for such Opt-Out DT Co-Co Product Sales Milestone Events achieved in such Calendar Year in accordance with this Section 7.11.1 (Opt-Out Milestones).

The Primary Party shall provide prompt written notice to the Opt-Out Party upon achievement of an Opt-Out DT Co-Co Product Sales Milestone Event. The Opt-Out Party shall send an invoice for the applicable Opt-Out DT Co-Co Milestone Payment within sixty (60) days after receiving the written notice from the Primary Party.

7.11.2 Opt-Out Royalties.

(a) Royalties. The Primary Party shall pay the Opt-Out Party, on a DT Co-Co Product-by-DT Co-Co Product and country-by-country basis, royalties as set forth below on annual Net Sales of such DT Co-Co Products Directed Against the DT Co-Co Target in the DT Co-Co Program in the Territory, as calculated by multiplying the applicable royalty rate set forth below by the corresponding portion of annual Net Sales of such DT Co-Co Product in such country, until the latest to occur of (i) the date of expiration of the last-to-expire Valid Claim of any Patents within the Licensed DT Co-Co Technology licensed by the Opt-Out Party to the Primary Party under Section 5.5 (DT Co-Co Program License) that Cover the composition-of-matter or use of at least one (1) mRNA Construct, or a Gene Editing protein encoded by a mRNA Construct, contained in such DT Co-Co Product in such country in the Territory, (ii) the date of expiration of marketing or Regulatory Exclusivity for such DT Co-Co Product in such country in the Territory, or (iii) the date that is ten (10) years from First Commercial Sale of such DT Co-Co Product in such country in the Territory (the “Opt-Out Royalty Term”):

If Opt-Out Occurs	Opt-Out Royalty Rate
[***]	[	***]
[***]	[	***]

(b) Valid Claim. On a DT Co-Co Product-by-DT Co-Co Product and country-by-country basis, with respect to a DT Co-Co Product that is subject to royalties under this Section 7.11.2 (Opt-Out Royalties), at any time during the Opt-Out Royalty Term when no Valid Claim (including in the event of expiration) of any Patents within the Licensed DT Co-Co Technology licensed by the Opt-Out Party to the Primary Party Covers such DT Co-Co Product in a country, the royalty rates provided in Section 7.11.2(a) (Royalties) for such DT Co-Co Product shall immediately be reduced in such country by [***] and shall remain so reduced for the remainder of the Opt-Out Royalty Term for so long as there is no such Valid Claim.

(c) Biosimilar Products. On a country-by-country and DT Co-Co Product-by-DT Co-Co Product basis, with respect to a DT Co-Co Product that is subject to royalties under this Section 7.11.2 (Opt-Out Royalties), from and after the first Calendar Year in which a Biosimilar Product is sold in a given country and has achieved (i) [***] unit sales in such country in the market segment in which such DT Co-Co Product competes in such country, the royalties payable pursuant to Section 7.11.2(a) (Royalties) for such DT Co-Co Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.11.2(a) (Royalties) and (ii) [***] unit sales in such country in the market segment in which such Licensed Product competes in such country, the royalties payable pursuant to Section 7.11.2(a) (Royalties) for such DT Co-Co Product shall be reduced in such country by [***] of the royalties otherwise payable under Section 7.11.2(a) (Royalties).

(d) Third Party Payments. If the Primary Party or any of its Affiliates or sublicensees in-licenses any right to any intellectual property from a Third Party that is necessary or reasonably useful to conduct the Research, Development, Commercialization, making, having made, use, keeping, importation, exportation, offering for sale, sale or other Exploitation of an applicable DT Co-Co Product in the Territory that is subject to royalties under this Section 7.11.2 (Opt-Out Royalties) (or milestone payments under Sections 7.11.1(a) (Opt-Out DT Co-Co Product Development and Regulatory Milestone Events)) or 7.11.1(b) (Opt-Out DT Co-Co Product Sales Milestone Events), the Primary Party may deduct [***] of any and all milestone, royalty, and other payments (including required reimbursement for costs incurred in connection with enforcement or other actions and required sharing of certain recoveries) paid by it to such Third Party (which, for the avoidance of doubt, include the Primary Party’s Third Party Payment pursuant to the last sentence of Sections 5.10.3(b) (Payments under Co-Co Moderna In-License Agreements) and 5.10.4(b) (Payments under Co-Co Metagenomi In-License Agreements), respectively, Moderna’s Third Party Payment pursuant to Section 5.10.5 (Metagenomi Payments for Certain Technology) and Metagenomi’s Third Party Payment pursuant to 5.10.6 (Moderna Payments for Certain Technology), as applicable) from any royalty payments to the Opt-Out Party under this Section 7.11.2 (Opt-Out Royalties) or milestone payments under Sections 7.11.1(a) (Opt-Out DT Co-Co Product Development and Regulatory Milestone Events) or 7.11.1(b) (Opt-Out DT Co-Co Product Sales Milestone Events) for each such DT Co-Co Product.

(e) Cumulative Reductions Floor. In no event will the aggregate amount of royalties due to the Opt-Out Party for a DT Co-Co Product in a country in the Territory in any given Calendar Quarter during the Opt-Out Royalty Term for such DT Co-Co Product in such country be reduced by more than [***] of the amount that otherwise would have been due and payable to the Primary Party in such Calendar Quarter for such DT Co-Co Product in such country as a result of the reductions set forth in Section 7.11.2(b) (Valid Claims), Section 7.11.2(c)

(Biosimilar Products) and Section 7.11.2(d) (Third Party Payments), except in the event of Section 5.10.5 (Metagenomi Payments for Certain Technology) or Section 7.11.2(c)(ii) (Biosimilar Products), which, for clarity, may result in up to [***] reduction of the royalties. The Primary Party may carry forward any such reductions permitted in accordance with Section 7.11.2(b) (Valid Claims), Section 7.11.2(c) (Biosimilar Products) and Section 7.11.2(d) (Third Party Payments) that are incurred or accrued in a Calendar Quarter but that are not applied against royalties due to the Opt-Out Party for such DT Co-Co Product in such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to the Opt-Out Party for such DT Co-Co Product in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 7.11.2(e) (Cumulative Reductions Floor)) until the amount of such reduction has been fully applied against royalties due to the Opt-Out Party for such DT Co-Co Product in such country.

7.12 Payment; Reports; Royalty Minimum. Royalty payments due under this Article 7 (Fees; Royalties, & Payments) shall be calculated, reported and invoiced for each Calendar Quarter. Within [***] after the end of each Calendar Quarter, Moderna (or the Primary Party, as the case may be) shall provide Metagenomi (or the Opt-Out Party, as the case may be) a report setting forth Net Sales and royalty for each applicable Product in the Territory or Ex-U.S., as applicable, in such Calendar Quarter. Metagenomi (or the Opt-Out Party, as the case may be) shall send an invoice for the applicable royalty payment within [***] after receiving the report from Moderna (or the Primary Party, as the case may be). The applicable royalty payments shall be paid within [***] following the receipt of the invoice.

7.13 Method of Payment; Foreign Exchange. Unless otherwise agreed by the Parties, all payments due under this Agreement shall be paid in Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the payee; provided that each Party shall only be required to disburse funds to the payee’s jurisdiction of incorporation or to a jurisdiction in which the payee has a significant business presence. For any currency conversion required in determining the amount of payments due hereunder, such conversion shall be made as follows: (a) when calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the average rate of exchange over the applicable Calendar Quarter as reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available), and (b) when calculating all other sums due under this Agreement, the amount in foreign currencies shall be converted into Dollars using the average rate of exchange for the applicable month as reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable month (or, if unavailable on such date, the first date thereafter on which such rate is available).

7.14 Records and Audits. Each Party shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records which may be necessary to ascertain properly and to verify the royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws. Within the Term, the other Party shall not more than once each year have the right to have its independent, certified public accountant inspect such Party’s records for the purpose of determining the accuracy of royalty payments for a period covering not more than [***] following the Calendar Quarter to which they pertain. No period shall be audited more than once. The other Party shall submit an audit plan, including audit scope, to such Party for its approval, which shall not be unreasonably withheld, conditioned or delayed, prior to audit implementation. The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to the Parties only the amounts of Net Sales and royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to such Party. If determined that additional royalties are owed, or that royalties were overpaid, during such period, such Party shall pay the other Party the additional royalties or the other Party shall pay such Party the overpaid royalties, as applicable, within [***] of the date the independent, certified public accountant’s written report is received by the paying Party. The fees charged by the accounting firm of such accountant shall be paid by the auditing Party unless any additional royalties owed exceed [***] and [***] of the royalties paid for the royalty period subject to the audit, in which case the audited Party shall pay the reasonable fees of such accounting firm.

7.15 Default Interest. If and to the extent that either Party fails to make any payment hereunder when due in accordance with the applicable provisions of this Agreement (excluding any payment made due to a good faith error identified via an audit conducted by an independent, certified public accountant pursuant to Section 7.14 (Records and Audits)), such Party shall pay to the other Party default interest at a rate of [***] as from the due date (as reported in The Wall Street Journal (Eastern U.S. edition)) or the maximum rate allowable by Applicable Law, whichever is less. Interest shall be paid on a simple annual interest rate. From and after the Effective Date, the Parties shall meet in good faith and agree on an appropriate replacement for the LIBOR rate to be used in substitution hereunder (with such agreed replacement to be appropriately documented in writing and termed as expressly superseding the operation of this Section 7.15 (Default Interest)), with such agreed replacement to be implemented prior to the [***].

7.16 Taxes.

7.16.1 Partnership Tax Matters. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement. The Parties intend that the DT Co-Co Program gives rise to a partnership solely for U.S. federal and applicable state and local income tax purposes, and shall be governed by the terms of Schedule M (Partnership Tax Matters) with respect to the tax matters set forth therein.

7.16.2 Cooperation and Coordination. Except as set forth in Section 7.16.1 (Partnership Tax Matters) or Schedule M (Partnership Tax Matters) with respect to the DT Co-Co Program, the Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.

7.16.3 Payment of Tax. Except as set forth in Section 7.16.1 (Partnership Tax Matters) or Schedule M (Partnership Tax Matters) with respect to the DT Co-Co Program, the upfront, milestones, royalties and other amounts payable by one Party to the other Party under this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.16.3 (Payment of Tax), the payee shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by the payor) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The payor shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if the payee is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the payor or the appropriate Governmental Authority (with the assistance of the payor to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the payor of its obligation to withhold such tax and the payor shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that the payor has received evidence, in a form satisfactory to the payor, of the payee’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time Payments are due. If in accordance with the foregoing, the payor withholds any amounts of tax, it shall pay to the payee the balance when due, make timely payment to the proper tax authority of the withheld amount and send to the payee proof of such payment within [***] following such payments. If the paying party failed to deduct or withhold tax required by Applicable Law, the payee shall indemnify and hold harmless the paying party from any such taxes and further, shall assist the paying party with regard to all procedures required in order to obtain relief and, if appropriate, reimbursement by tax authorities (including providing proof, if applicable, that the appropriate tax has in fact been paid by the payee) or, in case tax authorities will not reimburse withholding tax to the paying party, the payee will immediately pay to the paying party (for remittance to the appropriate taxing authority to the extent not previously paid to such authorities by the paying party) the amount of such tax not previously paid by the payee to the appropriate taxing authority.

Article 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Inventorship. Inventorship as between the Parties shall be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure any patent applications and patents reflect appropriate inventorship.

8.1.2 Ownership of Intellectual Property.

(a) Except as expressly set forth herein otherwise, as between the Parties, any and all Results and Know-How, whether patentable or not, conceived, discovered, invented or created in the course of performing the activities or exercising their rights under this Agreement solely by a Party or jointly by the Parties, their Affiliates, or Third Parties acting on its or their behalf, and all intellectual property rights inherent therein and appurtenant thereto, including all Patents, copyrights, trademarks, and trade secrets arising therefrom (collectively, “Program Technology”) shall be owned in accordance with inventorship rules under U.S. patent law.

(b) Notwithstanding anything herein to the contrary, Metagenomi shall solely own all right, title and interest to any Program Technology [***] (collectively, “Metagenomi Program Technology”). Moderna hereby assigns, transfers and conveys to Metagenomi, or its designee, all of Moderna’s worldwide right, title and interest in and to any and all Metagenomi Program Technology. Metagenomi agrees to grant and hereby grants Moderna and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, sublicensable (through multiple tiers of sublicensees), transferable (solely in accordance with Section 14.7 (Assignment)), non-exclusive license, under all Metagenomi Program Technology to the extent pertaining to [***].

(c) Notwithstanding anything herein to the contrary, Moderna shall solely own all right, title and interest to any Program Technology [***] (“Moderna Program Technology”). Metagenomi hereby assigns, transfers and conveys to Moderna, or its designee, all of Metagenomi’s worldwide right, title and interest in and to any and all Moderna Program Technology.

(d) Notwithstanding anything herein to the contrary, any Program Technology discovered, invented, conceived or created during the applicable Research Term that is neither Metagenomi Program Technology nor Moderna Program Technology shall be jointly owned by Moderna and Metagenomi (“Joint IP”). Each Party shall and hereby does assign to the other Party an undivided one-half interest in such first Party’s right, title, and interest in and to all Joint IP made by or on behalf of such first Party. Subject to the licenses granted hereunder and the other terms and conditions of this Agreement, each Party may exercise its ownership rights in and to Joint IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, throughout the world, without an accounting or obligation (including paying royalties) to, or consent required from, the other Party. At the reasonable written request of a Party, the other Party shall take such further actions to confirm that no such accounting is required or to otherwise effect the foregoing regarding Joint IP. Each Party agrees to hold Joint IP (and any Know-How therein) in confidence subject to the same permitted disclosures set forth in Article 11 (Confidentiality) (applied mutatis mutandis to the Joint IP consistent with each Party’s rights to exploit the Joint IP) and shall not disclose such Know-How to a Third Party unless under terms of confidentiality that preserve the Parties’ ability to pursue Patents as set forth hereunder.

8.1.3 Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants, and others who perform activities for such Party under this Agreement to be under an obligation to assign to such Party their rights in and to any Program Technology and all intellectual property rights therein, except where Applicable Laws requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, preferably exclusive, or right to obtain such a license). Each Party shall use reasonable efforts to promptly disclose to the other Party all Program Technology, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Program Technology, and all information relating to such Program Technology to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Program Technology.

8.2 Patent Prosecution and Maintenance.

8.2.1 Generally. Subject to the remainder of this Section 8.2 (Patent Prosecution and Maintenance), each Party shall control the Prosecution and Maintenance of Patents that such Party Controls (other than Control obtained pursuant to a grant of rights under this Agreement).

8.2.2 Patents Within Metagenomi’s Background Technology. As between the Parties, Metagenomi shall have the first right, but not the obligation, to Prosecute and Maintain any Patents within Metagenomi’s Background Technology, at its sole expense. Metagenomi shall keep Moderna reasonably informed of the status of all Patents relevant to an applicable Program and shall promptly provide Moderna with all material correspondence received from any patent authority in connection therewith. In addition, Metagenomi shall provide Moderna with drafts of all proposed material filings and correspondence to any patent authority with respect to any such Patents for Moderna’s review with reasonable time for Moderna to provide comments prior to the submission of such proposed filings and correspondences, and Metagenomi shall consider Moderna’s reasonable comments in good faith. Notwithstanding anything herein to the contrary, in connection with such Prosecution and Maintenance, Metagenomi shall take all reasonable steps to ensure that such Patents Cover the applicable Products. Metagenomi shall notify Moderna of its intention to suspend or cease any Prosecution and Maintenance of any such Patents. Metagenomi shall provide such notice at least [***] prior to any filing or payment due date in connection with such Patents. In such event, Metagenomi shall permit Moderna, at Moderna’s discretion and at its sole expense, to continue Prosecution and Maintenance of such Patents, subject to the foregoing information sharing obligation and review and comment rights applied mutatis mutandis. The Parties shall in good faith cooperate through the JPC (or as otherwise agreed in an applicable Working Group or by the Parties) to effect the foregoing.

8.2.3 Program Patents Exclusively Licensed to Moderna. As between the Parties, Moderna shall have the first right, but not the obligation, to Prosecute and Maintain any Program Patents licensed exclusively to Moderna by Metagenomi under this Agreement, and Moderna shall bear the cost of such Prosecution and Maintenance. [***].

8.2.4 Joint Patents. Subject to Section 8.2.3 (Program Patents Exclusively Licensed to Moderna), the JPC shall determine which Party has the first right, but not the obligation, to Prosecute and Maintain all Joint Patents. [***].

8.2.5 Cooperation of the Parties. Each Party shall cooperate fully with the other Party, through the JPC, in the Prosecution and Maintenance of Patents under this Section 8.2 (Patent Prosecution and Maintenance) at its own cost (except as expressly set forth otherwise in this Article 8 (Intellectual Property)), including by: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 8.2 (Patent Prosecution and Maintenance) and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents.

8.3 Infringement by Third Parties.

8.3.1 Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Program Patents or Patents within either Party’s Background Technology, which infringing activity involves the using, making, importing, offering for sale or selling any (i) Product, any (ii) Biosimilar Product with respect thereto, or (iii) for each Collaboration Target, otherwise involving such Collaboration Target and Gene Editing in such Collaboration Target’s respective field, i.e., in the DT Field or the RT Field, as applicable, in each case ((i) through (iii)) in the applicable DT Field or RT Field in the Territory, and any related declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any of the Program Patents or Patents within either Party’s Background Technology (collectively “Infringement”).

8.3.2 Generally. Subject to the remainder of this Section 8.3 (Infringement by Third Parties), each Party shall have the sole right to bring and control any legal action in connection with any Infringement of Patents claiming inventions that such Party Controls (other than Control obtained pursuant to a grant of rights under this Agreement).

8.3.3 Patents Within Metagenomi’s Background Technology.

(a) As between the Parties, Moderna shall have the first right to bring and control any legal action in connection with any Infringement of any Patents within Metagenomi’s Background Technology, where such Infringement relates to [***]. Moderna shall keep Metagenomi reasonably informed of the status of such enforcement efforts for such Patents. Metagenomi may, at its own expense, be represented in any such action by counsel of its own choice with respect to the enforcement of any such Patents. If Moderna does not bring such legal action within a commercially reasonable period of time (but not less than [***]) after the notice provided pursuant to Section 8.3.1 (Notice), Metagenomi may bring and control any legal action in connection with such Infringement of such Patents at its own expense as it reasonably determines appropriate so long as Moderna does not reasonably object to such action. In such case, Metagenomi shall keep Moderna reasonably informed of the status of such enforcement efforts for such Patents, and Moderna may, at its own expense, be represented in any such action by counsel of its own choice with respect to the enforcement of such Patents.

(b) As between the Parties, Metagenomi shall have the first right to bring and control any legal action in connection with any Infringement of any Patents within Metagenomi’s Background Technology, where such Infringement relates to [***], in each case at Metagenomi’s own expense (and, for clarity, whether or not such Infringement falls within the scope of any license granted to Metagenomi hereunder). Metagenomi shall keep Moderna reasonably informed of the status of such enforcement efforts for such Patents. Moderna may, at its own expense, be represented in any such action by counsel of its own choice with respect to the enforcement of any such Patents. If Metagenomi does not bring such legal action within a commercially reasonable period of time (but not less than [***]) after the notice provided pursuant to Section 8.3.1 (Notice), Moderna may bring and control any legal action in connection with such Infringement of such Patents at its own expense as it reasonably determines appropriate so long as Metagenomi does not reasonably object to such action. In such case, Moderna shall keep Metagenomi reasonably informed of the status of such enforcement efforts for such Patents, and Metagenomi may, at its own expense, be represented in any such action by counsel of its own choice with respect to the enforcement of such Patents.

8.3.4 Program Patents Exclusively Licensed to Moderna.

[***]

8.3.5 Joint Patents. Subject to Section 8.3.4 (Program Patents Exclusively Licensed to Moderna), the JPC shall determine which Party has the first right, but not the obligation, to bring and control any legal action in connection with any Infringement of any Joint Patents, subject to either Party electing to so enforce at the enforcing Party’s sole expense. The enforcing Party shall keep the other Party reasonably informed of the status of such enforcement efforts for such Joint Patents and shall consider in good faith such other Party’s comments thereon. The enforcing Party shall provide the other Party with drafts of all material papers to be filed with the court and shall in good faith incorporate all reasonable comments thereto by such other Party before filing such papers. The other Party may, at its own expense, be represented in any such action by counsel of its own choice. If the enforcing Party does not bring such legal action within a commercially reasonable period of time (but not less than [***]) after the notice provided pursuant to Section 8.3.1 (Notice), the other Party may bring and control any legal action in connection with such Infringement of any such Program Patents at its own expense as it reasonably determines appropriate.

8.3.6 Biosimilar Applications. Notwithstanding the foregoing provisions of this Section 8.3 (Infringement by Third Parties), if either Party or any of their Affiliates receives a copy of a Biosimilar Application naming a Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall promptly notify the other Party. If either Party receives any equivalent or similar certification or notice in the U.S. or any other jurisdiction, either Party shall, promptly, notify and provide the other Party copies of such communication.

(a) For all Licensed Products, Moderna, and for all DT Co-Co Products, the Party designated by the JSC, (in either case, the “Designated Party”) shall designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application.

(b) The Designated Party shall have the right, after consulting with the other Party, to list any Program Patents or Patents within either Party’s Background Technology, insofar as they meet the statutory requirements pursuant to Section 351(l)(1)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in Section 351(l) of the PHSA.

(c) The Designated Party shall have the right, after consulting with the other Party, to identify Program Patents or Patents within either Party’s Background Technology to list, or respond to relevant communications under any equivalent or similar listing to those described in the preceding Section 8.3.6(b) (Biosimilar Applications) in any other jurisdiction outside of the U.S. If required pursuant to Applicable Law, upon the Designated Party’s request, the other Party shall assist in the preparation of such list and make such response after consulting with the Primary Party.

(d) The Parties recognize that procedures other than those set forth above in this Section 8.3.6 (Biosimilar Applications) may be applicable to Biosimilar Applications that are not governed by the PHSA. As a result, in the event that the Parties acting in good faith mutually determine that certain provisions of Applicable Laws in the U.S. or in any other country in the Territory are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 8.3.6 (Biosimilar Applications) in such country, the Parties shall comply with any such Applicable Law in such country in exercising their rights and obligations with respect to Biosimilar Applications under this Section 8.3.6 (Biosimilar Applications).

8.3.7 Enforcement Costs for Co-Co Products. Except as expressly set forth herein, all Internal Costs and External Costs incurred by the Parties in connection with any suit or other action brought by a Party under this Section 8.3.7 (Enforcement Costs for Co-Co Products) with respect to any Infringement regarding a DT Co-Co Product in the Territory shall be considered “Shared Patent Enforcement Costs” that shall be shared [***] between the Parties as an Other Operating Expense in accordance with Section 7.4 (Co-Co Products Profit and Loss Share).

8.3.8 Allocation of Recoveries for Co-Co Products. Any recoveries resulting from enforcement action relating to a claim of Infringement regarding a DT Co-Co Product in the Territory, whether by settlement or judgment, shall be allocated as follows: [***].

8.3.9 Allocation of Recoveries for Licensed Products. Any recoveries resulting from enforcement action relating to a claim of Infringement regarding a Licensed Product, whether by settlement or judgment, shall [***].

8.3.10 Allocation of Recoveries in All Other Infringements. [***].

8.3.11 Cooperation. At the request and expense of the Party bringing an action under this Section 8.3 (Infringement by Third Parties), the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. In connection with any such enforcement action, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the applicable Patents without the prior written consent of the other Party.

8.4 Defense and Settlement of Third Party Claims. Each Party shall promptly notify the other in writing of (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party, including any inter partes review proceeding at the U.S. Patent and Trademark Office or foreign equivalent patent office (each a “Third Party Claim”), or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Program Patents other than in response to an Infringement action under Section 8.3 (Infringement by Third Parties) (each a “Third Party Patent Challenge”).

8.4.1 Responsibility to Defend a Third Party Claim. Each Party that is named as a defendant in a Third Party Claim proceeding shall have the right to defend itself in such proceeding. The other Party shall reasonably assist the defending Party in defending such proceeding and cooperate in any such litigation at the request and expense of the defending Party. The defending Party shall provide the other Party with prompt written notice of the commencement of any such proceeding and shall keep the other Party apprised of the progress of such proceeding and shall promptly furnish the other Party with a copy of each pleading, communication, or other document relating to the alleged infringement that is received by such Party and shall consider reasonable input from the other Party during the course of the proceeding. If the defending Party is Metagenomi, then Moderna shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such claim (to the extent relevant, together with its own counsel, at its own expense). If the defending Party is Moderna, then Metagenomi shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such claim (to the extent relevant, together with its own counsel, at its own expense). If both Parties are named as defendants in any such proceeding brought by a Third Party, both Parties may defend such proceeding and the Parties shall reasonably cooperate with respect to such defense.

8.4.2 Right to Defend and Settle a Third Party Patent Challenge. The prosecuting Party shall have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to any Patent for which it is the prosecuting Party and to compromise, litigate, settle, or otherwise dispose of any such challenge, provided that if the prosecuting Party notifies the non-prosecuting Party that it declines to exercise such first right, then the non-prosecuting Party shall have the right to control such defense and to compromise, litigate, settle or otherwise dispose of such challenge. The Party defending the Third Party Patent Challenge shall keep the other Party timely informed of the proceedings and filings, and provide the other Party with copies of all material communications, pertaining to each Third Party Patent Challenge. The Party defending the Third Party Patent Challenge shall not settle, stipulate to any facts, or make any admission with respect to any Third Party Patent Challenge without the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if such settlement, stipulation, or admission would (a) adversely affect the validity, enforceability or scope, or admit infringement, of any of the Program Patents; (b) give rise to liability of the other Party or its Affiliates; or (c) otherwise impair the other Party’s or any of its Affiliates’ rights in the Program Patents under this Agreement. Upon the defending Party’s request, the other Party shall reasonably cooperate with the defending Party, to the extent necessary to defend the Third Party Patent Challenge.

8.4.3 Costs, Damages, and Recoveries.

(a) Costs of Defending Patent Challenges. Each Party shall bear its own Internal Costs related to any Third Party Patent Challenge, and each Party shall be responsible for [***] of the External Costs incurred with respect to any Third Party Patent Challenge of a Patent relating to a DT Co-Co Product in the Territory and such External Costs shall be considered “Shared Patent Defense Costs” that shall be shared [***] between the Parties as an Other Operating Expense in accordance with Section 7.4 (Co-Co Products Profit and Loss Share). The other Party shall reimburse the Party defending such Third Party Patent Challenge for its share of such External Costs pursuant to the preceding sentence either (i) through the Operating Profits or Losses reimbursement procedure set forth in Section 7.4 (Co-Co Products Profit and Loss Share) or (ii) within thirty (30) days of receiving the defending Party’s invoice therefor, as applicable.

(b) Licensed Products. Subject to Article 10 (Indemnification), with respect to any Third Party Claim for allegedly infringing activities conducted with respect to a Licensed Product in the Territory, the Party against whom such claim was brought shall bear [***] of such cost, damages, or recovery.

(c) Co-Co Products. Subject to Article 10 (Indemnification), with respect to any Third Party Claim for allegedly infringing activities conducted with respect to a DT Co-Co Product in the Territory, (i) the Internal Costs and External Costs in defending and any damages paid by the defending Party shall be considered “Shared Infringement Defense Costs” that will be shared [***] between the Parties as an Other Operating Expense in accordance with Section 7.4 (Co-Co Products Profit and Loss Share) and (ii) any recoveries obtained shall be considered Net Sales of the DT Co-Co Product in the Territory, if applicable.

(d) Other Damages and Recoveries. Subject to Article 10 (Indemnification), with respect to any Third Party Claim other than claims described in Section 8.4.3(b) (Licensed Products) or Section 8.4.3(c) (Co-Co Products), the Party against whom such claim was brought shall bear [***] of such cost, damages, or recovery.

8.5 Patent Extension. [***].

8.6 Unified Patent Court. In the event that Unified Patent Court Agreement enters into force during the Term of this Agreement, the JPC shall be solely responsible for making all decisions regarding Patents, including decisions regarding the opting-out or opting-in of existing European Patents into the jurisdiction of the Unified Patent Court or the registration of European Patents with Unitary Effect.

8.7 Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement, and defense of Patents under this Article 8 (Intellectual Property) shall be the Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement, and defense the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 8 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary set forth in this Agreement, to the extent a Party has a good faith believe that any information required to be disclosed by such Party to the other Party under this Article 8 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

8.8 Trademarks. Moderna shall have the right to select, and shall be free, in its sole discretion, to use and to register in any trademark office in the Territory, any Trademark for use with a Licensed Product. As between the Parties, Moderna shall own all right, title and interest in and to any such Trademarks adopted by Moderna for use with a Licensed Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

Article 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties. Each of Moderna and Metagenomi represent and warrant, as of the Effective Date, that:

9.1.1 it is duly organized and validly existing under in the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable, has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates or Third Parties) to enable it to perform its obligations under this Agreement;

9.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

9.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and shall not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any Applicable Law; or (b) require any consent or approval of its stockholders or similar.

9.2 Metagenomi Representations and Warranties. Metagenomi represents and warrants to Moderna that, as of the Effective Date:

9.2.1 No DT Co-Co Target or Reserved DT Targets Encumbered. There are no DT Co-Co Target or Reserved DT Targets that are subject to an agreement between Metagenomi or any of its Affiliates and a Third Party of any kind or Metagenomi’s (or its Affiliates’) commitment to negotiate an agreement with a Third Party that would prevent, limit or conflict with the inclusion of the DT Co-Co Target or Reserved DT Targets under this Agreement on an exclusive basis or licenses granted herein.

9.2.2 Metagenomi Not Developing Products Against RT Targets in the RT Field or DT Targets in the DT Field. Metagenomi itself is not (and none of its Affiliates is) developing any products Directed Against or that work through, or are based on, and has granted no rights to any Third Party with respect to, any RT Target within the RT Field or any DT Target within the DT Field.

9.2.3 No Grants That Conflict with This Agreement. Metagenomi or its Affiliates have not granted, and shall not grant during the Term, any rights (or other encumbrances) to any Third Party to Metagenomi Licensed Collaboration Technology that would prevent, limit or conflict with the rights and licenses granted to Moderna hereunder.

9.2.4 Control over Know-How and Patents. Metagenomi has Control over all Know-How and Patent rights owned by it or its Affiliates as of the Effective Date that are necessary or reasonably useful for the Research, Development, Manufacturing (including formulation), Commercialization or other Exploitation of the DT Co-Co Products as known to be contemplated under this Agreement as of the Effective Date. To Metagenomi’s knowledge, the Regents of the University of California (“UC”) has no right and has no reason to claim any right in any such Know-How or Patent rights that would prevent, limit or conflict with the rights and licenses granted to Moderna hereunder.

9.2.5 Existing Patents.

(a) To Metagenomi’s knowledge, all Patent rights contained in the Metagenomi Licensed Collaboration Technology existing as of the Effective Date that are issued or subject to a pending application for issuance (the “Existing Patents”) are listed on Schedule K and all such Existing Patents are: (i) to the extent issued (unless otherwise indicated on Schedule K (Existing Patents)), subsisting and not invalid or unenforceable, in whole or in part; (ii) solely and exclusively owned by Metagenomi, free of any encumbrance, lien or claim of ownership by any Third Party; (iii) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Laws and Metagenomi and its Affiliates have presented all relevant references, documents and information to the relevant patent examiner at the relevant patent office; and (iv) filed and maintained properly and correctly, and no applicable fees applicable thereto when due and payable, as may be or have been extended, have gone unpaid.

(b) To Metagenomi’s knowledge, neither Metagenomi nor any of its Affiliates have taken any action that would render any invention claimed in the Existing Patents unpatentable.

(c) The Existing Patents represent all Patents in the Metagenomi Licensed Collaboration Technology that relate to the DT Targets, the Products (anticipated as of the Effective Date), or the Exploitation thereof as of the Effective Date.

(d) To Metagenomi’s knowledge, other than the rights granted under this Agreement, no rights or licenses are required under any Patent rights Covering Gene Editing to practice the Metagenomi Licensed Collaboration Technology as contemplated in the Program Plans as of the Effective Date, or to Research, Develop, Manufacture (including to formulate), Commercialize or otherwise Exploit the Products as contemplated herein by reason of the incorporation of Metagenomi Licensed Collaboration Technology in such Products.

(e) None of the Metagenomi Licensed Collaboration Technology is subject to any existing royalty or other payment obligations to any Third Party under any agreement or understanding entered into by Metagenomi or its Affiliates, and Metagenomi has no knowledge of any obligation to pay any royalties or other amounts to any Third Party by reason of Moderna’s use thereof as contemplated under this Agreement.

(f) Metagenomi has not given any written notice to any Third Party asserting infringement by such Third Party of any of the Metagenomi Licensed Collaboration Technology and, to Metagenomi’s knowledge, there is no unauthorized use, infringement or misappropriation of the Metagenomi Licensed Collaboration Technology.

9.2.6 No Third Party Agreements. There are no licenses, terms of use or other agreements or arrangements with Third Parties regarding any Metagenomi Licensed Collaboration Technology or other materials contemplated to be provided by Metagenomi to Moderna hereunder (or the Exploitation of any of the foregoing), to which Metagenomi or its Affiliate is a party or is otherwise bound, that are inconsistent with or diminish the rights and licenses granted to Moderna under this Agreement, or Metagenomi’s own right to Exploit them pursuant to this Agreement. Without limiting the generality of the foregoing, none of the metagenomic data or sequence libraries used by Metagenomi to date is subject to any terms of use that are inconsistent with or diminish the rights and licenses granted to Moderna under this Agreement, or Metagenomi’s own right to Exploit them pursuant to this Agreement.

9.2.7 Litigation and Actions Relating to Intellectual Property. Metagenomi or any of its Affiliates: (a) have not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Metagenomi Licensed Collaboration Technology, including any Patents within the Metagenomi Licensed Collaboration Technology, or Metagenomi’s or its Affiliates’ rights therein; and (b) are not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Metagenomi or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Metagenomi to fulfill any of its obligations under this Agreement.

9.2.8 Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to Metagenomi’s or any of its Affiliates’ knowledge, threatened by any Third Party; nor, to Metagenomi’s or any of its Affiliates’ knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Metagenomi or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Metagenomi’s ability to conduct the Research or to grant the licenses or rights granted to Moderna under this Agreement.

9.2.9 No Government Funding. The inventions claimed or Covered by the Patents within the Metagenomi Licensed Collaboration Technology: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the U.S. of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. § 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

9.2.10 Regulatory Documentation. To the extent that Metagenomi and its Affiliates have generated, prepared, maintained and retained any Regulatory Documentation under this Agreement that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Laws, all such information is true, complete and correct in all material respects and what it purports to be.

9.2.11 Data Protection and Data Privacy. Metagenomi and its Affiliates’ have complied with all Applicable Laws related to data protection and data privacy and has provided all legally required privacy notices to, and obtained appropriate consents, including research informed consents, from data subjects (“Notices and Consents”), and the Notices and Consents permit the use of the data as currently and previously used and processed by Metagenomi and shall permit the licensing and transfer of all such personal data of data subjects to Moderna as contemplated in this Agreement.

9.2.12 Confidentiality. Metagenomi and its Affiliates have used commercially reasonable efforts to protect the confidentiality of those parts of the Metagenomi Licensed Collaboration Technology that constitute confidential or proprietary information of Metagenomi.

9.3 Moderna Representations and Warranties. Moderna represents and warrants to Metagenomi that, as of the Effective Date:

9.3.1 No Grants That Conflict with This Agreement. Moderna or its Affiliates have not granted, and shall not grant during the Term, any rights (or other encumbrances) to any Third Party to Moderna Licensed Collaboration Technology that would prevent, limit or conflict with the rights and licenses granted to Metagenomi hereunder.

9.3.2 Control over Know-How and Patents. Moderna has Control over all Know-How and Patent rights owned by it or its Affiliates as of the Effective Date that are necessary or reasonably useful for the Research, Development, Manufacturing (including formulation), Commercialization or other Exploitation of the DT Co-Co Products as known to be contemplated under this Agreement as of the Effective Date.

9.3.3 No Third Party Agreements. There are no license or other agreements with Third Parties regarding the Exploitation of any Moderna Licensed Collaboration Technology or other materials contemplated to be provided by Moderna to Metagenomi hereunder, to which Moderna or its Affiliate is a party that is inconsistent with or diminishes the rights and licenses granted to Metagenomi under this Agreement.

9.3.4 Litigation and Actions Relating to Intellectual Property. Moderna or any of its Affiliates: (a) have not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Moderna Licensed Collaboration Technology, including any Patents within the Moderna Licensed Collaboration Technology, or Moderna’s or its Affiliates’ rights therein; and (b) are not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Moderna or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of Moderna to fulfill any of its obligations under this Agreement.

9.3.5 Other Material Claims and Actions. There are no claims, actions or proceedings pending or, to Moderna’s or any of its Affiliates’ knowledge, threatened by any Third Party; nor, to Moderna’s or any of its Affiliates’ knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Moderna or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Moderna’s ability to conduct the Research or to grant the licenses or rights granted to Metagenomi under this Agreement.

9.3.6 No Government Funding. The inventions claimed or Covered by the Patents within the Moderna Licensed Collaboration Technology: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the U.S. of America or any agency thereof; (b) are not a “subject invention” as that term is described in 35 U.S.C. § 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

9.3.7 Regulatory Documentation. To the extent that Moderna and its Affiliates have generated, prepared, maintained and retained any Regulatory Documentation under this Agreement that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Laws, all such information is true, complete and correct in all material respects and what it purports to be.

9.3.8 Data Protection and Data Privacy. Moderna and its Affiliates’ have complied with all Applicable Laws related to data protection and data privacy and has provided all legally required privacy notices to, and obtained appropriate consents, including research informed consents, from data subjects (“Notices and Consents”), and the Notices and Consents permit the use of the data as currently and previously used and processed by Moderna and shall permit the licensing and transfer of all such personal data of data subjects to Metagenomi as contemplated in this Agreement.

9.3.9 Confidentiality. Moderna and its Affiliates have used commercially reasonable efforts to protect the confidentiality of those parts of the Moderna Licensed Collaboration Technology that constitute confidential or proprietary information of Moderna.

9.4 Covenants.

9.4.1 Employees, Consultants and Contractors. Each Party represents, warrants and covenants that it and its Affiliates have obtained from each of its and their respective former and current employees, consultants and contractors, and shall obtain from each of its and their respective future employees, consultants and contractors, in each case who have conceived, discovered, invented or created or who may conceive, discover, invent or create any of such Party’s Licensed Collaboration Technology, written agreements containing obligations of confidentiality and non-use and an assignment to such Party or its applicable Affiliates of all of such Person’s rights to such Licensed Collaboration Technology such that no such employee, contractor or consultant shall retain any rights thereto that would prevent or conflict with the other Party’s rights of ownership, license or use thereof or thereto, as the case may be, contemplated under this Agreement.

9.4.2 Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective Research and Development activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party shall not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Moderna, Sublicensees, which directly or indirectly relate to activities contemplated under this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

9.4.3 The Regents of the University of California. Metagenomi represents and warrants that none of the Metagenomi Licensed Collaboration Technology in existence as of the Effective Date is in-licensed from UC. In the event that Metagenomi in-licenses from UC any Know-How or Patent rights during the Term of this Agreement that Covers or otherwise relates to any Know-How conceived, discovered, invented or created, in each case as of the Effective Date, by any director, employee, consultant or contractor of Metagenomi as of the Effective Date in their capacity as employee, consultant, contractor or student of UC or during their course of employment, consulting, contractor, or student relationship with UC, Metagenomi hereby covenants that it and its Affiliates shall (i) assume all payment obligations under such in-licenses, notwithstanding anything else herein to the contrary, (ii) ensure that such in-licenses are fully sublicensable to Moderna, (iii) expressly make Moderna an intended third-party beneficiary to such in-licenses, and (iv) ensure that in the event of termination of such in-licenses, Moderna shall become a direct licensee of UC with respect to the Know-How and Patent rights in-licensed from UC to the extent Moderna has rights to such Know-How or Patent rights under this Agreement.

9.4.4 Open Source Software. Metagenomi represents, warrants and covenants that any deliverable that Metagenomi provides to Moderna and its Affiliates under this Agreement does not and will not include any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org).

9.5 Compliance.

9.5.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

9.5.2 Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

9.5.3 Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated under this Agreement (the “Party-Specific Regulations”). Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 12.2 (Termination for Material Breach or Insolvency or Patent Challenge) however, under such circumstances, such termination shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

9.5.4 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

9.5.5 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

9.5.6 Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 9.5 (Compliance), each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration or termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and shall not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business.

9.6 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY SHALL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS SHALL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS SHALL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 10

INDEMNIFICATION

10.1 Indemnity.

10.1.1 By Metagenomi. Subject to Section 10.1.3 (Procedure), Metagenomi shall defend, indemnify and hold harmless Moderna and its Affiliates, and their respective directors, officers, employees and agents (each, a “Moderna Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Moderna Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Metagenomi or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement by Metagenomi or the breach of representations, warranties and covenants made hereunder by Metagenomi; except, in each case, to the extent such Losses result from (i) matters subject to clause (a) or (b) of Section 10.1.2 (By Moderna) or (ii) a Moderna Indemnitee’s negligence.

10.1.2 By Moderna. Subject to Section 10.1.3 (Procedure), Moderna shall defend, indemnify and hold harmless Metagenomi, its Affiliates, and their respective directors, officers, employees and agents (each, an “Metagenomi Indemnitee”) from and against any and all Losses to which any Metagenomi Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Moderna or its Affiliates in connection with its activities under this Agreement; or (b) the breach of this Agreement by Moderna or the breach of representations, warranties and covenants made hereunder by Moderna; except, in each case, to the extent such Losses result from (i) matters subject to clause (a) or (b) of Section 10.1.1 (By Metagenomi) or (ii) an Metagenomi Indemnitee’s negligence.

10.1.3 Procedure. A Party that intends to claim indemnification under this Article 10 (Indemnification) (the “Indemnitee”) shall promptly notify the Indemnitor (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 (Indemnification) if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 10 (Indemnification).

10.2 Losses in the Territory. All Losses arising from any Third Party Claim relating to the Exploitation of a DT Co-Co Product in the Territory, including fees and disbursements to counsel, incurred by either Party in connection with the defense of any such Third Party Claim brought in the Territory, shall be shared [***] by the Parties as an Other Operating Expense in accordance with Section 7.4 (Co-Co Products Profit and Loss Share), provided that, such Other Operating Expenses shall not include Losses of a Party or its Affiliate to the extent such Losses are: (a) caused by a breach of this Agreement by such Party or Affiliate; or (b) caused by the negligence or willful misconduct of such Party or its Affiliate, and any such Losses described in clause (a) or (b) shall not be applied to the Operating Profit or Loss as Other Operating Expenses.

10.3 Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including, with respect to Moderna, self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and each Party shall, upon request, provide the other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.

Article 11

CONFIDENTIALITY

11.1 Confidential Information.

11.1.1 Confidential Information. In connection with this Agreement, a Party may disclose to the other Party certain confidential information of such disclosing Party (such confidential information, “Confidential Information”). For clarity, all Results in a Program and all records of each Party’s activities in a Program constitute Confidential Information, provided, that (a) any confidential information initially disclosed by a Party that is to be solely owned by the other Party in accordance with this Agreement shall be the Confidential Information of such other Party (and the owning Party shall be deemed the disclosing Party, and the initially disclosing Party shall be deemed the receiving Party, with respect thereto and regardless of the Party initially disclosing the same), (b) any confidential information Controlled by Metagenomi or any of its Affiliates to the extent solely relating to (i) a DT Moderna Target in the DT Field, (ii) a RT Target that is selected in accordance with Section 3.9 (RT Option) in the RT Field, or (iii) an RT Candidate, a DT Moderna Candidate or a Licensed Product, or the Exploitation of any of the foregoing (i)-(iii), shall be deemed Confidential Information of Moderna (and Moderna the disclosing Party, and Metagenomi the receiving Party, with respect thereto and regardless of the Party initially disclosing the same), and (c) any confidential information Controlled by either Party or any of its Affiliates to the extent solely relating to the DT Co-Co Target in the DT Field, a DT Co-Co Candidate or a DT Co-Co Product or the Exploitation thereof shall be deemed Confidential Information of both Parties. Without limiting the foregoing, the terms of this Agreement are the Confidential Information of both Parties and shall be treated confidentially by each of the Parties, subject to the exceptions set forth in Section 11.1.6 (Disclosure of Agreement). Information exchanged by the Parties pursuant to the Mutual Confidentiality Agreement shall be governed by such Mutual Confidentiality Agreement; provided that any such information that is subsequently exchanged by the Parties under this Agreement shall, from that time, be governed by the terms of this Agreement. Notwithstanding anything herein to the contrary, Metagenomi shall not disclose any Results or Data Package to the extent related to the mRNA-LNP Technology without Moderna’s prior written consent.

11.1.2 Restrictions. A Party (the “Receiving Party”) that receives Confidential Information from the other Party (the “Disclosing Party”) shall keep all the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). A Receiving Party shall not use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement.

11.1.3 Exceptions. The obligations of confidentiality and restriction on use of Confidential Information under Section 11.1.2 (Restrictions) do not apply to any information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) is known by the Receiving Party at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party. Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within those exclusions.

11.1.4 Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted under this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) Prosecution and Maintenance of Patents as permitted under this Agreement;

(b) Regulatory Filings for Product that such Party has a license or right to develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted under this Agreement;

(d) made in response to a valid order of a court or other Governmental Authority or to comply with Applicable Laws (including securities laws); provided that the Receiving Party shall, to the extent permitted by Applicable Laws, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity, at the Disclosing Party’s expense, to quash such order or to obtain a protective order or seek confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or to comply with Applicable Laws;

(e) in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose, a copy of this Agreement (including any Schedules, ancillary agreements and amendments hereto);

(f) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees, in each case on a need-to-know basis in connection with the Research, Development, making, having made, use, keeping, import, export, offering for sale, selling, or otherwise Exploiting of Products in the RT Field or DT Field (as applicable) in the Territory, and Commercialization of the Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein;

(g) to the extent otherwise necessary or reasonably useful for a Receiving Party to exploit the licenses granted to it under this Agreement; and

(h) disclosure to bona fide potential and actual investors, acquirers, and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that with respect to disclosure to actual or bona fide potential investors, such disclosure is under a written obligation of confidentiality that is consistent with market terms, including a shorter period of time during which such information must be held confidential.

Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.1.4(c) or (d) (Permitted Disclosures), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. Any information disclosed pursuant to Section 11.1.4(c) or (d) (Permitted Disclosures) remains Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 11 (Confidentiality).

11.1.5 Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any Know-How that is in the public domain. Except to the extent a Party has granted exclusive or co-exclusive rights to the other Party under this Agreement (including as and to the extent such rights survive this Agreement), each Party grants to the other Party a non-exclusive license to use, outside the scope of this Agreement and for any purpose, any Know-How or Confidential Information shared in the performance of this Agreement by such Party solely to the extent such Know-How or Confidential Information has been retained (without intentional memorization) in intangible form in the minds of such Party’s employees (or its Affiliates’ employees) who have had access to such Know-How or Confidential Information pursuant to the terms of this Agreement and without reference to any tangible copies of such Know-How or Confidential Information; provided that this provision shall not be deemed in any event to provide any right to infringe the Patent rights of the other Party or of Third Parties that have licensed or provided materials to the other Party; provided, further, that a Party’s use of such Know-How or Confidential Information is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk.

11.1.6 Disclosure of Agreement. Notwithstanding the foregoing, either Party or its Affiliates may disclose the relevant terms of this Agreement: (a) to the extent required or advisable to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory, provided that such Party shall submit a confidential treatment request in connection with such disclosure and shall submit with such confidential treatment request only such redacted form of this Agreement as may be mutually agreed in writing by the Parties; (b) upon request from a Governmental Authority (such as a tax authority), provided the disclosing Party uses reasonable efforts to ensure the Governmental Authority maintains such terms as confidential; (c) to applicable licensors, solely to the extent necessary to comply with the terms of any Third Party license agreement, the rights under which are sublicensed to the other Party under this Agreement; and (d) to the extent necessary to perform obligations or exercise rights under this Agreement, to any Sublicensee, collaborator or potential Sublicensee or potential collaborator of such Party, provided that any Sublicensee, collaborator or potential Sublicensee or collaborator agree in writing to be bound by obligations of confidentiality and non-use no less protective of the Disclosing Party than those set forth in this Agreement.

11.1.7 Survival. Each Party’s obligations under this Section 11.1 (Confidential Information) apply during the Term and continue for three (3) years thereafter with respect to Confidential Information.

11.2 Publicity. On November 2, 2021, the Parties shall issue a joint press release in the form attached hereto as Schedule N (Joint Press Release). Except as permitted under Section 11.1.4 (Permitted Disclosures) or Section 11.1.6 (Disclosure of Agreement), neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party; provided however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Sections 11.1.4 (Permitted Disclosures) and 11.1.5 (Public Domain Information and Residual Knowledge).

11.3 Publication. The following restrictions shall apply with respect to disclosure by any Party of Confidential Information in any publication or presentation with respect to the Programs, the Collaboration Targets, the Products or their testing:

11.3.1 both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines; and

11.3.2 a Party (“Publishing Party”) shall provide the other Party with a copy of any proposed material publication or presentation at least [***] (or [***] in the case of a manuscript) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within such [***] period (or [***] period in the case of a manuscript) after receipt of the copy of the proposed publication, presentation, or manuscript, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.

Article 12

TERM & TERMINATION

12.1 Term. This Agreement commences on the Effective Date and, unless terminated earlier as provided in this Article 12 (Term and Termination), shall continue on a Program-by- Program basis as follows: (a) with respect to the RT Technology Research Program, until the end of the RT Research Term; (b) with respect to an RT Preclinical Research Program, (i) in the event no RT Option has been exercised within the RT Option Period for such RT Preclinical Research Program, until the expiration of the RT Option Period, or (ii) in the event an RT Option has been exercised within the applicable RT Option Period for such RT Preclinical Research Program, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the applicable RT Royalty Term; (c) with respect to the DT Target Evaluation Program, until the end of the DT Moderna Research Term; (d) with respect to a DT Moderna Research Program, (i) in the event no DT Option has been exercised within the DT Option Period for such DT Moderna Research Program, until the expiration of the DT Option Period, or (ii) in the event a DT Option has been exercised within the applicable DT Option Period for such DT Moderna Research

Program, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the applicable DT Moderna Royalty Term; and (e) with respect to the DT Co-Co Program, on a DT Co-Co Product-by-DT Co-Co Product and country-by-country basis, (i) in the event neither Party Opts-Out within the time allowed under Section 6.8.1 (Opt-Out Right), until neither Party (or its Affiliates, Sublicensees or assignees) continue to Commercialize such DT Co-Co Product in such country; or (ii) in the event either Party Opts-Out within the time allowed under Section 6.8.1 (Opt-Out Right), until the expiration of the applicable Opt-Out Royalty Term, provided that, in each case of (i) and (ii), in the event there is no DC Nomination in the DT Co-Co Program by the end of the Initial DT Co-Co Research Term, this Agreement will expire with respect to such DT Co-Co Program at the end of the Initial DT Co-Co Research Term, subject to the last paragraph of Section 6.3.1 (DT Co-Co Research Plan) (the “Term”). Upon the expiration of the Term with respect to (A) a Licensed Product in an RT Preclinical Research Program in a country in accordance with clause (b)(ii) of the immediately preceding sentence, the licenses granted to Moderna under Section 5.13 (License to Moderna Upon Exercise of the RT Option) with respect to such Licensed Product and such country shall survive and become perpetual, fully- paid and royalty-free; (B) a Licensed Product in a DT Moderna Research Program in a country in accordance with clause (c)(ii) of the immediately preceding sentence, the licenses granted to Moderna under Section 5.15 (License to Moderna Upon Exercise of the DT Option) with respect to such Licensed Product in such country shall survive and become perpetual, fully-paid and royalty-free; and (C) a DT Co-Co Product in the DT Co-Co Program in a country in accordance with clause (e)(ii) of the immediately preceding sentence, the licenses granted to the Primary Party under Section 5.5 (DT Co-Co Program License) with respect to such DT Co-Co Product in such country shall survive and become perpetual, fully-paid and royalty-free.

12.2 Termination for Material Breach or Insolvency or Patent Challenge.

12.2.1 Material Breach. On a Program-by-Program basis, subject to Section 12.2.2 (Disputes Regarding Material Breach), each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement with respect to such Program upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement with respect to [***], after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or, if such breach cannot be cured within [***] from the date of such notice, if the Breaching Party has not commenced or is not diligently continuing in good faith efforts to cure such breach; provided that, in any event, such breach must be cured within [***] from the date of such notice) (such [***] period, the “Cure Period”). For the avoidance of doubt, (i) each Party has all rights and may seek all available remedies under Applicable Laws in the event of a breach of this Agreement by the other Party, regardless of whether such breach constitutes a material breach that could give rise to termination of this Agreement, and (ii) if a material breach giving rise to termination under this Section 12.2.1 (Material Breach) is specific to any one (1) or more Programs, then the Non-Breaching Party’s right to terminate under this Section 12.2.1 (Material Breach) shall be limited to such affected Programs.

12.2.2 Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, then the Breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Article 13 (Governing Law; Dispute Resolution), and the applicable Cure Period shall be tolled upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is finally determined pursuant to Article 13 (Governing Law; Dispute Resolution) that the Breaching Party committed a material breach of this Agreement, then the applicable Cure Period shall resume and unless such alleged breach was cured during the pendency of such Cure Period (once resumed), this Agreement shall terminate effective as of the expiration of such Cure Period. This Agreement shall remain in full force and effect during the pendency of any such dispute resolution proceeding and all Cure Periods. Any such dispute resolution proceeding shall not suspend any obligations of either Party hereunder and each Party shall use reasonable efforts to mitigate any damages. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if it is determined pursuant to Article 13 (Governing Law; Dispute Resolution) that such payments are to be refunded by one Party to the other Party. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit such material breach (or such material breach was cured in accordance with Sections 12.2.1 (Material Breach) or 12.2.2 (Disputes Regarding Material Breach)), then no termination of this Agreement shall be effective, and this Agreement shall continue in full force and effect.

12.2.3 Termination for Insolvency. To the extent permitted by Applicable Laws, either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party files or institutes a bankruptcy, reorganization, liquidation, or receivership proceeding or upon the appointment of a receiver or trustee over all or substantially all property of the other Party, or upon an assignment of a substantial portion of the assets of the other Party for the benefit of creditors; provided that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

12.2.4 Termination for Patent Challenge. Metagenomi shall have the right, upon written notice to Moderna, to terminate this Agreement on a Program-by-Program basis if Moderna directly or indirectly (whether alone, or in concert with or for the benefit of any Third Party) challenges, opposes, seeks to invalidate or render void or unenforceable any Patent included within the Metagenomi Licensed Collaboration Technology in such Program, through a declaratory judgment, post grant review, inter partes review, or any other action or proceeding, except to the extent required by Applicable Law, court order or bona fide judicial process.

12.3 Moderna Option to Continue in Lieu of Termination.

12.3.1 Payment Reductions in Lieu of Termination. For a given RT Target or DT Moderna Target (and any related Program or Licensed Products), with respect to Metagenomi’s material breach of any of its obligations under this Agreement with respect thereto as determined pursuant to Section 12.2.1 (Material Breach) (and after completion of the process set forth in Section 12.2.2 (Disputes Regarding Material Breach) if invoked), Moderna shall have the right, at its option and by written notice to Metagenomi, in lieu of exercising its right to terminate this Agreement with respect to such Collaboration Target under Section 12.2.1 (Material Breach), to instead continue this Agreement with respect to such Collaboration Target (and related Program and Licensed Products) in accordance with its terms, and in which case: (a) at Moderna’s option, the JSC will coordinate wind-down of Metagenomi’s activities with respect to such RT Program or DT Program, and (b) from and after such time as Moderna delivers such written notice to Metagenomi, any and all amounts thereafter payable by Moderna for a Licensed Product applicable to such Collaboration Target hereunder (including Milestone Payments and royalties) shall be reduced by fifty percent (50%) (and for clarity, any floors on any such Milestone Payments and royalties hereunder will also be lowered by fifty percent (50%)). Notwithstanding the foregoing, Moderna’s exercise of its rights under this Section 12.3.1 (Payment Reductions in Lieu of Termination) with respect to a Collaboration Target shall not affect the Parties’ respective rights and obligations (including, without limitation, Milestone Payments and royalties) with respect to any other Collaboration Targets (or any related Program or Licensed Products).

12.3.2 Profit-share Reduction in Lieu of Termination. For a given DT Co-Co Target (and related Program and DT Co-Co Products), with respect to Metagenomi’s material breach of any of its obligations under this Agreement with respect thereto as determined pursuant to Section 12.2.1 (Material Breach) (and after completion of the process set forth in Section 12.2.2 (Disputes Regarding Material Breach) if invoked), Moderna shall have the right, at its option and by written notice to Metagenomi, in lieu of exercising its right to terminate this Agreement with respect to such DT Co-Co Target under Section 12.2.1 (Material Breach), to instead continue this Agreement with respect to such DT Co-Co Target (and related Program and DT Co-Co Products) in accordance with its terms, and in which case, Moderna may elect, on a one time basis, by providing a written notice to Metagenomi, to seek to adjust the Profit and Loss Share for one or more DT Co-Co Products for such DT Co-Co Target in the Territory and, to fairly compensate Moderna for the damages arising from such material breach. Moderna will have the right to propose the adjustment, and the Parties will discuss in good faith, and if the Parties cannot mutually agree, then such adjustment shall be resolved pursuant to Section 13.3 (Arbitration). It is understood that such adjustment would provide Moderna with additional share of the net profits (but not more than 75% of the total net profits) for the DT Co-Co Products, to Moderna, for a period of time as may be appropriate and agreed by the Parties (or pursuant to Section 13.3 (Arbitration), as applicable). The profit adjustment may be, with respect to the DT Co-Co Target, on a country-by-country basis, or for the entire Territory, and the adjustment shall not apply to the sharing of any Development Costs. If Moderna so elects, then this Agreement shall continue to be in force with respect to such DT Co-Co Target (and related Program and DT Co-Co Products), provided that the foregoing shall not limit any other rights that Moderna may have under this Agreement with respect to Metagenomi’s material breach, including to seek specific performances pursuant to Section 13.5 (Equitable Relief; Remedy for Breach of Exclusivity).

12.3.3 Know-How Transfer. Within thirty (30) days following Moderna’s election not to terminate this Agreement under this Section 12.3 (Moderna Option to Continue in Lieu of Termination), Metagenomi shall disclose or deliver to Moderna, to the extent not previously provided, copies of all data and information in Metagenomi’s (or its Affiliates’) possession relating to the applicable Program which is reasonably necessary for Moderna’s Research, Development or Commercialization of the applicable Products (including for regulatory purposes and to otherwise undertake Program activities that would otherwise have been performed by Metagenomi and regardless of the stage of any such activities). Upon Moderna’s reasonable request, Metagenomi shall: (a) provide reasonable technical assistance to Moderna during such disclosure or delivery set forth in the preceding sentence; and (b) make its employees and nonemployee consultants reasonably available at their respective places of employment to consult with

Moderna on issues arising in the course of Moderna’s Research, Development or Commercialization and in connection with any request related to a Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues. The Know-How transfer to be undertaken under this Section 12.3 (Moderna Option to Continue in Lieu of Termination) shall be overseen by a Working Group established for such purposes, which Working Group may put in place a technology transfer plan expressly identifying Know-How Controlled by Metagenomi or its Affiliates to be transferred and the timing for such transfer.

12.4 Termination for Convenience by Moderna. Moderna may, at any time in its sole discretion and without cause, terminate this Agreement with respect to an RT Program or a DT Program upon at least: (a) sixty (60) days’ prior written notice to Metagenomi if a First Commercial Sale has not occurred for the Products in such Program; or (b) one hundred eighty (180) days’ prior written notice to Metagenomi if a First Commercial Sale of a Product in such Program has occurred.

12.5 Termination for Convenience by Primary Party. Subject to the remainder of this Section 12.5 (Termination for Convenience by Primary Party), the Primary Party may, at any time in its sole discretion and without cause, terminate this Agreement with respect to the DT Co-Co Program upon at least [***] prior written notice to the Opt-Out Party. Upon receiving the written notice from the Primary Party, and within such [***] period, the Opt-Out Party may elect to opt into the DT Co-Co Program to continue the Development and Commercialization activities in the DT Co-Co Program in the Territory by providing written notice to the Primary Party of such election (“Opt-In,” and such right to Opt-In, the “Opt-In Right”). The exercise by the Opt-Out Party of its Opt-In Right in accordance with the foregoing sentence shall become effective [***] after the delivery of the written notice to the Primary Party (the “Opt-In Date”).

12.5.1 If the Opt-Out Party exercises its right to Opt-In with respect to the DT Co-Co Program pursuant to this Section 12.5 (Termination for Convenience by Primary Party), then (i) the DT Co-Co Program shall not terminate, (ii) from and after the Opt-In Date, all rights to lead or manage any of the activities conducted by the Primary Party as of the proposed date of termination set forth in its written notice to the Opt-Out Party under this Section 12.5 (Termination for Convenience by Primary Party) shall be assumed by, and assigned to, the Opt-Out Party, and (iii) the Opt-Out Party shall be referred to as the “Opt-In Party” hereafter in this Section 12.5 (Termination for Convenience by Primary Party).

12.5.2 Subject to Section 12.5.3 (Termination for Convenience by Primary Party), after the Opt-In Party exercises the Opt-In Right with respect to the DT Co-Co Program pursuant to this Section 12.5 (Termination for Convenience by Primary Party), (i) the license of the Licensed DT Co-Co Technology with respect to the DT Co-Co Program from the Opt-In Party to the Primary Party under Section 6.8.2 (Effects of Opt-Out) shall immediately terminate as of the Opt-In Date, and the license of the Licensed DT Co-Co Technology with respect to the DT Co-Co Program from the Primary Party to the Opt-In Party under Section 5.5 (DT Co-Co Program License) shall immediately become effective again and immediately become exclusive (subject to applicable Antitrust Filings and related government approvals or clearances, provided that the Parties shall reasonably cooperate with each other in connection with the Antitrust Filings); (ii) the Opt-In Party shall have sole authority and be solely responsible for all Development and Commercialization activities and related costs in the DT Co-Co Program, provided that in any event Moderna would retain the decision-making power with respect to issues related to CMC Matters, Manufacturing, and the application of Moderna’s technology to any of such activities; (iii) the Parties shall agree upon a written transition plan (an “Opt-In Transition Plan”) setting forth all of the wind-down and other activities necessary or reasonably useful to transition all Development, Commercialization, and Medical Affairs activities, and any accompanying technology transfer activities (including the assignment of any applicable Data Packages), for clarity excluding any transfer of any consulting services with respect to the DT Co-Co Program (collectively, the “Opt-In Transition Activities”); (iv) each Party shall carry out the Opt-In Transition Activities assigned to it in the Opt-In Transition Plan and be responsible for its own costs with respect to such Opt-In Transition Activities; (v) the Primary Party shall assign and transfer (where applicable) to the Opt-In Party all Regulatory Documentations specific to all DT Co-Co Products in the DT Co-Co Program, and shall grant the Opt-In Party a right of reference to all other Regulatory Documentations with respect to such DT Co-Co Products necessary for the further Development and Commercialization thereof, in each case subject to Moderna retaining CMC-related components of such Regulatory Documentations and all other Moderna’s Confidential Information related to CMC Matters, as set forth in the applicable Opt-In Transition Plan; and (vi) each Party shall submit to the applicable Regulatory Authority any filings, letters, and other Regulatory Filings and documentation necessary to effect such assignment and transfer as soon as practicable.

12.5.3 Notwithstanding the foregoing provisions of this Section 12.5 (Termination for Convenience by Primary Party), after Metagenomi exercises its Opt-In Right with respect to the DT Co-Co Program pursuant to this Section 12.5 (Termination for Convenience by Primary Party), (i) the license of the Metagenomi Licensed DT Co-Co Technology with respect to the DT Co-Co Program from Metagenomi to Moderna under Section 6.8.2(b) (Effects of Opt-Out) shall become co-exclusive but Moderna shall only practice its rights under the co-exclusively licensed Metagenomi Licensed DT Co-Co Technology to perform its obligations pursuant to Section 5.23 (Manufacture), and (ii) the license of the Moderna Licensed DT Co-Co Technology with respect to the DT Co-Co Program from Moderna to Metagenomi under Section 5.5 (DT Co-Co Program License) shall become effective again and immediately become non-exclusive after DC Nomination with respect to the DT Co-Co Product nominated in such DC Nomination, provided that (A) Metagenomi may only keep Exploiting Moderna Licensed DT Co-Co Technology being Exploited by Metagenomi as of Metagenomi’s prior Opt-Out Date, and the Exploitation of any other Moderna Licensed DT Co-Co Technology shall be subject to Moderna’s express prior written consent, and (B) Metagenomi may only Exploit mRNA-LNP Technology of Moderna or any of its Affiliates and not of any Third Party.

12.5.4 Notwithstanding anything herein to the contrary, in the event Moderna exercises its Opt-In Right pursuant to this Section 12.5 (Termination for Convenience by Primary Party), the JSC and its subcommittees, except to the extent required by the Opt-In Transition Plan to facilitate the Opt-In Transition Activities, shall immediately disband, for clarity, solely with respect to such DT Co-Co Program.

12.5.5 Notwithstanding anything herein to the contrary, in the event Metagenomi exercises its Opt-In Right pursuant to this Section 12.5 (Termination for Convenience by Primary Party), then Section 6.5.1(c) (CMC Matters) and Section 5.23 (Manufacture) shall remain in force. After Metagenomi has exercised such Opt-In Right, the Parties will use Commercially Reasonable Efforts to negotiate and enter a supply agreement and a quality agreement covering the supply of Candidates and Products for Research, Development, and Commercialization, as applicable, for such DT Co-Co Program.

12.5.6 Notwithstanding anything herein to the contrary, in the event Metagenomi exercises its Opt-In Right pursuant to this Section 12.5 (Termination for Convenience by Primary Party), if not previously prepared and filed, Moderna will, at Metagenomi’s written request, prepare and file with Regulatory Authorities in jurisdictions where Metagenomi is seeking Regulatory Approval of a DT Co-Co Product, a DMF containing required CMC information for such DT Co-Co Product’s Regulatory Approval. Metagenomi and its Affiliates may refer to such DMF in any Regulatory Filing made in connection with obtaining or maintaining a Regulatory Approval for such DT Co-Co Product. Moderna will, on written request by Metagenomi or its Affiliate, provide to such requesting party and to any specified Regulatory Authority a letter, in the form reasonably required by such requesting party, acknowledging that the requesting party has a right of reference to any such DMF. Notwithstanding that the foregoing provisions of this Section 12.5.6 (Termination for Convenience by Primary Party) provide the mechanism for Regulatory Authorities to have required access to Moderna’s CMC information, in the event that the procedures set forth in the foregoing provisions of this Section 12.5.6 (Termination for Convenience by Primary Party) are not available in a particular country or are not sufficient to satisfy a Regulatory Authority’s requirements, at Metagenomi’s request, the Parties will discuss such requirements and use Commercially Reasonable Efforts to secure agreement from the Regulatory Authority for it to receive required access to all necessary CMC information directly from Moderna in a manner that minimizes the disclosure of such CMC information and protects the confidential and proprietary nature of such CMC information. Notwithstanding the foregoing provisions of this Section 12.5.6 (Termination for Convenience by Primary Party), Moderna shall have no obligation to comply with Metagenomi’s or its Affiliates’ written request that Moderna prepare and file a DMF with, or otherwise provide CMC information to, any Regulatory Authority in any jurisdiction with respect to which Moderna has a material concern regarding the protection of its intellectual property rights in connection with any Regulatory Filing or otherwise seeking or maintaining any Regulatory Approval in such jurisdiction, and upon written request by Moderna, Metagenomi shall, and shall cause its Affiliates and its and their Sublicensees to, refrain from preparing or submitting any Regulatory Filing, or otherwise obtaining or maintaining any Regulatory Approval, for any DT Co-Co Product in such jurisdictions.

12.6 Effects of Termination.

12.6.1 Effects of termination generally. Subject to the remainder of this Section 12.6 (Effects of Termination), upon termination of this Agreement with respect to a Program, with respect to Products within such Program, on a Product-by-Product basis:

(a) Licenses. All licenses granted hereunder with respect to such Product will terminate; provided that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 12.6.1(b) (Wind Down). With the exception of such wind-down activities, each Party shall immediately cease and shall cause its Affiliates, Sublicensees and contractors, each as applicable, to immediately cease, all Research, Development, Manufacturing and Commercialization activities with respect to such Product.

(b) Wind-Down. Promptly following receipt by the applicable Party of a notice of termination under Section 12.2 (Termination for Material Breach or Insolvency or Patent Challenge) or Section 12.4 (Termination for Convenience by Moderna) or Section 12.5 (Termination for Convenience by Primary Party) if the Opt-Out Party does not exercise the Opt-In Right, the Parties will begin to wind-down their respective activities under this Agreement with respect to such Product. The Parties will establish an appropriate Working Group to coordinate such wind-down.

(c) Destruction of Confidential Information. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all such Confidential Information of the Receiving Party in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Receiving Party to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the Disclosing Party contained in its laboratory notebooks or databases, provided that each Receiving Party may retain and continue to use such Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants, or others who received the Disclosing Party’s Confidential Information under this Agreement.

12.6.2 Reversion. Upon termination of this Agreement with respect to a Program by Metagenomi under Section 12.2.1 (Material Breach), with respect to any Product within such Program impacted by Moderna’s material breach (a “Reversion Product”), the following will occur:

(a) any licenses and rights granted by Metagenomi to Moderna with respect to the Reversion Product shall revert to Metagenomi, provided that such licenses and rights will continue as necessary as otherwise required under this Section 12.6.2 (Reversion);

(b) in the case the Reversion Product is a DT Co-Co Product, [***];

(c) effective on the effective date of termination for such Reversion Product, Moderna hereby assigns to Metagenomi or its designee all Regulatory Filings (except DMFs), Regulatory Approvals, Pricing and Reimbursement Approvals, copies of material correspondence and conversation logs, pre-clinical and clinical study reports, clinical study protocols, and all data (in the format in which is maintained by Moderna), in each case, that are related to the Reversion Product and Controlled by Moderna or its Affiliates as of the effective date of termination. Moderna shall take all steps necessary to transfer to Metagenomi or its designee ownership of all such assigned Regulatory Filings (except DMFs), Regulatory Approvals and Pricing and Reimbursement Approvals, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Metagenomi) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Filing, Regulatory

Approval and Pricing and Reimbursement Approval. If it is not feasible under Applicable Laws for Moderna to transfer to Metagenomi any such Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals, Moderna shall hold such Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals in its name for the benefit of Metagenomi and shall grant, and hereby does grant to Metagenomi an exclusive, royalty-free license and right of reference to use such Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals in connection with Exploitation of the Reversion Product and authorize Metagenomi or its designee to conduct regulatory activities with appliable Regulatory Authorities relating to such Regulatory Filings, Regulatory Approvals, and Pricing and Reimbursement Approvals; and

(d) Moderna shall be entitled, during the [***] following the effective date of termination of this Agreement with respect to a Reversion Product, to finish any work-in-progress and to sell any inventory of such Reversion Product and shall pay Metagenomi the amounts applicable to such sales of such Reversion Product in accordance with the terms and conditions of this Agreement. Thereafter, Moderna shall cease selling any such Reversion Product, and Metagenomi shall have the right, in its sole discretion and upon written notification to Moderna, to purchase from Moderna any or all of the inventory of such Reversion Product held by Moderna as of the date of such notice at a price equal to Moderna’s Manufacturing Costs for such Reversion Product.

12.6.3 Conduct During Termination Notice Period. Following any notice of termination permitted under this Article 12 (Term & Termination) other than any termination pursuant to Section 12.2.1 (Material Breach), during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement then in effect in accordance with the terms and conditions of this Agreement. In such circumstances, each Party shall also continue to bear its share of all applicable costs incurred during the Termination Notice Period.

12.6.4 Transition Agreement. In connection with the termination of this Agreement, the Parties shall enter into a written agreement (the “Transition Agreement”) that would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within [***] from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Article 13 (Governing Law; Dispute Resolution), and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement in the form approved by the arbitrator.

12.6.5 Sublicense Survival. Any permitted sublicense granted by a Party or its Affiliate to a Third Party under the licenses granted to such Party under this Agreement shall survive the termination of this Agreement; provided that, in the case where termination of this Agreement for such Party’s uncured material breach pursuant to Section 12.2.1 (Material Breach), such Sublicensee did not cause such uncured material breach. If permitted under such a surviving sublicense, effective upon termination of this Agreement, such sublicense shall become a direct license from Metagenomi to such Sublicensee.

12.7 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (Definitions) (to the extent the definitions are used in surviving provisions); Sections 3.7.1 (Records), 3.7.3 (Ownership; Confidentiality), 4.8.1 (Records), and 4.8.3 (Ownership; Confidentiality); the second and third last sentences of Section 5.18 (Collaboration Materials Transfer); Sections 5.19 (No Other Rights and Retained Rights), 5.25 (Payments); 7.6 (Accounting; Audit), 7.7 (Disputed Payments), 7.13(Method of Payment; Foreign Exchange), 7.14 (Records and Audits), 7.15 (Default Interest), 7.16 (Taxes), 8.1 (Ownership of Intellectual Property), 8.2.1 (Generally), 8.3.2 (Generally), 8.7 (Common Interest), 8.8 (Trademarks), and 9.6 (Disclaimer); Articles 10 (Indemnification) and 11 (Confidentiality); Sections 12.6 (Effects of Termination), 12.7 (Survival), and 12.8 (Bankruptcy Code); Article 13 (Governing Law; Dispute Resolution); and Sections 14.1 (Entire Agreement; Amendment), 14.2 (Limitation of Liability), 14.3 (Independent Contractors), 14.4 (Notices), 14.5 (Severability), 14.6 (Non-Use of Names), 14.13 (Waivers), 14.15 (Interpretation), 14.18 (No Third Party Beneficiary Rights), 14.19 (Construction), 14.20 (Cumulative Remedies), 14.21 (Extension to Affiliates), and 14.22 (Other Activities).

12.8 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the U.S. Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 12.8 (Bankruptcy Code) are without prejudice to any rights a Party may have arising under the Code.

Article 13

GOVERNING LAW; DISPUTE RESOLUTION

13.1 Governing Laws. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

13.2 Disputes. The Parties recognize that controversies or claims arising out of, relating to, or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties shall follow the procedures set forth in this Article 13 (Governing Law; Dispute Resolution) to resolve any dispute. If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined in Section 13.6 (Excluded Claims)) shall be submitted for binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Arbitration Rules in effect at the time such Dispute arises (the “ICC Arbitration Rules”). The option to arbitrate under this Article 13 (Governing Law; Dispute Resolution) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.

13.3 Arbitration. Any arbitration that the Parties decide to pursue shall be conducted by a single neutral arbitrator experienced in the business of pharmaceuticals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to help resolve the dispute. The Parties shall select the arbitrator promptly following the initiation of the arbitration. If the Parties are unable or fail to agree upon the arbitrator within [***] following the initiation of arbitration, the arbitrator shall be appointed by ICC. The arbitration shall be conducted in New York, New York, and all proceedings and communications shall be in English. Except to the extent necessary to enforce a legal right or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration. Any arbitration findings or rulings made under this Section 13.3 (Arbitration) shall be final and binding on the Parties.

13.4 Baseball Arbitration. Any Disputes over any amounts invoiced under this Agreement, Disputes over matters set forth in Sections 2.10.2 (Decision-making for DT Co-Co Plans), 5.10.3(b) (Payments under Co-Co Moderna In-License Agreements), 5.10.4(b) (Payments under Co-Co Metagenomi In-License Agreements) and 12.6.2(b) (Reversion), shall be submitted to and finally resolved by the following provisions in this Section 13.4 (Baseball Arbitration). The Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is independent of each Party (i.e., not a current or former employee, consultant, officer, or director or current stockholder of either Party or their respective Affiliates and who does not otherwise have any current or previous business relationship with either Party or their respective Affiliates). If the Parties cannot agree on an arbitrator within [***] after referral of such matter, the arbitrator shall be selected by the President of Greater Boston Chamber of Commerce. The arbitration shall be conducted in accordance with the ICC Arbitration Rules to the extent consistent with this Section 13.4 (Baseball Arbitration). Within [***] of the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and the other Party its last, best offer for the applicable unresolved terms and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and shall at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within [***] after the arbitrator’s appointment, the arbitrator shall select from the two (2) proposals provided by the Parties the proposal such arbitrator believes is the most consistent with the intent of the Parties when this Agreement was entered into provided the arbitrator may not alter the terms of this Agreement. The decision of the arbitrator shall be final and binding on the Parties. The foregoing “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on any Disputes over any amounts invoiced under this Agreement, or Disputes over matters set forth in Sections 2.10.2 (Decision-making for DT Co-Co Plans), 5.10.3(b) (Payments under Co-Co Moderna In-License Agreements), 5.10.4(b) (Payments under Co-Co Metagenomi In-License Agreements) and 12.6.2(b) (Reversion).

13.5 Equitable Relief; Remedy for Breach of Exclusivity. Nothing in this Article 13 (Governing Law; Dispute Resolution) shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, such Non-Breaching Party shall be entitled to seek (a) equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions and (b) such other and further equitable relief as the court may deem proper under the circumstances. Any final judgment resolving a Dispute may be enforced by either Party in any court having appropriate jurisdiction. For the avoidance of doubt, nothing in this Section 13.5 (Equitable Relief; Remedy for Breach of Exclusivity) shall otherwise limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 12.2.1 (Material Breach).

13.6 Excluded Claims. As used in this Article 13 (Governing Law; Dispute Resolution), the term “Excluded Claim” means any dispute, controversy or claim that concerns: (a) the validity, enforceability or infringement of any patent, trademark or copyright; or (b) any antitrust, antimonopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

Article 14

MISCELLANEOUS

14.1 Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto along with the Convertible Note Instruments, with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Mutual Confidentiality Agreement. The Parties hereby agree to terminate the Mutual Confidentiality Agreement as of the Effective Date, and that all confidential information that was disclosed by the Parties pursuant to the Mutual Confidentiality Agreement shall be deemed Confidential Information disclosed under, and subject to, the terms and conditions of this Agreement. The foregoing may not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Mutual Confidentiality Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2    Limitation of Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAY RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 14.2 (LIMITATION OF LIABILITY) SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 (INDEMNIFICATION), METAGENOMI’S LIABILITY IN CONNECTION WITH A BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTIONS 5.20 (RT EXCLUSIVITY), 5.21 (DT EXCLUSIVITY) OR 5.22 (DT CO-CO TARGET EXCLUSIVITY), MODERNA’S LIABILITY IN CONNECTION WITH A BREACH OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 5.22 (DT COCO TARGET EXCLUSIVITY), OR EITHER PARTY FROM ITS LIABILITY FOR ANY DAMAGES BASED UPON SUCH PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 11 (CONFIDENTIALITY).

14.3    Independent Contractors. The relationship between Moderna and Metagenomi created under this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

14.4    Notice. Any notice required or permitted to be given under this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder must be in writing and shall be deemed given and effective if: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile or electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 14.4 (Notice), in each case, addressed as set forth below unless changed by notice so given:

If to Metagenomi:	Metagenomi, Inc.
1545 Park Avenue
Emeryville, CA 94608
Attn: Jian Irish
E-mail:

with a copy (which shall not constitute notice) to:

Metagenomi, Inc.
1545 Park Avenue,
Emeryville, CA 94608
Attn: Legal Department
E-mail:

If to Moderna:	ModernaTX, Inc.
200 Technology Square
Cambridge, MA 02139
Attn: General Counsel
E-mail:

with a copy (which shall not constitute notice) to:

ModernaTX, Inc.
200 Technology Square
Cambridge, MA 02139
Attn: Shaun Ryan
E-mail:

Each Party shall also provide a copy of any notice (via e-mail if available) to the other Party’s Alliance Manager.

14.5 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect.

14.6 Non-Use of Names. Metagenomi shall not use the name, trademark, logo, or physical likeness of Moderna or its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Moderna’s prior written consent. Metagenomi shall require its Affiliates to comply with the foregoing. Moderna shall not use the name, trademark, logo, or physical likeness of Metagenomi or its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Metagenomi’s prior written consent. Moderna shall require its Affiliates and Sublicensees to comply with the foregoing.

14.7 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to: (a) its Affiliate, provided that such Party shall remain primarily liable for any acts or omissions of such Affiliate; or (b) to an Acquirer in connection with a Change of Control, subject to Section 14.9 (Metagenomi Change of Control). Any permitted assignee shall, in writing to the non-assigning Party, expressly assume performance of such assigning Party’s rights and obligations. Any permitted assignment is binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.7 (Assignment) is null, void and of no legal effect.

14.8 Acquisition of Existing Competing Programs. If, after the Effective Date, any Third Party becomes an Affiliate of a Party that such Party controls (as such term is defined in the definition of “Affiliate”, and for clarity, excluding a New Affiliate) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in (a) the Development or Commercialization of any compound or product; or (b) the licensing, conveyance, sublicensing or other grant of rights in Patents or Know-How with respect to such any compound or product, in each case of (a) and (b) that would, if conducted by such Party, cause such Party to breach its exclusivity obligations set forth in Section 5.20 (RT Exclusivity), Section 5.21 (DT Exclusivity), Section 5.22 (DT Co-Co Target Exclusivity) (any such activities in (a) and (b), a “Competing Program”), then continuation of the relevant Competing Program shall not be a breach of this Agreement provided that such Party provides the other Party with written notice of such transaction promptly, but no later than [***] following the earlier of the first public announcement of such transaction or the execution of a definitive agreement relating to such transaction (if such disclosure is not prohibited under Applicable Laws), and such Party does (or causes such Affiliate to), within [***] after the closing of such transaction, with mutual agreement with the other Party, either: (i) complete a Divestiture of such Competing Program; (ii) cease and terminate the Competing Program, subject to any commercially reasonable wind-down provisions, including with respect to Clinical Trials; or (iii) offer to include the Competing Program into this Agreement; provided that the actions in clauses (i) – (iii) will not have to occur if such Third Party has pre-existing license or contractual obligation that would prohibit the Third Party from taking the actions in clauses (i) – (iii).

14.9 Metagenomi Change of Control.

14.9.1 Notification of Change of Control. If Metagenomi undergoes a Change of Control at any time before expiry of the Research Term, Metagenomi shall provide Moderna with written notice of such Change of Control of Metagenomi promptly, but no later than [***] following the earlier of the first public announcement of such Change of Control or the execution of a definitive agreement relating to such Change of Control (if such disclosure is not prohibited under Applicable Law or by the terms of any written agreement between Metagenomi and any Third Party), which notice shall describe in reasonable detail the nature of the transaction and the identity of the Acquirer (a “Change of Control Notice”). If Metagenomi undergoes such a Change of Control, then Section 14.9.2 (Effects of Change of Control) shall apply. For the avoidance of doubt, a Change of Control of Metagenomi shall not in any way limit or alter Moderna’s rights in accordance with Section 12.3 (Moderna Option to Continue in Lieu of Termination).

14.9.2 Effects of Change of Control. On a Program-by-Program basis, following a Change of Control of Metagenomi at any time before expiry of the Research Term for such Program, Moderna may elect, at its sole discretion, whether the Research Transfer Scenario (in subsection (a) below) or the Research Continuance Scenario (in subsection (b) below) shall apply to such Change of Control.

(a) Research Transfer Scenario. The “Research Transfer Scenario” means that Metagenomi shall, on a Program-by-Program basis, transfer to Moderna all ongoing Research and Development activities (including the data and results for such Program), if any, being conducted by or on behalf of Metagenomi or any of its Affiliates, or if no Research or Development activities remain ongoing at the time of such Change of Control, the following shall apply:

(i) Metagenomi shall promptly disclose or deliver to Moderna, to the extent not previously provided, copies of all data, results, and information in Metagenomi’s (or its Affiliates’) possession constituting Know-How included in the Metagenomi Licensed Collaboration Technology, which is reasonably necessary or useful for Moderna’s Exploitation of the Candidates and the Products (including for regulatory purposes) in such Program, and upon Moderna’s reasonable request and at Moderna’s expense, Metagenomi will: (A) provide reasonable technical assistance to Moderna during such disclosure or delivery set forth in the preceding sentence for a period not longer than [***]; and (B) make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Moderna on issues arising in the course of Moderna’s Exploitation or in connection with any request related to a Product from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues, preparation and submission of Regulatory Filings, and assistance in responding to requests from Regulatory Authorities (the “Know-How Transfer”). The Know-How Transfer to be undertaken under the foregoing shall be overseen by a Working Group established for such purposes, which Working Group may put in place a transfer plan expressly identifying Know-How owned or Controlled by Metagenomi or its Affiliates to be transferred and the timing for such transfer; and

(ii) the JSC shall be immediately disbanded, and all approval rights of the JSC, or final decision making authority granted to a Party pursuant to this Agreement, shall become approval rights of the corresponding Party (i.e., mutual agreement by the Parties or final decision making authority by a Party).

(b) Research Continuance Scenario. The “Research Continuance Scenario” means, on a Program-by-Program basis, that Metagenomi shall continue the Research and other activities, if any, being conducted under the applicable Program Plan, and the Program and this Agreement shall continue in the same manner as prior to the Change of Control, and in which case: (i) Moderna will maintain all of its rights under this Agreement; and (ii) Metagenomi shall continue to comply with its diligence obligations hereunder, with the same level of diligence applied to such activities after the consummation of such Change of Control as compared to prior to the consummation of such Change of Control.

14.10 Acquirer Engaged in Competing Program. On a Program-by-Program basis, if a Party undergoes a Change of Control at any time before expiry of the Term for such Program and, as of the closing date of such Change of Control transaction or thereafter, the Acquirer (or any of its Affiliates) is engaged in a Competing Program, then such Party shall implement (as of the closing of such transaction or the engagement in the Competing Program, if later than the closing of such transaction) and enforce Firewalls for the duration of the Firewall Period.

14.11 Firewalled Programs. Promptly following the first to occur of any of the following events in relation to an Acquirer of a Party during the Term: (a) the effective date of a Change of Control of such Party to an Acquirer with a Competing Program, or (b) DC Nomination (if applicable), in either case (a) or (b) that results in the Acquirer’s program with respect to the applicable Collaboration Target becoming a Competing Program, or (c) the initiation of a Competing Program by an Acquirer of such Party (each of (a), (b), and (c), with respect to such Competing Program, the “Firewall Event”), such Party shall implement and enforce Firewalls between the applicable Program and the Competing Program for the duration of the applicable Firewall Period.

14.12 Firewall Audits. In the event a Party is obligated to implement and enforce Firewalls under this Agreement, the other Party shall have the right, through a designated Third Party auditor reasonably acceptable to such Party, to audit such Party’s (and, as applicable, its Affiliates’) obligations under this Agreement regarding implementation and enforcement of such Firewalls for purposes of confirming compliance with the Firewalls, identifying any vulnerabilities or breaches and requiring such Party (or its Affiliates) to promptly remediate any non-compliance identified by such audit. In connection with such audit, duly authorized representatives of the other Party’s designated auditor may make an on-site visit to such Party (or its Affiliate) for the purpose of conducting such audit. The other Party may conduct such audits from time to time as reasonably necessary to confirm such Party’s compliance with such Firewall requirements no more than [***] or more frequently if the other Party reasonably believes at any time that such Party is not in compliance with such Firewall requirements; provided that if the auditor identifies a breach of the Firewall, the other Party will be entitled to up to [***] additional audits within the same Calendar Year to verify that appropriate action has been taken to remedy the breach of the Firewall. Any audits described under this Section 14.12 (Firewall Audits) shall be conducted during such Party’s regular business hours, for a duration only as reasonably necessary to confirm such Party’s compliance with the applicable Firewall requirements, and shall not unreasonably interfere with or impede such Party’s business operations. The other Party shall provide such Party with written notice of such audit at least [***] prior to such requested audit (or such shorter period as may be designated by the other Party if the other Party reasonably believes at any time that such Party is not in compliance with such Firewall requirements). All such audits shall be conducted at the other Party’s cost and expense. If the auditor identifies any breach of the Firewall, the other Party or the auditor will notify such Party, and such Party will promptly (and will use reasonable efforts to ensure its Affiliates promptly) take all action necessary to remedy such breach, and will provide the other Party with reasonable assurance that such action has been taken, at such Party’s sole expense.

14.13 Waivers. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

14.14 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, pandemics, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

14.15 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. In the event of any conflict between the main body of this Agreement and any Schedule hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “or” is used in the inclusive sense (i.e., “and/or”); (c) the word “day” or “year” means a calendar day or year unless otherwise specified; (d) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (f) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) the phrase “non-refundable, non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (l) neither Party shall be deemed to be acting on behalf of the other Party.

14.16 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

14.17 Further Assurances. Moderna and Metagenomi hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.18 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except for Third-Party Indemnitees or as otherwise expressly provided for in this Agreement.

14.19 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.20 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.21 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. For clarity, a Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.22 Other Activities. Except as expressly provided in this Agreement, each Party may: (a) engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated under this Agreement; and (b) use any publicly available information and research results (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Except as expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Information, shall create: (i) any obligation not to research, develop, manufacture, commercialize or otherwise exploit any product; or (ii) any obligation to utilize a Sales Force for Products separate from sales forces for other products. Each Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated under this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated under this Agreement.

14.23 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one instrument. This Agreement may be executed and delivered electronically and upon such delivery such electronic signature shall be deemed to have the same effect as if the original signature had been delivered to the other Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

METAGENOMI, INC.

By:	/s/ Brian Thomas
Name: Brian Thomas
Title: CEO

MODERNATX, INC.

By:	/s/ Stephen Hoge
Name: Stephen Hoge
Title: President

[SIGNATURE PAGE TO STRATEGIC COLLABORATION AND LICENSE AGREEMENT]

Schedule A

DT Co-Co Target

•	PH1

Schedule A-1

Schedule B

Manufacturing Cost

“Manufacturing Cost” means [***].

For purposes of this Schedule B, “Direct Costs” equals the sum of the following as incurred for DT Co-Co Candidates or DT Co-Co Products, as applicable:

[***].

For purposes of this Schedule B, “Indirect Costs” equals the sum of the following as incurred for DT Co-Co Candidates or DT Co-Co Products, as applicable:

[***].

Schedule B-1

Schedule C

Certain Technology Milestones

[***]

Schedule C-1

Schedule D

Reserved DT Targets

[***]

Schedule D-1

Schedule E

Approved Subcontractors

[***].

Schedule E-1

Schedule F

Existing Co-Co In-Licenses

[***].

Schedule F-1

Schedule G

Existing RT In-Licenses

[***].

Schedule G-1

Schedule H

Existing DT In-Licenses

[***].

Schedule H-1

Schedule I

Material Transfer Record

[***].

For clarity, defined terms used herein and not defined herein have the meanings ascribed to such terms in the Agreement. This Material Transfer Record may be executed in one or more counterparts, including by facsimile, email or PDF exchange, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

Direction of Transfer:

☐	To Moderna, from Metagenomi

☐	To Metagenomi, from Moderna

Description of Collaboration Material:

In signing below, the Moderna representative and the Metagenomi representative acknowledge that they understand and shall abide by the terms and conditions under which the Collaboration Material is provided.

Moderna Representative Signature	Metagenomi Representative Signature

Moderna Representative Name	Metagenomi Representative Name

Moderna Representative Title	Metagenomi Representative Title

Date	Date

Schedule I-1

Schedule J

Co-Co Products Profit and Loss Share

This Schedule J (Co-Co Products Profit and Loss Share) covers financial planning, accounting policies and procedures to be followed in determining the Co-Co Products Profit and Loss Share with respect to the DT Co-Co Products in the Territory.

1. Principles of Reporting.

1.1 Each Party shall provide a report of the results of its operations for the applicable period with respect to Commercialization, Medical Affairs and other related activities in the Territory for each DT Co-Co Product, which report shall include the cost categories set forth below. Following receipt of each such report from the Parties, Moderna shall generate a consolidated report, for each DT Co-Co Product in the Territory, based on the foregoing financial information provided by each Party, which report shall be in the following format (the “P&L”):

Cost Category	Moderna	Metagenomi	Total
Net Sales
less Cost of Sales
plus Licensing Income
less Eligible Medical Affairs Costs
less Commercialization Costs
less Other Operating Expenses
= Operating Profits or Losses

1.2 Standards. It is the intention of the Parties to interpret each of the definitions used in the P&L in a manner that is consistent with this Schedule J (Co-Co Products Profit and Loss Share) and applicable U.S. GAAP principles; it being understood and agreed that “Operating Profits or Losses” shall be calculated in accordance with applicable U.S. GAAP principles. Each Party agrees to provide reasonable supporting documentation to ensure that each Party’s accounting methodologies are reasonable and consistently applied. Reasonable methodologies may include a standard rate or some other appropriate basis for allocating costs. Notwithstanding anything herein to the contrary, in no event shall either Party be obligated to recognize revenue for its own purposes in a manner that is contrary to the U.S. GAAP principles used by such Party.

Schedule J-1

1.3 Accounting Procedures. Each Party shall record and account for its Eligible Medical Affairs Costs, Commercialization Costs or Other Operating Expenses, in each case, in a manner that allocates costs to the extent possible to a specific activity in the applicable Medical Affairs Budget, Commercialization Budget or specific category of Other Operating Expenses. For purposes of determining Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses, any expense allocated by either Party to a particular category under the definition of Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses shall not be allocated to any other category under the definition of Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses, respectively. Each Party shall determine Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses using its standard accounting procedures, consistently applied and consistent with U.S. GAAP principles, to the maximum extent practicable as if the applicable DT Co-Co Product were a solely-owned product of such Party (provided that the application of such procedures results, on balance, in outcomes that are fair and equitable to both Parties taking into consideration the interests of both Parties as reflected in this Agreement). The Parties recognize that such procedures may change from time to time and that any such changes may affect the calculation of Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses. Where the change is or would be material to the other Party, the Party proposing to make the change shall provide the other Party with an explanation of the proposed change and an estimate of the effect of the change on the relevant cost or expense category.

1.4 If necessary, a Party shall make the appropriate adjustments to the financial information it supplies under this Schedule J (Co-Co Products Profit and Loss Share) to conform with the format of reporting results of operation required for the P&L. The Parties understand that all Net Sales of each DT Co-Co Product shall be booked in accordance with the Selling Party’s U.S. GAAP principles and otherwise in accordance with Section 1.121 (Net Sales).

2. Frequency of Reporting.

In order to prepare the consolidated P&L, each Party shall submit to the other Party a financial statement of such Party’s Commercialization and Medical Affairs activities, Net Sales, Licensing Income, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses in the format of the P&L within [***] after the end of [***]. Each such individual P&L shall specify in reasonable detail all categories of actual costs related to Eligible Medical Affairs Costs, Commercialization Costs and Other Operating Expenses, and, upon a Party’s request the other Party shall promptly provide any invoices or other supporting documentation for any External Costs or with respect to which documentation is otherwise reasonably requested. Within [***] after the last day of each Calendar Quarter, Moderna shall prepare a reconciliation report and send it to Metagenomi. Within [***] after the end of each Calendar Quarter, the Parties shall agree on a consolidated P&L for the applicable Calendar Quarter and for such Calendar Quarter, a consolidated reporting of the Operating Profits or Losses, the calculation of the Operating Profits or Losses, and the applicable sharing and determination of the corresponding cash settlement in an agreed format (such report, the “Consolidated Report”).

Within [***] after the end of each Calendar Quarter, whichever Party is owed a payment shall prepare an invoice for such payment and deliver such invoice to the other Party. The paying Party shall pay such invoice within [***] after receipt of the invoice. For clarity, the first P&L prepared with respect to each DT Co-Co Product shall be prepared for the first Calendar Quarter in which either Party incurs Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating

Schedule J-2

Expenses (regardless of whether such Eligible Medical Affairs Costs, Commercialization Costs, or Other Operating Expenses are incurred before or after Regulatory Approval for any DT Co-Co Product). In addition to the above, within [***] after the last day of the [***] of every Calendar Quarter, each Party shall submit to the other Party a report, with respect to each DT Co-Co Product, setting forth the P&L representing for each DT Co-Co Product (if any) the actual Net Sales, Cost of Sales, Licensing Income, Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses recognized by such Party in such just-completed two month period as well as an estimate of expected Net Sales, Cost of Sales, Licensing Income, Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses to be recognized in the third month of the current Calendar Quarter for each such DT Co-Co Product (if any).

3. Financial Records.

Each Party shall keep all financial records and reports required by this Schedule J (Co-Co Products Profit and Loss Share) in accordance with the U.S. GAAP principles to the extent applicable hereunder.

4. Operating Profits or Loss Sharing.

4.1 The Parties agree to share the Operating Profits or Losses with respect to Commercialization activities, Medical Affairs activities, and the activities related to Other Operating Expenses for each DT Co-Co Product (whether such Commercialization activities, Medical Affairs activities, and the activities related to Other Operating Expenses were conducted before or after Regulatory Approval for each DT Co-Co Product) as set forth in Section 7.4 (Co-Co Products Profit and Loss Share) of this Agreement.

4.2 Each Party is entitled to [***] of the Operating Profits or Losses for a given Calendar Quarter. If, taking into account the Net Sales, Cost of Sales, Licensing Income received, and Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses incurred by the Parties as outlined in the P&L for such DT Co-Co Product, in each case, in such Calendar Quarter, an amount is due from one Party to the other to effect the Profit and Loss Share, then at the time the applicable Consolidated Report is delivered to Moderna, Metagenomi shall make a payment to Moderna for an amount such that Metagenomi shall be bearing [***] of the Operating Profits or Losses for the applicable Calendar Quarter. Metagenomi shall make payment in full to Moderna [***] after the date of an invoice therefor from Moderna. Likewise, if with respect to such Calendar Quarter, a balancing payment is due from Moderna to Metagenomi to effect the Profit and Loss Share, then, [***] after the applicable Consolidated Report is delivered to Metagenomi, Moderna shall pay Metagenomi an amount such that Metagenomi shall receive [***] of the Operating Profits or Losses for the applicable Calendar Quarter.

4.3 Disputes

In the event any invoiced payment that is not otherwise subject to a good faith dispute is made after the date specified in Paragraph 4.2 of this Schedule J (Co-Co Products Profit and Loss Share), the paying Party shall pay the additional amounts or the receiving Party shall reimburse such excess payments, as applicable, with interest from the date originally due as provided in Section 7.15 (Default Interest) of this Agreement, and the remaining, disputed portion of any such payment shall be paid within [***] after the date on which the JSC, using good faith efforts, resolves the dispute, or as escalated in accordance with Section 2.10 (Decisions) with respect to the DT Co-Co Product.

Schedule J-3

5. Start of Operations and Effective Accounting Date Termination.

5.1 The Profit and Loss Share shall commence on the Effective Date. For clarity, Cost of Sales, Eligible Medical Affairs Costs, Commercialization Costs, and Other Operating Expenses incurred prior to Regulatory Approval of each DT Co-Co Product are chargeable to the applicable Profit and Loss Share in accordance with U.S. GAAP principles.

5.2 The Profit and Loss Share shall continue until this Agreement is terminated or expires.

6. Audits.

The record keeping and audit provisions set forth in Section 7.6 (Accounting; Audit) of this Agreement shall apply with respect to all amounts payable by either Party to the other Party under the Profit and Loss Share, including with respect to the calculation of Eligible Medical Affairs Costs, Commercialization Costs, Other Operating Expenses, Licensing Income, Cost of Sales and Net Sales with respect to the performance of Commercialization activities, Medical Affairs activities and the activities under Other Operating Expenses for each DT Co-Co Product in the Territory.

Schedule J-4

Schedule K

Existing Patents

[***]

Schedule K-1

Schedule L

RT Technology Research Plan

[***]

Schedule L-1

Schedule M

Partnership Tax Matters

1.1. Constructive Partnership, Tax Treatment.

1.1.1. Metagenomi and Moderna (the “Partners,” and each a “Partner”) acknowledge that the rights and obligations imposed on each of them pursuant to this Agreement that relate to the allocation of Profits and Loss Share pursuant to Article 7 (Fees, Royalties, & Payments), any other sharing of profits and losses from the Commercialization of the Products within the Field in the Territory, and the collaborative relationship formed between them in connection therewith, in each case solely in connection with the DT Co-Co Program, gives rise to a partnership for U.S. federal (and, to the extent applicable, state and local) income tax purposes (the “Partnership”), which will commence upon DC Nomination in such DT Co-Co Program (the “Partnership Commencement Date”). The activities of the Partners on or after the Partnership Commencement Date with respect to the Commercialization of the Product within the Field in the Territory and the rights related thereto in the DT Co-Co Program (the “Shared Rights”) shall be deemed to be conducted in and held by the Partnership. The Partnership shall not, and shall not be deemed to, have any interest or rights relating to Product outside the Field or outside the Territory (with respect to the DT Co-Co Program) or otherwise under this Agreement other than with respect to the Shared Rights. The Partnership, and the rights and obligations set forth in this Schedule M, shall remain in existence for so long as this Agreement remains in full force and effect (provided this Agreement has not been terminated in its entirety, in accordance with Article 12 of this Agreement or otherwise) or until the DT Co-Co Program is terminated pursuant to Section 1.8 of this Schedule M, if such termination occurs prior to the termination of the Agreement in its entirety. Prior to the commencement of the Partnership, the Parties may mutually and in good faith determine that it is desirable to affect the arrangement between Metagenomi and Moderna with respect to the DT Co-Co Program as two or more Partnerships for U.S. federal income tax purposes, rather than as a single Partnership, each between Metagenomi or a Metagenomi Affiliate, as one partner, and Moderna or a Moderna Affiliate, as the second partner; provided, however, that, unless otherwise mutually agreed to by Metagenomi and Moderna, an Affiliate that is a foreign person for U.S. federal income tax purposes may only be a partner in any Partnership if the use of such foreign Affiliate shall not adversely impact the second partner. Metagenomi and Moderna shall cooperate in a reasonably prompt manner in order to effect any amendments to this Schedule M or this Agreement required or advisable as a result of the preceding sentence. The Parties further acknowledge that the arrangement described in this Agreement (including this Schedule M) shall be treated by the Parties as a partnership solely for U.S. federal and applicable state and local income tax purposes and is not intended to constitute a partnership for any non-tax, non-U.S., or any other purpose. The Partners agree not to take any tax position, whether in a tax return or otherwise, that is inconsistent with this Schedule M, other than pursuant to Section 1.7 of this Schedule M.

1.1.2. For U.S. federal income and other applicable tax purposes, on the Partnership Commencement Date Metagenomi shall be treated as contributing to the Partnership its undivided interest in the Metagenomi Licensed DT Co-Co Technology and its portion of the Commercialization rights with respect to the DT Co-Co Product in the Territory (with respect to the DT Co-Co Program) under this Agreement, and Moderna shall be treated as contributing to the Partnership its undivided interest in the Moderna Licensed DT Co-Co Technology and its portion of the Commercialization rights with respect to the DT Co-Co Product in the Territory (with respect to the DT Co-Co Program) under this Agreement, each as a Capital Contribution in exchange for an interest in the Partnership.

Schedule M-1

1.2. Definitions. Capitalized terms used, but not defined, herein will have the meanings ascribed to them in this Agreement. For purposes of this Schedule M:

(a) “Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.

(b) “Capital Account” has the meaning set forth in Section 1.3.1 of this Schedule M.

(c) “Capital Contribution” means, for each Partner, such Partner’s cash or property contributed (or deemed contributed) to the Partnership.

(d) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(e) “Fiscal Year” means the calendar year.

(f) “Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, adjusted to reflect any adjustments required or permitted by Sections 1.704-1(b)(2)(iv)(d) through (g), (m) and (s) of the Treasury Regulations, as determined by the Partnership Representative and mutually agreed upon by the Partners; provided that, in the case of any asset contributed to the Partnership, the initial Gross Asset Value of such property shall be equal to the fair market value of such asset as of the date of contribution, as determined by the Partnership Representative and mutually agreed upon by the Partners.

(g) “Net Income” and “Net Losses” mean the Book income, gain, loss, deductions and credits of the Partnership in the aggregate or separately stated, as appropriate, as of the close of each Taxable Year on the Partnership’s tax return filed for U.S. federal income tax purposes (or as of any other applicable time of the relevant Taxable Year).

(h) “Partnership Representative” has the meaning set forth in Section 1.6.1 of this Schedule M.

(i) “Profit Share” has the meaning set forth in Section 1.4.1 of this Schedule M.

(j) “Shared Rights” has the meaning set forth in Section 1.1.1 of this Schedule M.

(k) “Taxable Year” means the Partnership’s Fiscal Year, or such other year as may be required by Section 706 of the Code.

Schedule M-2

(l) “Treasury Regulations” means regulations (whether in final, proposed or temporary form) promulgated by the U.S. Department of the Treasury under the Code.

1.3. Capital Accounts; Formation of the Partnership.

1.3.1. The Partnership shall maintain a separate capital account for each Partner according to the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations (a “Capital Account”).

1.3.2. Each Partner’s Capital Account:

(a) shall be increased by (A) the Capital Contributions by such Partner to the Partnership after the Partnership Commencement Date, as determined by the Partnership Representative and mutually agreed upon by the Partners (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (B) such Partner’s distributive share of Net Income and other items of income and gain allocated to such Partner after the Partnership Commencement Date;

(b) shall be decreased by (A) the amount of money distributed (or deemed distributed) to such Partner by the Partnership after the Partnership Commencement Date, (B) the fair market value of property (as determined by the Partnership Representative and mutually agreed upon by the Partners) distributed (or deemed distributed) to such Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Section 752 of the Code) after the Partnership Commencement Date and (C) such Partner’s distributive share of Net Losses and other items of loss and deduction allocated to such Partner after the Partnership Commencement Date; and

(c) other adjustments shall be made to the Capital Accounts of the Partners to accord with the regulations promulgated under Section 704(b) of the Code as determined by the Partnership Representative and mutually agreed upon by the Partners.

1.3.3. As of the Partnership Commencement Date, the initial Capital Account of each Partner shall be equal to the Capital Contribution of each such Partner pursuant to Section 1.1.2 of this Schedule M.

1.4. Distributions.

1.4.1. Non-Liquidating Distributions. In the event that assets of the Partnership are deemed to be distributed other than in liquidation of the Partnership, such assets shall be deemed to be distributed in accordance with the payments comprising the share of Operating Profit or Losses between Metagenomi and Moderna under Section 7.4 (Co-Co Products Profit and Loss Share) of this Agreement (the “Profit Share”), unless otherwise determined by the Partnership Representative and mutually agreed upon by the Partners.

Schedule M-3

1.4.2. Liquidating Distribution. In the event that the Partnership is terminated pursuant to Section 1.8 of this Schedule M, then the assets of the Partnership shall be distributed (or deemed to be distributed) in liquidation of the Partnership in accordance with the Profit Share, and the requirements under Section 5.6 of this Agreement shall be deemed to occur after such distribution and in exchange for payments required pursuant to Section 7.11 of this Agreement, as applicable.

1.4.3. Withholding for Taxes. Subject to the provisions of Section 7.16.3 of this Agreement, any Partner is authorized to withhold from payments made to the other Partner that are treated as distributions described in Section 1.4.1 or Section 1.4.2 of this Schedule M to the Partners, and with respect to allocations pursuant to Section 1.5 of this Schedule M to the Partners, and to pay over to any federal, state or local government, any such taxes as are required to be deducted or withheld under any provision of Applicable Law. Any amounts so withheld shall be treated as distributed pursuant to Section 1.4.1 or Section 1.4.2 of this Schedule M, as applicable.

1.5. Allocations, Section 704(c).

1.5.1. Except as required by Section 1.5.2 or Section 1.5.3 of this Schedule M, the Net Income or Net Loss for any Taxable Year shall be allocated to the Partners in such a manner so that the Capital Account of each Partner equals (as of the end of such allocation period and to the fullest extent possible) the amount that would be distributed to such Partner if all properties of the Partnership, including cash, were sold for cash equal to their respective Gross Asset Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all minimum gain chargebacks required by this Agreement and the Treasury Regulations were made, all obligations of Partners to contribute additional capital to the Partnership were satisfied and all remaining proceeds from such sale were distributed pursuant to the order and priority of Section 1.4.2 of this Schedule M.

1.5.2. Special Allocations. Notwithstanding Section 1.5.1 of this Schedule M, the Partnership Representative may, if mutually agreed upon by the Partners, specially allocate any costs or expenses that are disproportionately borne by one Partner to such Partner.

1.5.3. Regulatory Allocations. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Capital Account (in excess of (i) the amount such Partner is obligated to restore upon liquidation of the Partnership or upon liquidation of such Partner’s interest in the Partnership and (ii) such Partner’s share of the Minimum Gain (as defined in Section 1.704-2 of the Treasury Regulations)) created by such adjustments, allocations or distributions as quickly as possible. Additionally, there are hereby incorporated herein such special allocation provisions governing the allocation of income, deduction, gain, and loss for U.S. federal income tax purposes as may be necessary under, and in the manner required by, the Treasury Regulations to ensure that this Schedule M complies with all requirements of Section 1.704-2 of the Treasury Regulations relating to “minimum gain” and “partner nonrecourse debt minimum gain” and the allocation and chargeback of so-called “nonrecourse deductions” and “partner nonrecourse deductions”, including a “qualified income offset”.

Schedule M-4

1.5.4. Except as otherwise provided in this Section 1.5.4 and in Section 1.5.5 of this Schedule M, for U.S. federal income tax purposes, all items of income gain, loss, deduction and credit shall be allocated among the Partners in the same manner the corresponding Book item was allocated pursuant to Section 1.5.1 or Section 1.5.2 of this Schedule M. In the case of contributed property, items of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Gross Asset Value of such property and its adjusted tax basis at the time of contribution. If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to the terms of this Schedule M, then subsequent allocations of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, shall be allocated with respect to such assets so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

1.5.5. Metagenomi and Moderna shall mutually and in good faith agree on the method under Section 704(c) of the Code and the Treasury Regulations to be utilized by the Partnership prior to the Partnership Commencement Date. For the sake of clarity, the allocations required by Section 1.5.4 and this Section 1.5.5 of this Schedule M are solely for purposes of U.S. federal and applicable state and local income taxes and will not affect the allocation of Net Income or Net Losses as between the Partners or any Partner’s Capital Account.

1.6. Tax Reports, Tax Elections and Partnership Representative.

1.6.1. To the extent permitted under Applicable Law, the Partnership intends to elect out of the application of Subchapter C of Chapter 63 of the Code (i.e., the partnership audit rules) and any applicable state or local equivalent. For any applicable Taxable Year (or portion thereof) where the Partnership is able to so elect, the Partners agree to cooperate to share information relevant to the matters addressed by this Schedule M and agree not to take any position on any tax return applicable to the matters addressed by this Schedule M that may be materially adverse to the other Partner without the consent of the other Partner, not to be unreasonably withheld, delayed or conditioned. To the extent required after giving effect to the first sentence of Section 1.6 of this Schedule M, the Partnership hereby designates Moderna to act as the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (along with any state or local equivalent, the “Partnership Representative”), and the Partnership Representative shall have the authority to appoint the “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3). If the Partnership is unable to elect out of the partnership audit rules, the Partnership Representative is authorized and required to represent the Partnership in connection with all examinations of the Partnership’s affairs by U.S. federal (and any applicable state) income tax authorities, including resulting administrative and judicial proceedings, to make any elections in connection therewith that are mutually agreed upon by the Partners, and to incur expenses for professional services and costs associated therewith, which shall be equally borne by each of Metagenomi and Moderna; provided, that the Partnership Representative shall notify Metagenomi of any such administrative and judicial proceedings involving the Partnership and shall provide Metagenomi the opportunity to jointly participate in any such matters. Metagenomi agrees to cooperate with the Partnership Representative as reasonably requested by the Partnership Representative with respect to the conduct of such proceedings. The Partnership Representative will, with mutual agreement by the Partners,

Schedule M-5

determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority provided, however, that the Partnership Representative shall not (i) agree or consent to compromise or settle such matters or (ii) take any action that disproportionately adversely affects Metagenomi, without the mutual agreement of the Partners. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner, and if paid by another Partner, will be recoverable from the Partner on which such deficiency was imposed (including by offset against distributions otherwise payable to such Partner). The Partners agree to cooperate in good faith to notify each other regarding any tax notices or audits relating to the Partnership and to provide any information or documentation reasonably requested by the Partnership Representative in connection with its duties under this Section 1.6.1 of this Schedule M. In no event shall the Partnership Representative require the Partners to file an amended tax return. A Partner’s obligation to cooperate with the Partnership Representative and to indemnify and make payments to another Partner under this Section 1.6.1 of this Schedule M will survive the termination, dissolution, liquidation and winding up of the Partnership and the transfer, assignment or liquidation of a Partner’s interest in the Partnership.

1.6.2. The Partnership Representative shall prepare and file, or cause to be prepared and filed, all necessary U.S. federal, state or local income tax returns for the Partnership. The Partnership Representative shall have such tax returns prepared by a “big four” accounting firm, which initially shall be Ernst & Young, such accounting firm to be chosen with Metagenomi’s consent, and the cost of the preparation of such tax returns shall be equally borne by each of Metagenomi and Moderna. At least 60 days before the due date (including extensions) of any such tax return, the Partnership Representative shall submit a copy of such tax return to Metagenomi for its review and comment. The Partners shall mutually agree on the preparation of such tax returns, making any required changes no fewer than 10 days prior to the due date of such tax return. Within 180 days after the end of each Taxable Year, the Partnership Representative shall cause the Partnership to furnish Metagenomi with an IRS Form K-1 for such Taxable Year. In addition, the Partnership shall deliver or cause to be delivered not later than the 15th day after the end of each Taxable Year to a requesting Partner all information necessary for the preparation of such Partner’s U.S. federal income tax returns and any state, local and other income tax returns that such Partner is required to file. Furthermore, the Partnership Representative shall jointly determine with Metagenomi regarding any matter for which the Partnership Representative is responsible or over which the Partnership Representative has discretion under this Schedule M, including without limitation the preparation of any tax return or the making of any election hereunder.

1.6.3. The Partners shall jointly determine whether to make or revoke any available election pursuant to the Code. Each Partner will, upon request, use reasonable efforts to supply the information necessary to give proper effect to any such election. The Partners hereby agree to cooperate in good faith regarding any matters related to any tax elections or tax reporting positions of the Partnership.

Schedule M-6

1.7. Tax Position. Unless otherwise required by Applicable Law, no Partner will take a position on such Partner’s U.S. federal or other applicable income tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement (including this Schedule M) or with any information return filed by the Partnership. If any Partner believes that such a position is required by Applicable Law, such Partner must immediately notify the other Partner in writing, citing such Applicable Law or any interpretation thereof.

1.8. Termination of Partnership. With respect to the DT Co-Co Program, the Partnership shall terminate upon the earlier of (i) the expiration or termination of the DT Co-Co Program, or (ii) an Opt-Out by either Party from the DT Co-Co Program.

Schedule M-7

Schedule N

Joint Press Release

Metagenomi and Moderna Establish Collaboration to Develop Next-Generation In Vivo

Gene Editing Therapeutics

•

The collaboration will combine Metagenomi’s next-generation CRISPR-based and other novel gene editing systems with Moderna’s mRNA and LNP technologies to accelerate the development of in vivo gene editing therapeutics

•	Multi-year research collaboration funded by Moderna covering a series of undisclosed disease targets

•	Metagenomi to receive up-front cash payment, equity investment, and research funding, with potential for additional research, milestone and royalty payments

EMERYVILLE, CA and CAMBRIDGE, MA. -- Metagenomi, Inc., a genetic medicines company with a versatile portfolio of next-generation gene editing tools, and Moderna Inc. (NASDAQ:MRNA), a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines, today announced that the two companies have entered into a strategic research and development collaboration focused on advancing new gene editing systems for in vivo human therapeutic applications. The collaboration will utilize Metagenomi’s novel gene editing tools and leverage Moderna’s mRNA platform, as well as lipid nanoparticle (LNP) delivery technologies, with the goal of developing curative therapies for patients with serious genetic diseases.

“Metagenomi has demonstrated the power of its proprietary metagenomics approach that mines the Earth’s natural environment to discover next-generation gene editing tools and has developed discovery capabilities with the potential to address multiple diseases,” said Eric Huang, PhD, General Manager & Chief Scientific Officer, Moderna Genomics (mGx). “Their discovery platform and expertise will expand Moderna Genomics’ ongoing efforts to develop innovative in vivo gene editing therapies to address a significant unmet medical need. This collaboration represents another milestone on our journey to create transformational genome-engineering based medicines.”

“Gene editing has the potential to provide a cure for millions of patients living with genetic disease. Our partnership with Moderna is designed to accelerate the creation of genetic medicines using Metagenomi’s naturally derived, compact, modular and precise gene editing systems,” said Brian C. Thomas, PhD, CEO and Co-Founder of Metagenomi. “This partnership will enhance our shared vision to forge transformative therapeutics for patients.”

“Unlocking the therapeutic potential of gene editing requires a long-term commitment to develop the best technologies for both in vivo delivery and gene repair,” said Jak Knowles, MD, CBO at Metagenomi. “We share Moderna’s goal to develop mRNA-based medicines, and we are thrilled to partner with them.”

Schedule N-1

About the Collaboration

Under the terms of the collaboration, Metagenomi and Moderna will advance a series of in vivo gene editing therapeutics against undisclosed targets. Metagenomi will utilize its vast toolbox of gene editing systems in combination with Moderna’s mRNA and LNP technologies, to deliver next-generation therapies for genetic diseases. Metagenomi will receive an upfront cash payment and is eligible to receive certain target option exercise fees as well as development, regulatory and commercial milestone payments, plus tiered royalties on net sales of any products that are commercialized by Moderna. Moderna has also agreed to make an equity investment in Metagenomi in the form of a convertible note.

About Metagenomi

Metagenomi is a gene editing company committed to developing potentially curative therapeutics by leveraging a proprietary toolbox of next-generation gene editing systems to accurately edit DNA where current technologies cannot. Our metagenomics-powered discovery platform and analytical expertise reveal novel cellular machinery sourced from otherwise unknown organisms. We adapt and forge these naturally evolved systems into powerful gene editing systems that are ultra-small, extremely efficient, highly specific and have a decreased risk of immune response. These systems fuel our pipeline of novel medicines and can be leveraged by partners. Our goal is to revolutionize gene editing for the benefit of patients around the world. For more information, please visit https://metagenomi.co/.

About Moderna

In 10 years since its inception, Moderna has transformed from a science research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across six modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for both clinical and commercial production at scale and at unprecedented speed. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators, which has allowed for the pursuit of both groundbreaking science and rapid scaling of manufacturing. Most recently, Moderna’s capabilities have come together to allow the authorized use of one of the earliest and most- effective vaccines against the COVID-19 pandemic.

Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and autoimmune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past six years. To learn more, visit www.modernatx.com.

Schedule N-2

Moderna Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding: the collaboration between Moderna and Metagenomi to accelerate the development of gene editing technologies; the financial structure for that collaboration and potential for payments; and the potential development of genetic medicines using gene editing systems. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Metagenomi Contacts

Investor:

Simon Harnest

CIO, SVP Strategy

simon@metagenomi.co

(917) 403-1051

Media:

Ashlye Hodge

Sr. Marketing and Communications Specialist

ashlye@metagenomi.co

(510) 734-4409

Moderna Contacts

Investor:

Lavina Talukdar

Senior Vice President & Head of Investor Relations

Lavina.Talukdar@modernatx.com

(617) 209-5834

Medias:

Colleen Hussey

Director, Corporate Communications

Colleen.Hussey@modernatx.com

(617) 335-1374

Schedule N-3

Schedule O

DT Co-Co Research Plan

[***]

Schedule O-1